Exhibit 2.1

FINAL FORM

SECURITIES PURCHASE AGREEMENT

by and between

FELIX INVESTMENTS HOLDINGS II, LLC,

as Seller,

and

WPX ENERGY, INC.,

as Purchaser,

Dated as of December 15, 2019

i

4.17	Material Contracts	25
4.18	Derivative Transactions	28
4.19	Insurance	28
4.20	Bankruptcy	29
4.21	Bank Accounts	29
4.22	Brokers	29
4.23	Regulatory Matters	29
4.24	Information Supplied	29
4.25	No Other Agreement to Sell	29
4.26	Non-Consent Elections	30
4.27	Outstanding Capital Commitments	30
4.28	No Additional Representations	30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		30
5.1	Organization, Standing and Power	31
5.2	Capital Structure	31
5.3	Authority; No Violations; Consents and Approvals	32
5.4	Consents	33
5.5	SEC Documents; Financial Statements	33
5.6	Absence of Certain Changes or Events	34
5.7	No Undisclosed Material Liabilities	34
5.8	Information Supplied	34
5.9	Taxes	35
5.10	Litigation	36
5.11	Opinion of Financial Advisor	36
5.12	Brokers	36
5.13	Financing	36
5.14	Defense Production Act	37
5.15	Solvency	37
5.16	Regulatory Matters	37
5.17	Form S-3	37
5.18	No Additional Representations	37

ARTICLE VI COVENANTS AND AGREEMENTS		38
6.1	Conduct of Company Business	38
6.2	Activities of the Purchaser Pending Closing	43
6.3	No Solicitation by Purchaser	44
6.4	Preparation of Proxy Statement	49
6.5	Stockholders Approval	50
6.6	Access to Information	50
6.7	HSR and Other Approvals	52
6.8	Transaction Litigation	53
6.9	Public Announcements	54
6.10	Control of Business	54
6.11	Transfer Taxes	54
6.12	Reasonable Best Efforts; Notification	54
6.13	Section 16 Matters	54

6.14	Additional Listing Application	55
6.15	Tax Matters	55
6.16	Takeover Laws	59
6.17	Change of Company Name; Removal of Name	59
6.18	Pre-Closing Transfers	59
6.19	Termination of Intercompany Agreements	59
6.20	Internal Reorganization and Divestitures	59
6.21	Managers, Directors and Officers	60
6.22	Books and Records	60
6.23	Exclusivity	60
6.24	Financing Cooperation	60
6.25	Form S-3	61
6.26	Amendment to the Seller Disclosure Letter and Company Disclosure Letter	62
6.27	Novation	62

ARTICLE VII TITLE MATTERS; ENVIRONMENTAL MATTERS; CASUALTY		62
7.1	Title Defects	62
7.2	Environmental Defects	68
7.3	Casualty Loss	70
7.4	Consents	72
7.5	Dispute Resolution	72

ARTICLE VIII CONDITIONS PRECEDENT		74
8.1	Conditions to Each Party’s Obligation to Consummate the Transaction	74
8.2	Additional Conditions to Obligations of Purchaser	75
8.3	Additional Conditions to Obligations of Seller	76
8.4	Frustration of Closing Conditions	77

ARTICLE IX TERMINATION		77
9.1	Termination	77
9.2	Notice of Termination; Effect of Termination	78
9.3	Termination Fee	79

ARTICLE X INDEMNIFICATION		80
10.1	Indemnification by Purchaser	80
10.2	Indemnification by Seller	80
10.3	Survival of Representations, Warranties and Covenants	81
10.4	Limitations	82
10.5	Exclusive Remedy	83
10.6	Indemnification Procedures	83
10.7	Indemnification Escrow	85
10.8	Insurance; Adjustment Amount	85
10.9	Knowledge	86
10.10	No Contribution	86

ARTICLE XI GENERAL PROVISIONS		86
11.1	Schedule Definitions	86
11.2	Notices	86
11.3	Rules of Construction	87
11.4	Counterparts	89
11.5	Entire Agreement; No Third Party Beneficiaries	89
11.6	Governing Law; Venue; Waiver of Jury Trial	89
11.7	Severability	91
11.8	Assignment	91
11.9	Affiliate Liability	91
11.10	Specific Performance	92
11.11	Amendment	92
11.12	Extension; Waiver	92
11.13	Non-Recourse	93
11.14	Financing Sources	93
11.15	Transaction Costs	94
11.16	Further Assurances	94

Annexes:

Annex A	Certain Definitions
Annex B	Allocated Values - Company Leases
Annex B-1	Allocated Values – 3rd Bone Spring
Annex B-2	Allocated Values – Wolfcamp A
Annex B-3	Allocated Values – Wolfcamp B
Annex C	Allocated Values – Company Wells
Annex D	Sample Settlement Statement
Annex E	Capital Plan
Annex F	Midstream Agreements
Annex G	Company Leases

Exhibits:

Exhibit A	Other Wells
Exhibit B	Form of Assignment of Subject Securities
Exhibit C	Form of Certificate of Non-Foreign Status
Exhibit D	Form of Assignment of Excluded Assets
Exhibit E	Pre-Closing Transfers
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Stockholders’ Agreement
Exhibit H	Form of Transition Services Agreement

Schedules:

Schedule A	Hedge Parameters
Schedule 6.19	Termination of Intercompany Agreements

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of December 15, 2019 (the “Execution Date”), by and between Felix Investments Holdings II, LLC, a Delaware limited liability company (“Seller”), and WPX Energy, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, one hundred percent (100%) of the issued and outstanding Interests (the “Subject Securities”) of Felix Energy Holdings II, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, concurrently with the Parties’ entry into this Agreement, (a) the Company entered into certain Restrictive Covenant Agreements with each of Felix Energy Investments II, LLC (“Felix Parent”) and its Subsidiaries (other than the Company), and certain officers of Felix Parent (the “RCAs”), (b) the Company entered into a Mutual Release with Felix Parent and its Subsidiaries (other than the Company (the “Seller Release”) and (c) the officers of the Company delivered certain releases in favor of the Company (the “Officer Releases” and, together with the Seller Release, the “Mutual Releases”), each of which will become effective (and will be reaffirmed) concurrently with the Closing. The covenants, agreements and releases made by the parties to the RCAs and the Mutual Releases are a material inducement to Purchaser to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1          Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2          Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Accounting Expert	7.5(a)(iii)
Accounting Principles	2.4(a)
Additional Listing Application	6.14
Adjustment Amount	2.3
Agreement	Preamble
Antitrust Authority	6.7(b)
Antitrust Laws	6.7(b)
Asset Allocation Statement	2.6
Assignment	2.7(b)(i)
Audited Financial Statements	4.4(a)

Balance Sheet Date	4.5(b)
Board Recommendation	5.3(a)
Cap	10.4(a)(iii)
Capital Plan	6.1(c)(i)
Capital Stock	5.2(a)(ii)
Casualty Value	7.3(c)
Closing	2.7(a)
Closing Adjustment Amount	2.5(a)
Closing Date	2.7(a)
Code	2.6
Company	Recitals
Company Contracts	4.17(b)
Company Disclosure Letter	Article IV
Company Facility	Annex A (within “Designated Facility”)
Company Independent Petroleum Engineers	4.15(a)
Company Insurance Policies	4.19
Company Intellectual Property	4.12(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.13
Company Material Real Property Lease	4.13
Company Owned Real Property	4.13
Company Permits	4.7(a)
Company Reserve Report	4.15(a)
Confidentiality Agreements	6.6(d)
Covered Matters	11.6
CPR	7.5(a)(v)
Creditors’ Rights	3.3(a)
Cure Costs	2.3(o)
Cure Period	7.1(d)(ii)
Damages	10.1
De Minimis Amount	10.4(a)(i)
Debt Commitment Letter	5.11(b)
Deductible	10.4(a)(ii)
Debt Payoff Amount	2.7(c)(i)
Defensible Title	7.1(b)
Downward Adjustment Excess	2.5(c)(iii)
e-mail	11.2
Environmental Defect	7.2(b)(i)
Environmental Defect Value	7.2(b)(iii)
Environmental Expert	7.5(a)(ii)
Environmental Laws	7.2(b)(ii)
Escrowed Shares	2.7(c)(iii)
Excluded Subsidiaries	Annex A (within “Excluded Assets”)
Examination Period	7.1(a)
Execution Date	Preamble

Expert	7.5(a)(iii)
Expiration Time	10.3(a)
Felix Water Facility	Annex A (within “Designated Facility”)
Final Adjustment Amount	2.5(b)
Final Settlement Statement	2.5(b)
Financial Statements	4.4(a)
Financing	6.24(a)
GAAP	2.4(a)
Felix Parent	Recitals
HSR Act	3.4
Indemnified Claims	10.2
Individual Environmental Threshold	7.2(d)(iii)
Invoice	2.7(b)(xi)
Measurement Date	5.2(a)
Mutual Releases	Recitals
Non-Recourse Persons	11.13
Notice of Defective Interests	7.1(d)(i)
Offering Documents	6.24(a)
Officer Release	Recitals
Outside Date	9.1(b)(ii)
.pdf	11.4
Party and Parties	Preamble
Payoff Letter	2.7(b)(x)
Post-Effective Time Company Taxes	6.15(b)(i)
Pre-Effective Time Company Taxes	6.15(b)(i)
Preferred Stock	5.2(a)(ii)
Preliminary Settlement Statement	2.5(a)
Proxy Statement	5.4
Purchaser	Preamble
Purchaser Affiliate	11.9
Purchaser Alternative Acquisition Agreement	6.3(d)(iv)
Purchaser Change of Recommendation	6.3(d)(vi)
Purchaser Confidentiality Agreement	6.6(d)
Purchaser Disclosure Letter	Article V
Purchaser Indemnitees	10.2
Purchaser Material Adverse Effect	5.1
Purchaser SEC Documents	5.5(a)
Purchaser’s Environmental Consultant	7.2(a)
Purchaser’s Environmental Review	7.2(a)
Purchaser’s Indemnified Claims	10.2
Purchaser Tax Proceeding	6.15(c)(i)
RCAs	Recitals
Registration Rights Agreement	2.7(b)(vii)
Replacement Acreage	7.1(d)(iii)
Rights-of-Way	4.14

Seller	Preamble
Seller Affiliate	11.9
Seller Confidentiality Agreement	6.6(d)
Seller Disclosure Letter	Article III
Seller Facility	Annex A (within “Designated Facility”)
Seller Indemnitees	10.1
Seller Release	Recitals
Seller Tax Proceeding	6.15(c)(i)
Seller’s Indemnified Claim	10.1
Specified Facilities	Annex A (within “Designated Facility”)
Stockholders’ Agreement	2.7(b)(vi)
Subject Marks	6.17
Subject Securities	Recitals
Surface Agreements	4.17(a)(xvi)
Tax Proceeding	6.15(c)(i)
Terminable Breach	9.1(b)(iii)
Third Party Claim	10.6(b)
Title Defect	7.1(c)(i)
Title Defect Value	7.1(d)(iv)
Title Expert	7.5(a)(i)
Transaction Costs Payoff Amount	2.7(c)(ii)
Transaction Litigation	6.8
Unadjusted Cash Purchase Price	2.2
Unadjusted Equity Consideration	2.2
Unadjusted Purchase Price	2.2

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and, as provided in this Article II, pay for, in each case, at the Closing, the Subject Securities, free and clear of all Encumbrances (other than (i) restrictions on transfer pursuant to applicable securities Laws or the Organizational Documents of the Company and (ii) Encumbrances arising by, through or under Purchaser or its Affiliates).

2.2          Purchase Price. On the terms and conditions set forth in this Agreement, the unadjusted purchase price for the Subject Securities will be $2,500,000,000 (the “Unadjusted Purchase Price”), consisting of (a) $900,000,000 in cash (the “Unadjusted Cash Purchase Price”), and (b) 152,963,671 shares of Common Stock (the “Unadjusted Equity Consideration”) (for the avoidance of doubt, the number of shares of Common Stock included in the Unadjusted Equity Consideration is calculated as $1,600,000,000, divided by the Per Share Price). The Unadjusted Purchase Price, Unadjusted Cash Purchase Price and Unadjusted Equity Consideration will be subject to adjustment as provided in this Agreement, including Section 2.3 through Section 2.5, and payable by Purchaser solely as set forth in, and to the extent provided in, Section 2.7(c) and Section 2.5(c).

2.3          Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows (the aggregate amount by which the Unadjusted Purchase Price is adjusted pursuant to this Section 2.3 (which may be positive or negative), the “Adjustment Amount”):

(a)           increased, to the extent the Effective Time Working Capital is a positive amount, by an amount equal to the Effective Time Working Capital;

(b)          decreased, to the extent the Effective Time Working Capital is a negative amount, by an amount equal to the absolute value of the Effective Time Working Capital;

(c)            increased, by an amount equal to (i) the aggregate amount of all cash or non-cash capital contributions made after the Effective Time to the Company by Seller or any Affiliate of Seller (other than the Company) and (ii) amounts that are paid by Seller or any Affiliate of Seller (other than the Company) on behalf of the Company with respect to Property Costs attributable to the ownership of the Company Oil and Gas Properties after the Effective Time (or attributable to the ownership of the Company Oil and Gas Properties prior to the Effective Time to the extent a corresponding Working Capital Liability was included for such amount in the calculation of Effective Time Working Capital) that are paid by Seller or any Affiliate of Seller (other than the Company) on behalf of the Company, but excluding, in the case of clause (ii), payment of Transaction Costs and Cure Costs;

(d)          decreased, by an amount equal to the aggregate amount, if any, of (A) any cash dividends or distributions made after the Effective Time by the Company to Seller or its Affiliates (other than the Company), other than any distributions by the Company to the Seller of the Company’s equity interests in the Excluded Subsidiaries or the net proceeds actually received (including any escrowed funds) by the Company with respect to the sale of such equity interests of the Excluded Subsidiaries, plus (B) all capital contributions made after the Effective Time by the Company to any Excluded Subsidiary (including any and all costs and expenses of the Excluded Subsidiaries that are paid by the Company on behalf of any Excluded Subsidiary), plus (C) any amounts incurred or paid by the Company pursuant to or arising from the MIPA (including the negotiation thereof), but excluding, in each case amounts in respect of services provided to the Company by any of the Excluded Subsidiaries in the ordinary course of business pursuant to a Company Contract set forth on Schedule 4.17(a) of the Company Disclosure Letter;

(e)           decreased, by an amount equal to the aggregate amount of payments made after the Effective Time by the Company (including on behalf of any of its Affiliates) to pay outstanding Indebtedness under the Designated Facilities (other than (x) the Debt Payoff Amount deducted from the Cash Closing Payment and (y) payments made from the net proceeds actually received (including any escrowed funds) by the Company with respect to the sale of the Company’s equity interests in the Excluded Subsidiaries);

(f)            increased, by the sum of (i) the amount of borrowings made after the Effective Time under the Company Facility, plus (ii) an amount equal to the aggregate amount of interest payable after the Effective Time under the Company Facilities, plus (iii) an amount equal to the aggregate amount of interest payable after the Effective Time under the Seller Facilities;

(g)           decreased by the amount of Indebtedness of the Company (other than Indebtedness under the Company Facility) as of the Effective Time;

(h)          decreased by an amount equal to the Transaction Costs incurred by the Company (whether or not paid by the Company) to the extent not paid at or prior to the Closing (x) by Seller or its Affiliates (other than the Company) or (y) pursuant to Section 2.7(c)(ii);

(i)            increased by the amount of all Post-Effective Time Company Taxes allocable to Purchaser pursuant to Section 6.15(b)(ii) that are paid or otherwise economically borne by Seller;

(j)           decreased by the amount of all Pre-Effective Time Company Taxes allocable to Seller pursuant to Section 6.15(b)(ii) that are (x) not paid by the Company as of the Closing or (y) not otherwise economically borne by Seller;

(k)           decreased by an amount equal to the sum of (A) amounts earned from the sale of Hydrocarbons produced from or attributable to any Company Oil and Gas Properties after the Effective Time that are received by Seller or any of its Affiliates (other than the Company), plus (B) the amount of all Property Costs attributable to the ownership of the Assets prior to the Effective Time that are paid by the Company after the Effective Time (in the case of each of the preceding clauses (A) and (B), without duplication of amounts accounted for in the calculation of Effective Time Working Capital);

(l)            increased by amounts earned from the sale of Hydrocarbons produced from or attributable to any Company Oil and Gas Properties prior to the Effective Time that are received by the Company after the Effective Time (without duplication of amounts accounted for in the calculation of Effective Time Working Capital);

(m)          [Intentionally Omitted];

(n)            increased by all insurance proceeds received after the Effective Time but attributable to losses occurring prior to the Effective Time, but not to exceed $2,500,000;

(o)           decreased by all amounts incurred or expended by the Company after the Effective Time and prior to Closing in curing or attempting to cure (x) any breach of a representation set forth in Article IV (whether or not such breach is claimed by Purchaser) or (y) any Title Defect or Environmental Defect (amounts incurred or expended by or on behalf of the Company with respect to the matters described in the preceding clauses (x) and (y), “Cure Costs”);

(p)           (1) downward by the amount specified in (A) Section 7.1(e) and (B) Section 7.4 with respect to Title Defects and (2) upward by the amount specified in Section 7.1(g) with respect to Title Benefits (provided that the upward adjustment pursuant to this clause (2) shall not exceed the absolute value of the downward adjustment provided in the preceding clause (1)(A));

(q)           downward by the amount specified in Section 7.2(d) with respect to Environmental Defects;

(r)            downward, by the amount specified in Section 7.3 with respect to any Casualty Loss; and

(s)           increased or decreased, as applicable, by any other amounts provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Purchaser.

2.4          Adjustments Procedures.

(a)            The calculation of the Adjustment Amount shall be made (i) utilizing the following order of operation (A) first, utilizing only the line items set forth on, and applying the footnotes provided on, Annex D, (B) second, to the extent not inconsistent with the preceding clause (A), in accordance with the terms of this Agreement, and (C) third, to the extent not inconsistent with the preceding clauses (A) or (B) and otherwise applicable, in accordance with generally accepted accounting principles in the United States (“GAAP”) using the accrual method of accounting and COPAS, as consistently applied by the Company in the preparation of the Financial Statements (the “Accounting Principles”), except that the Accounting Principles shall not apply to any adjustments for Taxes and (ii) without duplication. For the avoidance of doubt, no item that is included in or taken into account in the calculation of Effective Time Working Capital shall be subject to any other component of the Adjustment Amount. When available, actual figures will be used for the components of the Adjustment Amount at Closing. To the extent actual figures are unavailable at Closing, estimates will be used subject to final adjustments in accordance with Section 2.5(a).

(b)           In making the adjustments contemplated under Section 2.3(a) or Section 2.3(b), the following shall be taken into account; provided, the following shall in no way be construed as a limitation to any additional inclusion or exclusions from any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities that are set forth on Annex D:

(i)             The following shall be deemed included in Working Capital Assets (without duplication):

(A)             all Cash and Cash Equivalents held by the Company at the Effective Time, excluding Suspense Funds;

(B)              the amount of all pre-paid or deposited Property Costs paid by or on behalf of the Company prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time, including bond and insurance premiums paid or borne by or on behalf of the Company with respect to any period after the Effective Time (prorated as applicable),  Royalties, cash calls to Third Party operators, and  bonus, lease extensions, rentals and other lease maintenance payments not due or payable until after the Effective Time;

(C)              the Company’s share of any liquid Hydrocarbons in tanks or storage facilities produced from or credited to the Company Oil and Gas Properties or linefill associated with the Company Oil and Gas Properties on the Effective Time based upon the quantities in tanks or storage facilities or as liquid or gaseous linefill as of the Effective Time multiplied by the applicable Settlement Price;

(D)             unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Company Oil and Gas Properties and any other unpaid amounts earned by the Company, in each case during any period before the Effective Time;

(E)              if the Company is the operator under a joint operating agreement covering any of the Assets, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by the Company on behalf of the other joint interest owners that are attributable to periods after the Effective Time; and

(F)              with respect to any Imbalances where Company is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Company for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price;

(ii)           The following shall be deemed included in Working Capital Liabilities (without duplication):

(A)             the amount of all Property Costs that are unpaid as of the Effective Time that are attributable to the ownership of the Assets prior to the Effective Time, including  bond and insurance premiums and deductibles payable by or on behalf of the Company with respect to any period prior to the Effective Time (prorated as applicable),  Royalties, and  cash calls payable to Third Party operators and bonus, lease extensions, rentals and other lease maintenance payments that were due or payable prior to the Effective Time; and

(B)              with respect to any Imbalances where Company is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by the Company to Third Parties for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price.

(c)           All adjustments and payments made pursuant to this Article II shall be without duplication of any other amounts paid or received under this Agreement.

(d)           For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Company Oil and Gas Properties when they are produced into the tank batteries related to each Company Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Company Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller and Company shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(e)           Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(f)           “Earned” and “incurred,” as used in Section 2.3 and Section 2.4, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

2.5          Closing Payment and Post-Closing Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a draft preliminary settlement statement (the “Preliminary Settlement Statement”) in the form set forth as Annex D setting forth (i) Seller’s good faith estimate of the Adjustment Amount and each of the components to the Adjustment Amount set forth in Section 2.3, (ii) the Persons, accounts, and amounts of disbursements that Seller designates to receive the Cash Closing Payment, and (iii) the wiring instructions for all such payments and disbursements. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to estimate the Adjustment Amount at Closing; provided, that if the Parties cannot agree on all components of the Adjustment Amount set forth in the Preliminary Settlement Statement prior to the Closing, then as to such components on which the Parties have not agreed, such components as set forth in the Preliminary Settlement Statement as presented by Seller will be used for purposes of estimating the Adjustment Amount at Closing (the Adjustment Amount as so estimated, the “Closing Adjustment Amount”).

(b)          As soon as reasonably practicable after the Closing, but not later than the one hundred and twentieth (120th) day following the Closing Date, Purchaser shall prepare and deliver to Seller a draft final settlement statement (the “Final Settlement Statement”) in the form set forth as Annex D setting forth Purchaser’s good faith calculation of the Adjustment Amount and each of the components to the Adjustment Amount set forth in Section 2.3, based on the most recent actual figures for each component. Purchaser shall, at Seller’s request, make reasonable documentation available to support the final figures. Within fifteen (15) days following receipt of Purchaser’s Final Settlement Statement hereunder, Seller shall deliver to Purchaser a written report containing Seller’s proposed changes to any components of the Adjustment Amount as set forth in the Final Settlement Statement. Any changes not so specified in such written report shall be deemed waived and Purchaser’s determinations with respect to all such components of the Adjustment Amount as set forth in the Final Settlement Statement that are not addressed specifically in such report will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 6.15(b)(iii), be final and binding on the Parties and not subject to further audit or arbitration. If Seller fails to timely deliver a written report to Purchaser containing changes Seller proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 6.15(b)(iii), be final and binding on the Parties and not subject to further audit or arbitration. The Parties shall undertake to agree on the Final Settlement Statement no later than forty-five (45) days following Seller’s receipt of the Final Settlement Statement. In the event that the Parties cannot reach an agreement as to the Final Settlement Statement within such period of time, the Parties will resolve such disputes in accordance with Section 7.5. The Adjustment Amount, as finally determined pursuant to this Section 2.5(b), the “Final Adjustment Amount”.

(c)            Within five (5) Business Days after the determination of the Final Adjustment Amount pursuant to Section 2.5(b):

(i)                 if the Final Adjustment Amount exceeds the Closing Adjustment Amount, Purchaser shall (A) pay, or cause to be paid, to Seller in cash the amount of such excess and (B) issue, in the name of Seller, a number of shares of Common Stock equal to the Adjustment Holdback Amount, divided by the Per Share Price; or

(ii)              if the Closing Adjustment Amount exceeds the Final Adjustment Amount, and such excess is less than the Adjustment Holdback Amount, Purchaser shall (A) issue, in the name of Seller, a number of shares of Common Stock equal to such excess, divided by the Per Share Price and (B) have no further obligation to issue shares of Common Stock to Seller with respect to the remainder of the Adjustment Holdback Amount;

(iii)            if the Closing Adjustment Amount exceeds the Final Adjustment Amount, and such excess is greater than the Adjustment Holdback Amount (the amount in excess of the Adjustment Holdback Amount, a “Downward Adjustment Excess”), (A) Purchaser shall have no obligation to issue shares of Common Stock to Seller with respect to the Adjustment Holdback Amount and (B) Purchaser and Seller shall instruct the Escrow Agent, by delivery of a joint written instruction, to release a number of shares of Common Stock from the Indemnification Escrow Account to Purchaser equal to the Downward Adjustment Excess, divided by the Per Share Price.

(d)            Seller shall use its commercially reasonable efforts to assist Purchaser in preparation of the Final Settlement Statement under Section 2.5(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Purchaser to facilitate such process post-Closing.

(e)           All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All cash payments made or to be made hereunder to Purchaser shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.

(f)            All adjustments and payments made pursuant to this Article II shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.

(g)           Promptly following the receipt by the Company of any monies from the Holdback Amount (as defined in the MIPA) pursuant to the MIPA, Purchaser shall cause the Company to remit such funds to Seller; provided, if the Company has suffered any indemnifiable losses pursuant to Section 10.2(f), (a) to the extent any such losses have been paid from the Indemnification Escrow Account, the Company may contribute such monies released from the Holdback Amount (as defined in the MIPA) to the Indemnification Escrow Account, or (b) if such indemnifiable losses have not yet been satisfied, then the Company may withhold such monies to satisfy such unsatisfied indemnifiable losses.

2.6          Allocation of Purchase Price. No more than ninety (90) days after the Cut-Off Date, Purchaser shall deliver to Seller an allocation of the Unadjusted Purchase Price, as adjusted by the Final Adjustment Amount, and any other items properly treated as consideration for U.S. federal income Tax purposes among the assets of the Company in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Asset Allocation Statement”). The Asset Allocation Statement shall be prepared in a manner reasonably consistent with the Allocated Values set forth on Annexes B-1, B-2, B-3 and C unless otherwise required by applicable U.S. federal income tax Law. Seller shall propose to Purchaser any changes to the Asset Allocation Statement in writing within sixty (60) days after the date of delivery by Purchaser. Purchaser and Seller shall work in good faith to resolve any disputes relating to the Asset Allocation Statement as promptly as practicable. If the Parties are unable to resolve any disputed item in the Asset Allocation Statement within thirty (30) days following Purchaser’s receipt of Seller’s proposed changes, the Parties shall submit any such remaining disputed items to the Accounting Expert to be resolved promptly in accordance with the procedures set forth in Section 7.5. The resolution of the dispute by the Accounting Expert shall occur at least seven (7) Business Days prior to the due date for any Tax Return to which such disputed items are relevant and shall be conclusive and binding on the Parties, and the Asset Allocation Statement shall be updated to reflect such resolution. Purchaser shall use commercially reasonable efforts to update the Asset Allocation Statement in accordance with Section 1060 of the Code following any adjustment to the Unadjusted Purchase Price, Final Adjustment Amount, or any other amount properly treated as consideration for U.S. federal income Tax purposes pursuant to this Agreement, and Seller and Purchaser shall, and shall cause their Affiliates to, report consistently with such allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Seller nor Purchaser shall take any position on any Tax Return that is inconsistent with such allocation, as adjusted, unless otherwise required by applicable Laws; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

2.7          Closing.

(a)           The closing of the purchase and sale of the Subject Securities contemplated by this Agreement (the “Closing”) shall take place by the exchange of documents by facsimile, .pdf or other electronic means at 9:00 a.m., Houston time, on a date that is five (5) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Purchaser and Seller; provided, however, that if the last condition to Closing to be satisfied is the condition set forth in Section 8.1(a) (other than any such conditions which by their nature cannot be satisfied until the Closing Date) and the Marketing Period has ended, then the Closing shall occur no later than one (1) Business Day following the meeting at which the Purchaser Stockholder Approval is obtained; provided, further, that if the Marketing Period has not ended at the time of the satisfaction or waiver of each of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of conditions, then the Closing shall not occur until the earlier of (i) a Business Day during the Marketing Period as may be specified by Purchaser on no less than two Business Days’ prior notice to the Company and (ii) the second Business Day immediately following the final Business Day of the Marketing Period (subject, in each case to the satisfaction or waiver of each of the conditions set forth in Article VIII as of the date determined pursuant to this proviso).  For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)           At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 2.7(c), Seller shall deliver or cause to be delivered to Purchaser, the following:

(i)             a counterpart to an Assignment of the Subject Securities in the form attached hereto as Exhibit B (the “Assignment”), duly executed by Seller;

(ii)           an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulations Section 1.1445-2(b)(2) in the form attached hereto as Exhibit C;

(iii)          a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

(iv)           the resignation or removal (effective as of Closing) of each manager, officer and director of the Company (unless otherwise directed by Purchaser in writing at least two (2) Business Days prior to Closing);

(v)           an Assignment of the Excluded Assets in the form attached hereto as Exhibit D, duly executed by the Company and Seller;

(vi)          a counterpart to a Stockholders’ Agreement in the form attached hereto as Exhibit G (the “Stockholders’ Agreement”), duly executed by Seller and EnCap Energy Fund X, L.P.;

(vii)        a counterpart to the Registration Rights Agreement in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), duly executed by Seller;

(viii)       a counterpart to an Escrow Agreement, duly executed by Seller;

(ix)         a counterpart to a Transition Services Agreement, in the form attached hereto as Exhibit H, duly executed by Felix Administrative Services, LLC and the Company;

(x)           (i) “payoff letters” in respect of each of the Specified Facilities, in each case, providing for the release of liens relating to such Specified Facility at the Closing subject only to payment of a “payoff amount” specified therein, in all respects reasonably satisfactory to Purchaser (each, a “Payoff Letter”) and (ii) documentation evidencing termination of the Company’s obligations under the Felix Water Facility, if any;

(xi)          with respect to any Transaction Costs to be paid by Purchaser on behalf of the Company pursuant to Section 2.7(c)(ii), an invoice from the applicable payee(s) specifying the amount of Transaction Costs to be paid to such payee at Closing (each, an “Invoice”); and

(xii)         all other documents and instruments reasonably requested by Purchaser from Seller that are necessary to consummate the transactions contemplated to be effected at Closing by this Agreement.

(c)           At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 2.7(b), Purchaser shall deliver or cause to be delivered, among other things, the following:

(i)            to the accounts designated in each Payoff Letter, a wire transfer of immediately available funds of the amount specified in each Payoff Letter (the “Debt Payoff Amount”);

(ii)           to each Person to which any Transaction Costs are owed and unpaid at the Closing, a wire transfer of the amount specified in the Invoice of each such Person to the account(s) designated in the applicable Invoice (the “Transaction Costs Payoff Amount”);

(iii)          to the Escrow Agent to the account(s) specified in the Escrow Agreement, a number of shares of Common Stock equal to the Indemnification Holdback Amount, divided by the Per Share Price (the “Escrowed Shares”), to be held in the Indemnification Escrow Account; and

(iv)          to Seller:

(A)             to the account(s) designated in the Preliminary Settlement Statement, a wire transfer of immediately available funds of the Cash Closing Payment;

(B)              the Equity Consideration Shares, issued in the name of Seller;

(C)              a counterpart to the Assignment, duly executed by Purchaser;

(D)             a certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(E)              a counterpart to the Stockholders’ Agreement, duly executed by Purchaser;

(F)              a counterpart to the Registration Rights Agreement, duly executed by Purchaser;

(G)             a counterpart to the Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

(H)             all other documents and instruments reasonably requested by Seller from Purchaser that are necessary to consummate the transactions contemplated to be effected at Closing by this Agreement.

2.8          Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, to the extent that Purchaser and each of its Affiliates, as applicable, reasonably determines that it is required by applicable Law to deduct or withhold from any amounts otherwise payable to any Person pursuant to this Agreement, Purchaser and each of its Affiliates shall be entitled to deduct or withhold any amount required to be deducted or withheld with respect to the making of such payment under applicable Law; provided that Purchaser shall use commercially reasonable efforts to promptly notify the Seller of any such determination, and the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that such amounts are so properly deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter dated as of the Execution Date and delivered by Seller to Purchaser on or prior to the Execution Date (the “Seller Disclosure Letter”) (subject to Section 11.3) and subject to the provisions of this Article III and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser as follows:

3.1          Organization, Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.2         Ownership of Subject Securities.

(a)           Seller is the record and beneficial owner of all of the Subject Securities, free and clear of all Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Organizational Documents of the Company).

(b)           At the Closing, the delivery by Seller to Purchaser of the Assignment will vest Purchaser with good and valid title to all of the Subject Securities, free and clear of all Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws or the Organizational Documents of the Company and Encumbrances arising by, through or under Purchaser or its Affiliates).

3.3          Authority; No Violations; Consents and Approvals.

(a)          Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due and valid execution of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”).

(b)          The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Seller, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Seller is a party or by which it or any of its properties or assets are bound, or (iii) assuming the Consents referred to in Section 3.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Seller or any of its properties or assets, other than, in the case of clauses (ii) and (iii) any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.4          Consents. No Consent from any Governmental Entity is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the Transactions, except for any filings to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto.

3.5         Litigation. As of the Execution Date, there is no (a) Proceeding pending, or, to the knowledge of Seller, threatened against Seller or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding and unsatisfied against the Seller, in each case, seeking to prevent the consummation of, or seeking material damages in connection with, the transactions contemplated hereby.

3.6         Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened in writing against, Seller.

3.7         Accredited Investor; Investment Intent. Seller is an accredited investor as defined in Regulation D under the Securities Act. Seller is acquiring the Equity Consideration Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

3.8         Ownership of Purchaser Securities. The private equity funds controlled by EnCap Investments L.P. (but expressly excluding its portfolio companies or any other Affiliate of EnCap Investments L.P.) and Felix Parent and its Subsidiaries, including Seller, beneficially owns shares of Common Stock of Purchaser representing, in the aggregate, less than one percent 1% of the total outstanding shares of Common Stock of the Purchaser, including, without limitation, any derivatives securities, and whether or not any such Person has the right to acquire beneficial ownership thereof within sixty (60) days or within any longer or shorter period of time.

3.9          Brokers. Except for the fees and expenses payable to Jefferies, LLC, which fees and expenses shall be borne by Seller, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure letter dated as of the Execution Date and delivered by the Company to Purchaser on or prior to the Execution Date (the “Company Disclosure Letter”) (subject to Section 11.3) and subject to the provisions of this Article IV and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser as follows:

4.1         Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Seller has heretofore made available to Purchaser complete and correct copies of the Organizational Documents of the Company, each as amended prior to the execution of this Agreement, and each as made available to Purchaser is in full force and effect, and the Company is not in violation of any of the provisions of such Organizational Documents.

4.2         Capital Structure.

(a)           The Subject Securities have been duly authorized, are validly issued and outstanding, fully paid and non-assessable and were not issued in violation of any Right. Seller is the sole member of the Company, and the Subject Securities constitute all of the issued and outstanding Interests of the Company and there are no equity equivalents, interests outstanding or in existence.

(b)          Except as expressly set forth in the Organizational Documents of the Company, (i) there are no outstanding preemptive or other outstanding Rights with respect to the Subject Securities, (ii) there are no, and the Subject Securities were not issued in violation of any, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character, contingent or not, relating to or entitling any Person to purchase or otherwise acquire any Interest of or in the Company or requiring the Company to issue, transfer, convey, assign, redeem, repurchase or otherwise acquire or sell any Interests or Rights in or of the Company, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Subject Securities or Interests in or of the Company and (iv) no Interests of the Company are reserved for issuance and there is no obligation of the Company to issue or sell any Interests of the Company. The Subject Securities are not certificated.

(c)           Except for the Excluded Subsidiaries, the Company does not own, directly or indirectly, any Interests of or in, any Person.

4.3         No Violations; Consents and Approvals. The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (a) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (b) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any provision of any loan or credit agreement, note, bond, debenture, mortgage, indenture, or Contract to which the Company is a party or by which its respective properties or assets are bound or (c) assuming the Consents referred to in Section 3.4 are duly and timely obtained or made, contravene, conflict with or result, in any material respect, in a violation of any Law applicable to the Company or any of its properties or assets, other than, in the case of clauses “(b)” and “(c),” any such contraventions, conflicts, violations, defaults, accelerations, losses or Encumbrances that would not be material to the Company.

4.4         Financial Statements.

(a)           The Company has delivered to Purchaser copies of (a) the audited balance sheet and statements of income and cash flow of the Company and members’ equity of Seller for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) (the “Audited Financial Statements”) and (b) the unaudited interim financial statements of the Company (including the unaudited balance sheet and the related statements of income and cash flows) as of September 30, 2019 and the related statements of income and cash flows of the Company for the nine (9) month period then ended (collectively, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presents in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments which will not be material) the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated subsidiaries for the periods presented therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Financial Statements present fairly in all material respects the consolidated financial position and results of operations of the Company and, where applicable, its Subsidiaries at the dates and for the periods indicated.

(b)           The Company has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

4.5          Absence of Certain Changes or Events.

(a)           From December 31, 2018 through the Execution Date, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)           From September 30, 2019 (the “Balance Sheet Date”) through the Execution Date:

(i)            the Company has conducted its business in the ordinary course of business in all material respects;

(ii)           there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, including the Company Oil and Gas Properties, whether or not covered by insurance; and

(iii)          except for entry into Company Contracts that are listed on Schedule 4.17 of the Company Disclosure Letter, the Company has not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the Execution Date, would (without Purchaser’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), (ii), (iii), (iv), (vi), (vii), (viii), (xiii), (xiv), (xvii) or, to the extent relating to an action described by any of the foregoing (xviii).

4.6           No Undisclosed Material Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of the Balance Sheet Date; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date; (d) Transaction Costs; (e) liabilities incurred as permitted under Section 6.1(b)(ix); and (f) liabilities that would not reasonably be expected to be material to the Company. Since December 31, 2018, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

4.7         Company Permits; Compliance with Applicable Law.

(a)           The Company holds, or, where Company Oil and Gas Properties are not operated by the Company, to the knowledge of Seller, the operator of the Company Oil and Gas Properties holds, and at all times since the Balance Sheet Date held, all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate its respective properties and assets and for the lawful conduct of its business as it was or is now being conducted (collectively, the “Company Permits”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to be material to the Company. All Company Permits are in full force and effect, and there has occurred no material default under any Company Permit and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Seller, threatened, and the Company is in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to be material to the Company.

(b)          The business of the Company is not currently being conducted, and at no time since December 31, 2017 has been conducted, in violation of or noncompliance with any applicable Law, except for violations that would not reasonably be expected to be material to the Company. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of Seller, threatened, other than those the outcome of which would not reasonably be of material impact to the Company.

4.8         Compensation; Benefits.

(a)           The Company and its Subsidiaries do not sponsor or maintain, contribute to or have any obligation to contribute to any Employee Benefit Plans, or have any current or contingent liability in respect of, any Employee Benefit Plan other than indirect contributions the Company is obligated to make pursuant to intracompany cost allocation arrangements that will be terminated at or prior to Closing.

(b)           Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to any (i) plan that is subject to Title IV of ERISA (including a "multiemployer plan" within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a "multiple employer plan" within the meaning of Section 413(c) of the Code or (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

(c)               No event has occurred, and to the knowledge of Seller, no condition exists that would, by reason of the Company’s affiliation with its Aggregated Group, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

4.9              Labor Matters.

(a)               The Company and its Subsidiaries do not have any employees on their payroll. Schedule 4.9(a) of the Company Disclosure Letter sets forth each Contract to which the Company is a party and through which it receives the services of any individuals acting in the capacity of independent contractor.

(b)               Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other agreement with, and no employee of the Company or its Subsidiaries is represented by, any labor union, works council, or other labor organization or similar representative of employees. There is no pending or, to the knowledge of Seller, threatened union representation petition involving employees of the Company or its Subsidiaries.

(c)               There is no, and for the past six (6) years there has been no, strike, dispute, slowdown, work stoppage, lockout or other similar labor disruption, pending, or, to the knowledge of Seller, threatened in writing, against or involving the Company or any of its Subsidiaries.

(d)               The Company and its Subsidiaries are in compliance in all material respects with applicable Laws respecting labor, employment and employment practices, and there are no Proceedings pending or, to the knowledge of Seller, threatened in writing, against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment or any employee of the Company, relating to any of the foregoing applicable Law.

4.10          Taxes.

(a)               (i) All income and other material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, (ii) all material amounts of Taxes owed by the Company that are or have become due have been paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in all material respects, and (iv) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the assets of the Company that arose in connection with any failure to pay any Tax.

(b)               There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material amount of Tax by the Company.

(c)               There are no (i) outstanding material claims, assessments or deficiencies against the Company for any Taxes that have been asserted in writing by any Governmental Entity, or (ii) Proceedings pending or, to the knowledge of Seller, threatened regarding any material Taxes of the Company or the assets of the Company.

(d)               The Company has at all times since its formation been properly classified as a partnership or an entity disregarded as separate from Seller, and is currently classified as an entity disregarded as separate from Seller, for U.S. federal income Tax purposes.

(e)               The Company is not a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is Company, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). The Company does not have any material liability for Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by reason of assumption, operation of Law, or otherwise.

(f)                The Company has not participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(g)               No written claim or nexus inquiry has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to material taxation by, or required to file any Tax Return in, that jurisdiction.

(h)               The Company will not be required to include any material item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date that was realized (and reflects economic income) prior to the Closing, including as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) election pursuant to Section 108(i) of the Code, (iv) change in method of accounting for a taxable period ending on or prior to the Closing Date, (v) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign Law).

(i)                 The Company has never been a member of a Consolidated Group for federal or state income Tax purposes (other than a Consolidated Group of which the Company is the common parent).

(j)                 None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k)               For the purposes of this Section 4.10, any reference to the Company shall be deemed to include (i) any Person that merged with or was liquidated or converted into the Company, and (ii) as applicable, any Subsidiaries of the Company.

(l)                 Notwithstanding any other provision in this Agreement, the representations and warranties in Section 4.8 and in this Section 4.10 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company.

4.11          Litigation. There is no material (a) Proceeding pending, or, to the knowledge of Seller, threatened against the Company or any of the Company Oil and Gas Properties or (b) judgment, decree, consent order, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding and unsatisfied against the Company. As of the Execution Date, there are no Proceedings pending, or, to the knowledge of Seller, threatened, in which the Company is or may be party affecting the execution and delivery of this Agreement or any Transaction Document by the Company or the consummation of the Transactions.

4.12          Intellectual Property.

(a)               The Company owns or has the right to use all material Intellectual Property used in or necessary for the operation of its business as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances.

(b)               To the knowledge of Seller, the use of the Company Intellectual Property by the Company in the operation of its business as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that are not reasonably expected to be material to the Company.

(c)               Except as has not been and would not reasonably be expected to be material to the Company, the Company has taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the business of the Company as presently conducted.

(d)               The IT Assets owned, used, or held for use by the Company (i) are sufficient for the current needs of the business of the Company in all material respects; (ii) have not malfunctioned or failed within the past three years in any material respect and (iii) to the knowledge of Seller are free from any malicious code.

(e)               Except as has not been and would not reasonably be expected to be material to the Company, the Company has used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company. To the knowledge of Seller, there has been no unauthorized access to or unauthorized use of any material IT Assets, Personal Information or trade secrets owned or held for use by the Company.

4.13          Real Property. Except as would not reasonably be expected to be material to the Company, and with respect to clauses (a) and (b), except with respect to any of the Company Oil and Gas Properties, (a) the Company has good, valid and defensible title to all material real property owned by the Company (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is in full force and effect and is valid and enforceable against the Company and, to the knowledge of Seller, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company, or to the knowledge of Seller, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Seller, threatened, condemnation or eminent domain Proceedings that affect any of the Company Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property, in each case, operated by the Company or, to the knowledge of the Company, operated by any other party.

4.14          Rights-of-Way. With respect to Assets operated by the Company, the Company has, and, to the knowledge of the Company, with respect to Assets operated by any other Person, such Person has, such Consents, easements, rights-of-way, permits, Surface Agreements and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as it is presently conducted in the ordinary course in all material respects. The Company has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducts its business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be material to the Company. All pipelines operated by the Company are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15          Oil and Gas Matters.

(a)               The factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the reserve report prepared by Netherland, Sewell & Associates, Inc. (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2018 (the “Company Reserve Report”), by or on behalf of the Company that was material to such firm’s estimates of proved oil and gas reserves attributable to the Company Oil and Gas Properties in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and, except as would not reasonably be expected to have a Company Material Adverse Effect, such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               Except as would not reasonably be expected to be material to the Company, with respect to Assets operated by the Company (except as expressly provided otherwise in clause (iii) below) (i) all rentals, shut-ins, deferred bonuses and similar payments owed by the Company to any Person or individual under (or otherwise with respect to) any (1) Oil and Gas Leases that are Company Oil and Gas Properties and (2) Other Wells have been properly and timely paid or contested in good faith in the ordinary course of business by the Company, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens due by the Company with respect to any (1) Company Oil and Gas Properties or (2) Other Wells have been timely and properly paid by the Company or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company in accordance with applicable Law) and (iii) the Company has not, and, to Seller’s knowledge, no Third Party operator has, violated in any material respect any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Company Oil and Gas Properties.

(c)               Proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties with respect to the Company’s interest therein are being received by the Company, in all material respects, in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any Third Party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(d)               Except as would not reasonably be expected to be material to the Company, except for Permitted Encumbrances, all of the Company Wells and all Other Wells that were drilled by the Company (or Felix Parent or its Subsidiaries) or, to the knowledge of Seller, by any other Person, have been drilled, completed and operated within the limits permitted by (i) the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Company related to such Company Wells and Other Wells, (ii) the applicable pooling or unit agreements and (iii) in accordance with applicable Law, and all drilling and completion (and Plugging and Abandonment) of such Company Wells and Other Wells that were drilled and completed (and Plugged and Abandoned) by the Company or, to the knowledge of Seller, by any other Person, have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts, pooling and unit agreements and applicable Law. (i) No Company Well or Other Well operated by the Company (or Felix Parent or its Subsidiaries) or, to the knowledge of Seller, by any other Person is subject to penalties or allowances on or after the Effective Time because of any overproduction or any other violation of Laws, and (ii) there are no Company Wells, Other Wells, dry holes, shut in or otherwise inactive wells, in each case operated by the Company (or Felix Parent or its Subsidiaries) or, to the knowledge of Seller, by any other Person and located on the Oil and Gas Leases of the Company or located on lands burdened by the Oil and Gas Leases or on lands pooled or unitized therewith that (x) the Company is currently obligated by any Law or Contract to Plug and Abandon; or (y) have been Plugged and Abandoned in a manner that does not comply in all material respects with Law.

(e)               Except for (i) customary post-closing consents, (ii) notices to co-owners, operators and purchasers that are not required under the Oil and Gas Leases or Contracts to be delivered until after Closing, and (iii) approval under the HSR Act, Schedule 4.15(e) of the Company Disclosure Letter is a complete and accurate list of (x) the Company Oil and Gas Properties that require any Third Party consents to any change of control of the Company or (y) any preferential purchase rights, rights of first offer, rights of first refusal, or similar right to a Third Party that would become operative as a result of the Transactions.

(f)                There are no Company Wells for which Seller or any Affiliate of Seller (other than the Company) serves as operator.

(g)               Schedule 4.15(g) of the Company Disclosure Letter sets forth the balance of all Imbalances as of the dates indicated therein, other than Imbalances not in excess of $250,000 in the aggregate.

(h)               All of the Company Leases are described on Annex G.

4.16          Environmental Matters. Except for those matters that would not reasonably be expected to, individually or in the aggregate, result in the Company or any of its Affiliates incurring material liabilities, as of the Execution Date and (other than Environmental Defects existing as of the end of the Examination Period) as of the Closing Date:

(a)               the Company and its operations and assets are and, since the Applicable Date, have been in compliance with Environmental Laws, which compliance includes, and since the Applicable Date has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws;

(b)               the Company is not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c)               there has been no Release of, or exposure of any Person to, any Hazardous Materials (A) by the Company or any of its Affiliates; (B) at any property currently or, to the knowledge of Seller, formerly owned or operated by the Company; or (C) to the knowledge of Seller, by any predecessors of the Company, in each case which would reasonably be expected to result in liability to the Company or any Affiliates under Environmental Law; and

(d)               the Company has not received any written notice asserting a violation of, or liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned or operated by the Company, or at or from any offsite location where Hazardous Materials from the Company’s operations have been sent for treatment, disposal, storage or handling.

The representations and warranties in this Section 4.16 represent the sole and exclusive representations and warranties with respect to environmental matters, including the Company’s and its Affiliates’ compliance with Environmental Laws.

4.17          Material Contracts.

(a)               Schedule 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the Execution Date, of all Contracts of the types described below:

(i)                 each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Company Leases) with respect to which the Company reasonably expects that the Company will make annual payments in excess of $1,000,000 or aggregate payments in excess of $5,000,000;

(ii)              each contract relating to Indebtedness or the deferred purchase price of property by the Company (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000;

(iii)            any acquisition or divestiture contract that contains “earn-out” or other similar contingent payment obligations (other than asset retirement obligations, Plugging and Abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $5,000,000;

(iv)             any contract pursuant to which the Company has paid amounts associated with any Production Burden in excess of $1,000,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $1,000,000 annually;

(v)               each contract for lease of personal property or real property (other than Company Leases) involving payments in excess of $1,000,000 in any calendar year or aggregate payments in excess of $5,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within sixty (60) days, other than contracts related to drilling rigs;

(vi)             each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company (or, after the Closing Date, Purchaser or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company (or, after the Closing Date, Purchaser or its Subsidiaries) or (C) prohibits or limits the rights of the Company to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vii)          each contract, to the extent pending, to acquire, sell (or option to purchase or sell), lease farmout, exchange or otherwise dispose of (A) any material amount of the assets or properties of the Company or (B) any material Company Oil and Gas Properties, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(viii)        each ISDA Master Agreement or any other Contract for any Derivative Transaction;

(ix)             each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Company Oil and Gas Properties of the Company;

(x)               each joint development agreement (including all such Contracts containing unfulfilled obligations for the Company to drill additional wells), joint operating agreement, exploration agreement, participation, area of mutual interest agreements, drag-along agreements, put agreements, call agreements, farmout, farmin or program agreement or similar Contracts for which any terms remain executory and which materially affect the Company Oil and Gas Properties, other than continuous development obligations under Oil and Gas Leases;

(xi)             each collective bargaining agreement to which the Company is a party or is subject;

(xii)          each agreement under which the Company has advanced or loaned any amount of money to any of its officers, directors, employees or consultants;

(xiii)        any contract that provides for the sale by the Company of Hydrocarbons or any Hydrocarbon marketing, transportation, gathering, processing, storage or similar contract that has a remaining term of greater than sixty (60) days and does not allow the Company to terminate it without penalty to the Company within sixty (60) days or provides for “take-or-pay,” call upon production or the option to purchase similar rights with respect to the Company Oil and Gas Properties or to the production therefrom or the processing thereof, minimum volume commitment or a dedication of production;

(xiv)         each contract for any Company Related Party Transaction;

(xv)           other than matters arising out of non-consent or similar elections, any contracts under which the Company has the right to be “carried” by another Person (i.e., have another Person pays its share of costs and expenses) or the obligation to “carry” another Person (i.e., pay the costs and expenses of another Person) with respect to, or in connection with, the ownership, operation or development of the Company Oil and Gas Properties;

(xvi)         any surface use agreement, surface lease or sublease, contract or other arrangement providing the Company with the right to operate on, access and otherwise use the parcel, plot tract or surface estate subject to such agreement, surface lease or sublease, contract or other arrangement in connection with the Business or otherwise (collectively, the “Surface Agreements”) and any agreement pursuant to which the Company assigns or otherwise grants any other Person any rights under the Surface Agreement;

(xvii)      each contract that provides for the supply, gathering, transportation, or disposition of fresh and produced water, other than any such contract that would not be reasonably expected to involve annual expenditures or revenues of less than $200,000; and

(xviii)    each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Company Oil and Gas Properties, to which the Company or its Affiliates is subject, and is material to the business of the Company, taken as a whole.

(b)               Collectively, the contracts that are required to be set forth in Section 4.17(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Purchaser. Except as would not reasonably be expected to be adverse to the Company in any material respect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and, to the knowledge of Seller, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to be adverse to the Company in any material respect, the Company is not in breach or default under any Company Contract nor, to the knowledge of Seller, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the knowledge of Seller, any other party thereto. There are no disputes pending or, to the knowledge of Seller, threatened with respect to any Company Contract and the Company has not received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of Seller, is any such party threatening to do so, in each case except as has not been or would not reasonably be expected to be adverse to the Company in any material respect.

4.18          Derivative Transactions.

(a)               All Derivative Transactions entered into by the Company or for the account of any of its customers as of the Execution Date were entered into in accordance with applicable Laws, and, in all material respects, in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company, and were entered into with counterparties reasonably believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)               The Company has duly performed in all material respects all of its material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)               Schedule 4.18(c) of the Company Disclosure Letter accurately summarizes, in all material respects, the outstanding positions under any Derivative Transaction of the Company, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company, as of the dates reflected therein.

4.19          Insurance. Set forth on Schedule 4.19 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company as of the Execution Date (collectively, the “Company Insurance Policies”). Each of the Company Insurance Policies is in full force and effect on the Execution Date and a true, correct and complete copy of each Company Insurance Policy has been made available to Purchaser. All premiums payable under the Company Insurance Policies prior to the Execution Date have been duly paid to date, and the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a material breach or default under, or permit a termination of, any of the Company Insurance Policies. As of the Execution Date, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. From January 1, 2017 to the Execution Date, the Company has not received any written notice, or any other written communication, regarding any refusal of any material coverage or rejection of any material pending claim under any Company Insurance Policy. To the knowledge of Seller, there are no claims under such Company Insurance Policies that are reasonably likely to exhaust the applicable limit of liability.

4.20          Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened in writing against, the Company.

4.21          Bank Accounts. Schedule 4.21 of the Company Disclosure Letter sets forth a list of all deposit, demand, savings, passbook, security or similar accounts maintained by the Company with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

4.22          Brokers. Except for the fees and expenses payable to Jefferies, LLC, which fees and expenses shall be borne by Seller, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.23          Regulatory Matters.

(a)               The Company is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940.

(b)               All natural gas pipeline systems and related facilities constituting the Company’s properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

4.24          Information Supplied. None of the information supplied or to be supplied by Seller with respect to the Company for inclusion in the Proxy Statement or the Offering Documents will, with respect to the Proxy, at the date it is first mailed to stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting and, with respect to the Offering Documents, as of the pricing and closing of any Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.25          No Other Agreement to Sell. Except as otherwise required pursuant to customary preferential purchase rights and similar terms contained in any Oil and Gas Lease or joint operating agreement, the Company does not have any legal obligation, absolute or contingent, to any other Person with respect to the sale, encumbrance or other transfer of any material portion of the Company Oil and Gas Properties (other than sales of Hydrocarbons in the ordinary course of business) or the Subject Securities or any other equity securities of Seller or the Company.

4.26          Non-Consent Elections. Except as reflected in the interests set forth on Annex C, as of the Execution Date, the Company has not elected or been deemed to have elected to “non-consent,” or failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause Seller or the Company to lose or forfeit any interests in the wells constituting part of the Company Oil and Gas Properties under any applicable operating agreement, with respect to which the Company’s interest has not reverted (due to earn-in or similar concept) prior to the Effective Time.

4.27          Outstanding Capital Commitments. As of the Execution Date there are no outstanding authorizations for expenditure or similar request or invoice for funding or participation under any Contract which are binding on the Company or the Oil and Gas Properties and which Seller reasonably anticipates will require expenditures by the attributable to periods on or after the Effective Time in excess of Two Million Dollars ($2,000,000) (net to the Company’s Working Interests).

4.28          No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, Seller represents, acknowledges and agrees that neither Purchaser nor any other Person has made or is making any representations or warranties relating to Purchaser or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Purchaser in Article V and the certificate delivered pursuant to Section 2.7(c)(iv)(D), including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding Purchaser furnished or made available to Seller, or any of its Representatives and that Seller has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Seller acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Seller or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) and except for the representations and warranties made by Purchaser in Article V and the certificate delivered pursuant to Section 2.7(c)(iv)(D), any oral or written information presented to Seller or any of its Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter dated as of the Execution Date and delivered by Purchaser to Seller on or prior to the Execution Date (the “Purchaser Disclosure Letter”) (subject to Section 11.3) and except as disclosed in the Purchaser SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR since December 31, 2017 and prior to the Execution Date (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Purchaser represents and warrants to Seller as follows:

5.1              Organization, Standing and Power. Each of Purchaser and its Subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Purchaser’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to be materially adverse to Purchaser and its Subsidiaries, taken as a whole. Each of Purchaser and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser (a “Purchaser Material Adverse Effect”). Purchaser has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Seller is in full force and effect, and Purchaser is not in violation of any of the provisions of such Organizational Documents.

5.2              Capital Structure.

(a)               As of the Execution Date, the authorized capital stock of Purchaser consists of (i) 2,000,000,000 shares of Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock” and, together with the Common Stock, the “Capital Stock”). At the close of business on October 30, 2019 (the “Measurement Date”): (A) 416,740,907 shares of Common Stock were issued and outstanding and (B) no shares of Preferred Stock were issued and outstanding.

(b)               All outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any Right. All outstanding shares of Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) Purchaser’s Organizational Documents. As of the close of business on the Measurement Date, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Purchaser or any of its Subsidiaries any capital stock of Purchaser or securities convertible into or exchangeable or exercisable for capital stock of Purchaser (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Purchaser that are owned by Purchaser, or a direct or indirect wholly-owned Subsidiary of Purchaser, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable. Except for changes since the Measurement Date resulting from the exercise of stock options outstanding at such date (and the issuance of shares of Common Stock thereunder, which were reserved for issuance as set forth in Section 5.2(a)), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (A) no shares of Capital Stock, (B) no Voting Debt or other voting securities; (C) no securities of Purchaser or any Subsidiary of Purchaser convertible into or exchangeable or exercisable for shares of Capital Stock or Voting Debt or other voting securities of Purchaser, and (D) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Purchaser or any Subsidiary of Purchaser is a party or by which it is bound in any case obligating Purchaser or any Subsidiary of Purchaser to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Capital Stock or any Voting Debt or other voting securities of Purchaser, or obligating Purchaser or any Subsidiary of Purchaser to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Purchaser or its Subsidiaries is a party or by which it is bound relating to the voting of any shares of Capital Stock or other equity interest of Purchaser or its Subsidiaries. No Subsidiary of Purchaser owns any shares of Common Stock or any other shares of Common Stock. As of the Execution Date, neither Purchaser nor any of its Subsidiaries holds, or has a commitment to acquire, any Interests of any Person other than wholly-owned Subsidiaries of the Company.

5.3              Authority; No Violations; Consents and Approvals.

(a)               Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Purchaser (subject to obtaining Purchaser Stockholder Approval). This Agreement has been duly executed and delivered by Purchaser, and, assuming the due and valid execution of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. On or prior to the Execution Date, the Purchaser Board, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Securities Issuances, and (ii) resolved to recommend that the holders of Common Stock approve the Securities Issuances (such recommendation described in clause (ii), the “Board Recommendation”). The Purchaser Stockholder Approval is the only vote of the holders of any class or series of Capital Stock necessary to approve the Securities Issuances.

(b)               Except for receipt of the Purchaser Stockholder Approval, filings as required under the HSR Act, filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws, the execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Purchaser (assuming that the Purchaser Stockholder Approval is obtained), (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, debenture, mortgage, indenture, or Contract to which Purchaser is a party or by which Purchaser or any of its respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Purchaser Stockholder Approval has been obtained, contravene, conflict with or result, in any material respect, in a violation of any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) any such contraventions, conflicts, violations, defaults, accelerations, losses or Encumbrances that would not be material to Purchaser.

(c)               Except for this Agreement, Purchaser is not party to any contract, arrangement or other commitment that entitles any Person to appoint one or more directors to the Purchaser Board.

5.4              Consents. No Consent from any Governmental Entity is required to be obtained or made by Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the Transactions, except for: (a) any filings to be made under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a proxy statement in preliminary and definitive (the “Proxy Statement”) form relating to the Purchaser Stockholder Meeting to be held for the purposes of obtaining the Purchaser Stockholder Approval and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) filings with the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5              SEC Documents; Financial Statements.

(a)               Since December 31, 2018, Purchaser has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the “Purchaser SEC Documents”). As of their respective dates, each of the Purchaser SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained, when filed (or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The financial statements of Purchaser included in the Purchaser SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed (or if amended prior to the Execution Date, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Purchaser and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Purchaser and its consolidated Subsidiaries for the periods presented therein.

(c)               Purchaser has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to reasonably ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to reasonably ensure that all information required to be disclosed in any Purchaser SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Purchaser's financial reporting and the preparation of Purchaser financial statements for external purposes in accordance with GAAP. There (A) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Purchaser or its Subsidiaries, (B) is not, and since January 1, 2019 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of Purchaser or its Subsidiaries and (C) is not, and since January 1, 2019 there has not been, any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Purchaser (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser or any of its Subsidiaries.

5.6              Absence of Certain Changes or Events.

(a)               From the Balance Sheet Date through the Execution Date, there has not been any Purchaser Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

(b)               From the Balance Sheet Date through the Execution Date, Purchaser and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.7              No Undisclosed Material Liabilities. There are no liabilities of Purchaser or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Purchaser dated as of September 30, 2019 (including the notes thereto) contained in Purchaser’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date; (d) Transaction Costs; (e) Indebtedness incurred under existing credit facilities or any refinancing thereof; and (f) liabilities that would not reasonably be expected to be material to Purchaser and the Company (following the Closing) taken as a whole.

5.8              Information Supplied. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Purchaser with respect to statements made therein based on information supplied by Seller specifically for inclusion or incorporation by reference therein.

5.9              Taxes.

(a)               (i) All income and other material Tax Returns required to be filed by or with respect to the Purchaser or any of its Subsidiaries have been duly and timely filed, (ii) all material amounts of Taxes owed by the Purchaser or any of its Subsidiaries that are or have become due have been paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to the Purchaser or any of its Subsidiaries have been satisfied in all material respects, and (iv) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the assets of the Purchaser or any of its Subsidiaries that arose in connection with any failure to pay any Tax.

(b)               There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material amount of Tax by Purchaser or any of its Subsidiaries.

(c)               There are no (i) outstanding material claims, assessments or deficiencies against Purchaser or any of its Subsidiaries for any Taxes that have been asserted in writing by any Governmental Entity, or (ii) Proceedings pending or, to the knowledge of Purchaser, threatened regarding any material Taxes of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries.

(d)               Neither Purchaser nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is Purchaser or any of its Subsidiaries, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither Purchaser nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Purchaser or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by reason of assumption, operation of Law, or otherwise.

(e)               Neither Purchaser nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(f)                Neither Purchaser nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two years prior to the Execution Date or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(g)               Purchaser is, and has been since formation, properly classified for United States federal income Tax purposes as a corporation. No Subsidiary of the Purchaser is a foreign corporation.

(h)               No written claim or nexus inquiry has been made by a Governmental Entity in a jurisdiction where the Purchaser or any of its Subsidiaries does not file Tax Returns that the Purchaser or any of its Subsidaries is or may be subject to material taxation by, or required to file any Tax Return in, that jurisdiction.

(i)                 For purposes of this Section 5.9, any reference to the Purchaser or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Purchaser or such Subsidary of the Purchaser.

(j)                 Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.9 are the only representations and warranties in this Agreement with respect to the Tax matters of the Purchaser.

5.10        Litigation. As of the Execution Date, there is no material (a) Proceeding pending, or, to the knowledge of Purchaser, threatened against Purchaser or its Subsidiaries or (b) judgment, decree, consent order, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding and unsatisfied against Purchaser or its Subsidiaries, in each case, seeking to prevent the consummation of the Transactions.

5.11        Opinion of Financial Advisor. The Purchaser Board has received the opinion of Tudor Pickering Holt & Co Advisors LP addressed to the Purchaser Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Tudor Pickering Holt & Co Advisors LP as set forth therein, the purchase price to be paid by Purchaser pursuant to Section 2.2 is fair from a financial point of view to Purchaser.

5.12        Brokers. Except for the fees and expenses payable to each of Tudor Pickering Holt & Co Advisors LP and Barclays, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

5.13        Financing.

(a)               Purchaser has sufficient cash (in United States Dollars) or access to immediately available funds under the Credit Agreement to enable Purchaser to fund the Unadjusted Cash Purchase Price on the Execution Date.

(b)               Purchaser has provided to Seller a true and complete copy of an executed commitment letter, dated as of the Execution Date (including all exhibits, schedules, annexes and amendments thereto as of the Execution Date, the “Debt Commitment Letter”), from the financial institutions party thereto, which Debt Commitment Letter is in full force and effect subject to Creditors’ Rights. The Debt Commitment Letter in the form so provided on the Execution Date is in full force and effect. Assuming the accuracy of the representations and warranties set forth in Article III and Article IV in all material respects and the performance by Seller of its obligations under this Agreement and subject to the satisfaction of the conditions set forth in Sections 8.1, 8.2 and 8.3, as of the Execution Date, Purchaser has no reason to believe that any of the conditions to the financing contemplated by the Debt Commitment Letter will not be satisfied on the Closing Date or that such financing or any portion thereof will otherwise not be available to Purchaser on the Closing Date.

5.14        Defense Production Act. Purchaser is not a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170, and the regulations promulgated thereunder, 31 C.F.R. Part 800.

5.15        Solvency. Both before and immediately after giving effect to the Transactions, assuming the accuracy, in all material respects, of each of the representations and warranties in Article III and Article IV, (a) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature or become due, (b) the present fair salable value of the assets of Purchaser will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (c) the assets of Purchaser will exceed its debts (including the amount of all contingent liabilities), and (d) Purchaser will not have unreasonably small capital to carry on its businesses as presently conducted or as proposed to be conducted. For purposes of this Section 5.13, “debts beyond its ability to pay such debts as they mature or become due” and “unreasonably small capital to carry on its business as conducted or proposed to be conducted” each means that Purchaser will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Purchaser or the Company. In connection with the Transactions, Purchaser has not incurred, nor has plans to incur, debts beyond its ability to pay as they become matured.

5.16        Regulatory Matters.

(a)               Purchaser is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940.

(b)               All natural gas pipeline systems and related facilities constituting Purchaser’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.17        Form S-3. As of the Execution Date, Purchaser is eligible to register the resale of the Common Stock comprising the Equity Consideration Shares for resale by Seller under Form S-3 promulgated under the Securities Act.

5.18        No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, Purchaser represents, acknowledges and agrees that none of Seller or any other Person has made or is making any representations or warranties relating to Seller or the Company whatsoever, express or implied, beyond those expressly given by Seller in Article III, Article IV, Section 7.1(f) and the certificate delivered pursuant to Section 2.7(b)(iii), including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding Seller or the Company furnished or made available to Purchaser, or any of its Affiliates or Representatives and that Purchaser has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions); and (ii) except for the representations and warranties made by Seller in Article III, Article IV, Section 7.1(f) and the certificate delivered pursuant to Section 2.7(b)(iii), any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller or the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1           Conduct of Company Business.

(a)               Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Purchaser in writing, Seller covenants and agrees that, from and after the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, it (x) shall not transfer or otherwise dispose of any of the Subject Securities and (y) shall cause the Company to (i) conduct its business in the ordinary course, (ii) use commercially reasonable efforts to preserve substantially intact the present business organization, operations, goodwill and assets of the Company, (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it, (iv) use commercially reasonable efforts to maintain the assets and properties of, or used by, the Company in their current condition, ordinary wear and tear excepted, (v) maintain insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the Execution Date, (vi) maintain the books of account and records relating to the assets of the Company in the usual, regular and ordinary manner, in accordance with its usual accounting practices, and (vii) use commercially reasonable efforts to maintain in full force and effect all Company Leases that are presently producing in paying quantities; provided, however, that where a specific dollar or materiality threshold is used to qualify an action or inaction with respect to the matters specifically addressed by any provision of Section 6.1(b) or Section 6.1(c), the taking of such specifically described action or inaction shall not be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b) or Section 6.1(c).

(b)               Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Purchaser in writing, from and after the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX Seller shall not permit the Company to:

(i)                 (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company other than in accordance with Section 6.20; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company;

(ii)              offer, issue, deliver, grant, sell or transfer, or authorize or propose to offer, issue, deliver, grant, sell or transfer, any capital stock of, or other equity interests in, the Company or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

(iii)            amend or propose to amend the Company’s Organizational Documents;

(iv)             (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (y) acquisitions of assets for which the consideration is less than $2,000,000 individually and $5,000,000 in the aggregate for all such acquisitions or (z) acquisitions of inventory or other similar assets in the ordinary course of business or pursuant to existing contracts;

(v)               sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any of the Assets, in each case, other than lease expirations in accordance with their terms; other than (A) pursuant to a Company Contract in effect on the Execution Date and described on Schedule 4.17, (B) sales, leases, exchanges or dispositions for which the cash consideration is less than $200,000 individually, or $500,000 in the aggregate, (C) sales of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of Hydrocarbons in the ordinary course of business, (E) swaps of assets or property in the Permian Basin, which may include cash consideration, of up to $5,000,000 in the aggregate for all such swap transactions, (F) any Hedge provided such Hedge is consistent with the parameters set forth on Schedule A or (G) as permitted by Section 6.20;

(vi)             authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(vii)          change in any material respect the accounting principles, practices or methods of the Company, except as required by changes in GAAP or applicable Law;

(viii)        except as resulting from a change in or otherwise required by Law, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or take any action which is reasonably likely to result in a material increase in the Tax liability of the Company;

(ix)             (A) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of the Company in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (A) and (B) shall not restrict the incurrence of Indebtedness (1) under existing credit facilities in an amount not to exceed $85,000,000, (2) incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv); (3) subject to prior written consent of Purchaser, refinancing the Seller Facility; provided that there will be no obligations binding on the Company following Closing or (4) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1), (2) or (3); provided that such Encumbrances with respect to the Company shall be released at Closing;

(x)               other than in the ordinary course of business (with respect to the Company Contracts described in clauses (i), (iv), (v), (vii), (x), (xiii), (xvi) and (xvii)), (A) enter into any contract that would be a Company Contract if it were in effect on the Execution Date and (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Contract (including the renewal of existing Company Contract on substantially the same terms in the ordinary course of business consistent with past practice);

(xi)             cancel, modify or waive any debts or claims held by the Company having a value in excess of $5,000,000 in the aggregate;

(xii)          commence any Proceeding or waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes) other than Proceedings (A) the settlement of which would involve only the payment of money (not covered by insurance) by the Company of any amount not exceeding $2,000,000 in the aggregate and (B) would not result in any restriction on future activity or conduct of the Company or a finding or admission of any violation of Law; provided, that any Transaction Litigation shall be subject to Section 6.8;

(xiii)        (A) amend the Midstream Agreements or enter into any other contract or agreement with a counterparty to the Midstream Agreements or their Affiliates that has the effect of an amendment to the Midstream Agreements or (B) enter into any agreement with respect to the sale or other disposition (other than a distribution to Seller or its Affiliates) of any Excluded Subsidiary;

(xiv)         engage in any business other than owning and operating upstream oil and gas properties in the Delaware Basin (including oil and gas properties operated by Third Parties);

(xv)           grant or create any preferential right or other similar transfer restriction with respect to any material asset of the Company;

(xvi)         plug and permanently abandon any Company Well without Purchaser’s prior written consent unless required to do so by an applicable Law or authorized regulatory agency;

(xvii)      enter into or adopt any Employee Benefit Plan, hire or accept the transfer of or engage any individual to be an employee, enter into any contract with any employee or individual providing services in the capacity of an independent contractor, or assume or accept any liability in respect of any Employee Benefit Plan, employee or independent contractor; provided, for the avoidance of doubt, nothing in this Section 6.2(b)(xvii) shall limit Felix Admin to the extent such actions by Felix Admin do not impose liabilities or Encumbrances on the Company or Assets; or

(xviii)    agree to take any action that is prohibited by this Section 6.1(b).

(c)           Operation of Assets.

(i)                 Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted by this Agreement, as may be required by applicable Law or otherwise consented to by Purchaser in writing, Seller agrees, from and after the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser, that it shall cause the Company to operate as a reasonable and prudent operator (and, for purposes of Section 10.2(b) but not for purposes of Section 8.2(c), in compliance, in all material respects, with all Laws, the terms and conditions of the Company Leases and Company Contracts), and otherwise in the ordinary course of business. Without limiting the generality of the foregoing and except as otherwise expressly required by this Agreement or the Capital Plan or otherwise consented to by Purchaser in writing, during the period from the Execution Date to the Closing, Seller shall cause the Company to:

(A)             except as contemplated by the capital plan as set forth on Annex E (the “Capital Plan”), with respect to the Assets operated by the Company, not propose or commit to any new operation or make or commit to make any other capital expenditure (or series of related capital expenditures), in either case, in excess of $5,000,000 in the aggregate per month, net to the Company’s Working Interest or ownership interest in the affected Assets, except, in either case, for operations and expenditures required on an emergency basis to repair damage to or protect the value of the Assets (provided that the Company shall notify Purchaser of any such emergency operation or expenditure as soon as reasonably practicable), such emergency operations and expenditures not to exceed $10,000,000 in the aggregate per month, net to the Company’s Working Interest or ownership interest in the affected Assets;

(B)              maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(C)              other than in the ordinary course of business, not voluntarily terminate, materially amend or waive any material right under or extend any Company Lease;

(D)             use commercially reasonable efforts, subject to Seller’s operational discretion with respect to the Capital Plan implementation, to continue to drill and complete Wells in accordance with the Capital Plan, including the scheduling or temporal requirements set forth therein (subject to Section 6.1(c)(i)(E));

(E)              with respect to each Line Item included in the Capital Plan, (1) inform Purchaser, on a reasonably prompt basis, if expenditures in the applicable period are reasonably anticipated by the Company to be in the aggregate greater than 115% of the budgeted amount for such Line Item, and thereafter reasonably consult with Purchaser regarding cost mitigation efforts relating to such Line Item, and (2) not make or commit to make any expenditures in the applicable period that are in the aggregate greater than 125% of the amount budgeted for such Line Item, except, in each case, for expenditures to repair damage resulting from insured casualty events or expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Purchaser of any such emergency expenditure as soon as reasonably practicable);

(F)              (1) provide to Purchaser (A) daily drilling reports for the Company Wells and (B) by no later than the last day of each month following the month in which the Execution Date occurs (or, with respect to the month in which the Closing occurs, the Closing Date), a monthly report summarizing the Company’s performance with respect to the Capital Plan during the prior month and (2) meet telephonically, or as otherwise agreed by the Parties, on or about the fifteenth day of each month before Closing following the month in which the Execution Date occurs to provide an operational update regarding the Company’s performance during the prior month;

(G)             maintain all material Permits, bonds and guaranties, and make all material filings that are required to be made under applicable Law;

(H)             participate in any operation or activity proposed in an AFE from a Third Party operator in an amount greater than $1,000,000 net to the Company’s interest with respect to any Asset which could reasonably be expected to result in any Asset becoming subject to a penalty or forfeiture as a result of an election not to so participate, unless Seller has provided Purchaser with notice of Seller’s desire not to participate in such operation or activity and Purchaser has not provided Seller with notice to proceed with such operation or activity within five (5) days following such notice from Seller); and

(I)                not commit to, authorize, propose or enter into an agreement if the performance thereof would result in breach of any of the foregoing.

(ii)              Requests for approval of any action restricted by Section 6.1(b) or this Section 6.1(c) shall be delivered to the following individuals in writing, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

Matt Hinson

Vice President – Asset Team

WPX Energy, Inc.

3500 One Williams Center

Tulsa, OK 74172

(539) 573-0170

matthew.hinson@wpxenergy.com

With a copy to:

Don Davis

Vice President of Business Development

WPX Energy, Inc.

3500 One Williams Center

Tulsa, OK 74172

(539) 573-2474

donald.davis@wpxenergy.com

(iii)          Purchaser’s approval of any action restricted by Section 6.1(b) or this Section 6.1(c) shall be considered granted five Business Days following after Seller’s notice to Purchaser in accordance with Section 6.1(c)(ii) requesting such consent unless Purchaser notifies Seller to the contrary during such five Business Day period. In the event of an emergency with respect to injury to life, property or the environment, Seller may take such action in violation of this Section 6.1(c) as a prudent operator would take and that is necessary to mitigate the effects of such emergency or terminate such emergency and shall notify Purchaser of such action promptly thereafter.

(iv)           Purchaser acknowledges that the Company owns undivided interests in some or all of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Section 6.1(c), nor shall any action required by a vote of working interest owners constitute such a violation so long as the Company has voted its interests in a manner that complies with the provisions of this Section 6.1(c). To the extent that neither the Company nor any of its Affiliates is the operator of any Company Oil and Gas Property, the obligations of Seller in this Section 6.1(c) shall be construed to require that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Company Oil and Gas Property to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

6.2           Activities of the Purchaser Pending Closing.

(a)               Except as set forth on Schedule 6.2(a) of the Purchaser Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Seller in writing, Purchaser covenants and agrees that, until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, the Purchaser shall, and shall use commercially reasonable efforts to cause each of its Subsidiaries to, (i) conduct its business in the ordinary course, (ii) use commercially reasonable efforts to preserve substantially intact the present business organization, operations, goodwill and assets of the Purchaser and its Subsidiaries and (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that where a specific dollar or materiality threshold is used to qualify an action or inaction with respect to the matters specifically addressed by any provision of Section 6.2(b), the taking of such specifically described action or inaction shall not be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b)           Except as set forth on Schedule 6.2(b) of the Purchaser Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Seller in writing, until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, Purchaser shall not:

(i)                 (A) pay prior to the Closing, any dividends on, or make any other distribution prior to the Closing in respect of any outstanding capital stock of, or other equity interests in, Purchaser in each case; (B) split, combine or reclassify the Common Stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the Common Stock; and (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of Common Stock, except in respect of any equity awards of Purchaser issued in accordance with the terms of the Stock Plan or other equity incentive plan approved by the board of directors of Purchaser after the Execution Date and applicable award agreements;

(ii)              permit any Subsidiary of Purchaser to offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, any of Purchaser’s Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuances by a wholly owned Subsidiary of Purchaser of such Subsidiary's capital stock or other equity interests to Purchaser or any other wholly owned Subsidiary of Purchaser;

(iii)            amend or propose to amend Purchaser's Organizational Documents or amend or permit any Subsidiary of Purchaser to propose to amend the Organizational Documents of any Subsidiary of Purchaser that constitutes a “significant subsidiary” of Purchaser within the meaning of Item 601(b)(21)(ii) of Regulation S-K (other than ministerial changes); provided, however, that the following shall not be prohibited by this Section 6.2(b)(iii): (A) the proposal and adoption of a Certificate of Designations with respect to the creation and authorization of one or more classes or series of preferred stock of Purchaser or (B) any proposal to amend or adoption of any amendment to Purchaser’s Organizational Documents required or contemplated by the Stockholders’ Agreement;

(iv)             adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Purchaser, other than such transactions among wholly owned Subsidiaries of Purchaser; or

(v)               agree to take any action that is prohibited by this Section 6.2(b).

6.3           No Solicitation by Purchaser.

(a)               From and after the Execution Date, Purchaser and its officers and directors will, will cause Purchaser’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Purchaser and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by Purchaser or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Purchaser Competing Proposal.

(b)           From and after the Execution Date, Purchaser and its officers and directors will not, will cause Purchaser’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Purchaser and its Subsidiaries not to, directly or indirectly:

(i)                 initiate, solicit, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Purchaser Competing Proposal;

(ii)              engage in or otherwise participate in any discussions (except to disclose to such Person the provisions of this Section 6.3) or negotiations with respect to or in furtherance of a Purchaser Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal, in each case, with (A) any Person who has made a Purchaser Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal or (B) any of such Persons officers, directors or other Representatives with respect to such Purchaser Competing Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal;

(iii)            furnish any non-public information regarding Purchaser or its Subsidiaries or access to the properties, assets or employees of Purchaser or its Subsidiaries to any Person in connection with or response to any Purchaser Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal;

(iv)             enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement on the terms described below) relating to a Purchaser Competing Proposal (a “Purchaser Alternative Acquisition Agreement”); or

(v)               submit any Purchaser Competing Proposal to the vote of the stockholders of Purchaser;

provided, however, that prior to the Purchaser Stockholder Approval, neither Section 6.3(a), Section 6.3(b) nor any other provision of this Agreement shall prohibit Purchaser from furnishing any information regarding, or affording any Person access to the business, properties, assets, books or records of Purchaser or any of its Subsidiaries, or engaging in discussions and negotiations with any Person or any of their Representatives in response to a Purchaser Competing Proposal that is submitted to the Purchaser by such Person or any of their Representatives after the date hereof (and not withdrawn) that the Purchaser Board (or any committee thereof) concludes in good faith, after consulting with its outside legal counsel and financial advisors, could reasonably be expected to result in a Superior Offer if: (A) such Purchaser Competing Proposal did not result from any material breach of any of the provisions set forth in Section 6.3(a) or Section 6.3(b); (B) the Purchaser Board or any committee thereof concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Purchaser Board under applicable Law; (C) prior to furnishing any such nonpublic information or such access, or entering into discussions or negotiations with, such Person, the Purchaser gives Seller written notice of the identity of such Person and of Purchaser’s intention to furnish nonpublic information or such access, or enter into discussions with, such Person, and Purchaser receives from such Person an executed confidentiality agreement containing provisions that are at least as favorable to Purchaser as the provisions of the Purchaser Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, which confidentiality agreement shall not include any provisions that would prevent or restrict Purchaser or its Representatives from providing any information to Seller to which Seller would be entitled under any provision of this Agreement; and (D) substantially concurrently with the furnishing of any such nonpublic information to such Person, Purchaser furnishes such nonpublic information to Seller (to the extent such nonpublic information has not been previously furnished by Purchaser to Seller)

(c)               From and after the Execution Date, Purchaser shall promptly (and in any event within the shorter of one Business Day and forty-eight (48) hours after any director, officer, employee whose scope of responsibility includes evaluating transactions of the type contemplated by the definition of “Purchaser Competing Proposal” or financial or legal advisor of Purchaser engaged with respect to the Transactions is notified of the receipt thereof) notify Seller of the receipt by Purchaser of any Purchaser Competing Proposal made on or after the Execution Date or any request for non-public information relating to Purchaser or any of its Subsidiaries made by any Person in connection with a Purchaser Competing Proposal or any request for discussions or negotiations with Purchaser or a Representative of Purchaser relating to a Purchaser Competing Proposal and Purchaser shall provide to Seller promptly (and in any event within the shorter of one Business Day and forty-eight (48) hours after any director, officer, employee whose scope of responsibility includes evaluating transactions of the type contemplated by the definition of “Purchaser Competing Proposal” or financial or legal advisor of Purchaser engaged with respect to the Transactions is notified of the receipt thereof) either (i) a copy of any such Purchaser Competing Proposal made in writing provided to Purchaser or any of its Subsidiaries or (ii) a written summary of the material financial and other terms thereof (including the identity of the Person making such Purchaser Competing Proposal). Thereafter Purchaser shall keep Seller reasonably informed with respect to the status and material terms of any such Purchaser Competing Proposal (including any material changes thereto) and shall promptly provide to Seller copies of all substantive written correspondence and, with respect to material oral communications, a summary of such communications, between on the one hand, Purchaser or any of its Representatives, and on the other hand, the Person that made or submitted such Purchaser Competing Proposal or any Representative of such Person.

(d)               Except as permitted by Section 6.3(e), neither the Purchaser nor the Purchaser Board or any committee thereof shall:

(i)              withdraw, qualify or modify, in a manner adverse to Seller, or publicly propose or announce any intention to withdraw, qualify or modify, in a manner adverse to Seller, the Board Recommendation;

(ii)              fail to include the Board Recommendation in the Proxy Statement;

(iii)            approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Purchaser Competing Proposal;

(iv)             publicly declare advisable or publicly propose to enter into, any Purchaser Alternative Acquisition Agreement;

(v)              in the case of a Purchaser Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Common Stock (other than by Seller or an Affiliate of Seller), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or

(vi)             if a Purchaser Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Board Recommendation on or prior to ten Business Days after Seller so requests in writing (which such request shall be limited to no more than once every 30 days in respect of such Purchaser Competing Proposal; provided that, for purposes of such limitation, any material change to such Purchaser Competing Proposal shall be deemed to constitute a new Purchaser Competing Proposal) (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Purchaser Change of Recommendation”).

(e)               Notwithstanding anything in this Agreement to the contrary,

(i)                 Purchaser, directly or indirectly through its Purchaser’s Representatives, may after consultation with its outside legal counsel, make such disclosures as the Purchaser Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Board Recommendation, such disclosure shall be deemed to be a Purchaser Change of Recommendation (for the avoidance of doubt, it being agreed that the issuance by the Purchaser, the Purchaser Board or any committee thereof of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not constitute a Purchaser Change of Recommendation);

(ii)              prior to, but not after, receipt of the Purchaser Stockholder Approval, in response to a Superior Offer that did not result from a material breach by Purchaser of Section 6.3(a) or Section 6.3(b) or an Intervening Event that occurs or arises after the Execution Date and that did not arise from or in connection with a breach of this Agreement by Purchaser, Purchaser may, if the Purchaser Board or a committee thereof so chooses, effect a Purchaser Change of Recommendation; provided, however, that such a Purchaser Change of Recommendation may not be made unless and until:

(A)             with respect to a Purchaser Intervening Event, the Purchaser Board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that a Purchaser Intervening Event has occurred;

(B)              the Purchaser Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Purchaser Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Purchaser Board under applicable Law;

(C)              Purchaser provides Seller written notice of such proposed action and the basis therefore three Business Days in advance, which notice shall set forth in writing that the Purchaser Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Superior Offer or the Purchaser Intervening Event, as the case may be, including in the case of a Superior Offer, a copy of the proposed Purchaser Competing Proposal and any applicable transaction and financing documents;

(D)             after giving such notice and prior to effecting such Purchaser Change of Recommendation, Purchaser negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Seller (to the extent Seller wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Purchaser Board not to effect a Purchaser Change of Recommendation in response thereto; and

(E)              at the end of the three Business Day period, prior to taking action to effect a Purchaser Change of Recommendation, the Purchaser Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by Seller in a manner that would form a binding contract if accepted by Purchaser in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that (i) with respect to a Purchaser Competing Proposal, the Purchaser Competing Proposal remains a Superior Offer and (ii) with respect to either a Purchaser Competing Proposal or an Intervening Event, the failure to effect a Purchaser Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Purchaser Board under applicable Law; provided, that in the event of any material changes regarding any Superior Offer or Purchaser Intervening Event (including any material amendment or modification to such Superior Offer), Purchaser shall be required to deliver a new written notice to Seller and to comply with the requirements of this Section 6.3(e)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(ii) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original three Business Day notice period.

6.4              Preparation of Proxy Statement.

(a)               Purchaser shall cause to be filed with the SEC as promptly as practicable following the execution of this Agreement, a Proxy Statement in preliminary form relating to matters submitted to the holders of Common Stock at the Purchaser Stockholder Meeting. Seller will use reasonable best efforts to as promptly as practical furnish to Purchaser such data and information relating to it and its Subsidiaries as Purchaser may reasonably request for the purpose of including such data and information in the Proxy Statement. The Company and Purchaser shall each use reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Purchaser will advise Seller promptly after it receives any comments from the SEC or its staff with respect to the Proxy Statement and responses thereto or any request by the SEC for additional information.

(b)               Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Purchaser will (A) provide Seller with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith all comments reasonably and promptly proposed by Seller and (C) not include in such document or response any information regarding the Seller or the Company or any of their respective Affiliates or any of their respective assets or operations prior to receiving the approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)               If at any time prior to the Purchaser Stockholder Meeting, any information relating to Purchaser or Seller, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or Seller that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Purchaser and, to the extent required by applicable Law, disseminated to the stockholders of Purchaser.

6.5              Stockholders Approval.

(a)               Purchaser shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Purchaser to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Purchaser Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.3(e), the Purchaser Board shall recommend that the stockholders of Purchaser approve the Securities Issuances. Unless the Purchaser Board shall have effected a Purchaser Change of Recommendation, the Purchaser Board shall solicit from stockholders of Purchaser proxies in favor of the Securities Issuances, and the Proxy Statement shall include the Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Purchaser (i) shall be required to adjourn or postpone the Purchaser Stockholder Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Purchaser’s stockholders within a reasonable amount of the time prior to the Purchaser Stockholder Meeting or (B) if, as of the time for which the Purchaser Stockholder Meeting is scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Purchaser Stockholder Meeting and (ii) may, and at Seller’s reasonable request shall, adjourn the Purchaser Stockholder Meeting if, as of the time for which the Purchaser Stockholder Meeting is scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to obtain the Purchaser Stockholder; provided, however, that unless otherwise agreed to by the Parties, the Purchaser Stockholder Meeting shall not be adjourned or postponed to a date that is more than 15 Business Days after the date for which the meeting was previously scheduled (it being understood that such Purchaser Stockholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist); provided, further, that the Purchaser Stockholder Meeting may be adjourned only twice pursuant to clause (ii) and, in any event, for no more than 7 days in each instance and in no event shall such adjournment be extended to a date that would result in the Parent setting a new record date under applicable Law; and provided  further that the Purchaser Stockholder Meeting shall not be adjourned or postponed to a date on or after three Business Days prior to the Outside Date. Purchaser shall use reasonable best efforts to provide Seller with voting tabulation reports relating to the Purchaser Stockholder Meeting that have been prepared by Purchaser or Purchaser’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Seller reasonably informed regarding the status of the solicitation of votes with respect thereto. Once Purchaser has established a record date for the Purchaser Stockholder Meeting, Purchaser shall not change such record date or establish a different record date for the Purchaser Stockholder Meeting without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

(b)               Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article IX, Purchaser agrees that its obligations to call, give notice of, convene and hold the Purchaser Stockholder Meeting pursuant to this Section 6.5 shall not be affected by the making of a Purchaser Change of Recommendation and its obligations pursuant to this Section 6.5 shall not be affected by the commencement, announcement, disclosure, or communication to Seller, of any Purchaser Competing Proposal or other proposal or the occurrence or disclosure of any Purchaser Intervening Event.

6.6              Access to Information.

(a)               Prior to the Closing Date and subject to applicable Law and the other provisions of this Section 6.6, Seller shall (and shall cause the Company to) and Purchaser shall (and shall cause its Subsidiaries to), upon reasonable prior notice and request by the other Party and during normal business hours, furnish such other Party with all information concerning Seller or Purchaser, as the case may be, and its Subsidiaries or their respective properties, assets, books, records and contracts and such other matters as may be reasonably requested by such other Party in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective Subsidiaries to any Third Party or any Governmental Entity in connection with the Transactions.

(b)               The Seller shall, and shall cause the Company to, afford to Purchaser and its Representatives, during the period prior to the earlier of the Closing Date and the termination of this Agreement pursuant to the terms of Section 9.1 of this Agreement, reasonable access, upon reasonable prior notice and request and during normal business hours, to the Company’s and its Subsidiaries’ respective officers, key employees, agents, properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or the Subsidiaries’ or their respective accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts and records of the Company and Seller shall cause the Company to, furnish reasonably promptly to Purchaser and its Representatives such information concerning the Company’s business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Purchaser.

(c)               Each Party and its Representatives shall conduct any activities contemplated by this Section 6.6 in such a manner as not to interfere unreasonably with the business or operations of the other Party or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party of their normal duties. Notwithstanding the foregoing:

(i)                 No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is regarding the value of the transaction or is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement; provided, however, Seller or Purchaser, as applicable, shall inform the other Party as to the general nature of what is being withheld and Seller and Purchaser shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any Third Party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege;

(ii)              No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other Party’s good faith opinion the disclosure of which could subject such other Party or any of its Subsidiaries to risk of liability;

(iii)            No Party shall be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a Phase II) of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of such other Party (which may be granted or withheld in such other Party’s sole discretion); and

(iv)             No investigation or information provided pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by Seller or Purchaser herein and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

(d)               The Confidentiality Agreement, dated as of July 31, 2019 by and between Felix Parent and WPX Energy Permian, LLC (the “Purchaser Confidentiality Agreement”) and the Confidentiality Agreement, dated November 21, 2019, by and between Purchaser and Felix Parent (the “Seller Confidentiality Agreement” and, together with the Purchaser Confidentiality Agreement, the “Confidentiality Agreements”) shall each survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder, notwithstanding anything to the contrary in the Confidentiality Agreements. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement. From and after the Execution Date until the earlier of the Closing Date and termination of this Agreement in accordance with Article IX, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the Execution Date.

6.7              HSR and Other Approvals.

(a)               Except for (x) the filings and notifications made pursuant to Antitrust Laws to which Sections 6.7(b) and 6.7(c), and not this Section 6.7(a), shall apply, and (y) Consents described in Section 7.4 to which such section, and not this Section 6.7(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other Third Parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Purchaser and Seller shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser or Seller, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Transactions. Seller and its Subsidiaries shall not agree to any actions, restrictions or conditions (other than an agreement to be bound by the current terms and conditions of the underlying instruments containing the applicable consent and/or notice requirements) with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Purchaser (which consent, subject to Section 6.7(b), may be withheld in Purchaser’s sole discretion).

(b)               As promptly as reasonably practicable following the execution of this Agreement, but in no event later than fifteen (15) Business Days following the Execution Date, the Parties shall make any HSR Act filings required to consummate the Transactions. Each of Purchaser and Seller shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings and in connection with obtaining all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable Antitrust Laws. Unless otherwise agreed, Purchaser and Seller shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act, including requesting early termination of the HSR Act waiting period. Purchaser and Seller shall each use its reasonable best efforts to promptly make an appropriate response to any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Antitrust Laws designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice or any attorney general of any state of the United States (“Antitrust Authority”). Purchaser and Seller shall keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from any Antitrust Authority. Notwithstanding anything herein to the contrary, Purchaser shall not be required to take any of the following actions: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Purchaser or its Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Purchaser or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Purchaser or its Subsidiaries or (v) effectuating any other change or restructuring of the Company or Purchaser or its Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its business or assets. Purchaser shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing; provided, however, that it shall afford Seller a reasonable opportunity to participate therein. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.7(b) so as to preserve any applicable privilege.

(c)               Purchaser shall not take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration or termination of the required waiting period under the HSR Act.

6.8              Transaction Litigation. Except for any Proceeding taken by any Antitrust Authority which shall be subject to Sections 6.7(b) and Section 6.7(c), in the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), the Seller or Purchaser, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other Party’s advice with respect to such Transaction Litigation.

6.9              Public Announcements. The Parties have agreed on the initial press release with respect to the execution of this Agreement. Seller and the Company shall not issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the Purchaser. Notwithstanding the foregoing, Purchaser may issue public announcements and issue other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Transactions, the investor presentation given to investors on the morning of announcement of the Transactions or consistent with other prior approved disclosures; provided, the Purchaser shall, with respect to clauses (a) and (b) use reasonable best efforts to afford Seller and the Company an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision this Agreement shall be deemed to restrict Purchaser’s ability to communicate with its employees or those of the Company and that Purchaser shall not be required by any provision of this Agreement to consult with or obtain any approval from Seller with respect to a public announcement or press release issued in connection with the receipt and existence of a Purchaser Competing Proposal, as applicable, and matters related thereto or a Purchaser Change of Recommendation, as applicable.

6.10          Control of Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.11          Transfer Taxes. To the extent that any Transfer Taxes are imposed with respect to the Transactions or the transfer of the Equity Consideration Shares pursuant to the Transactions, such Transfer Taxes shall be borne 50% by Purchaser and 50% by Seller; provided, however, that any Transfer Taxes imposed with respect to the Pre-Closing Transfers described in Section 6.18 or the Internal Reorganizations and Divestitures described in Section 6.20 shall be borne 100% by Seller. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Transfer Taxes.

6.12          Reasonable Best Efforts; Notification. Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions.

6.13          Section 16 Matters. Prior to the Closing Date, Purchaser shall take all such steps as may be reasonably necessary (to the extent permitted by applicable Law and no-action letters issued by the SEC) to cause any acquisitions of equity securities of Purchaser (including derivative securities) in connection with this Agreement by each individual who will become subject to such reporting requirements with respect to Purchaser, to be exempt under Rule 16b-3 under the Exchange Act.

6.14          Additional Listing Application. As promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Purchaser shall submit to the New York Stock Exchange an additional listing application relating to the Equity Consideration Shares (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

6.15          Tax Matters.

(a)               Tax Returns.

(i)                 Seller shall prepare or cause to be prepared all Tax Returns of the Company relating to any Pre-Effective Time Period that are required to be filed after the Closing Date and shall pay or cause to be paid all Taxes owed with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. At least thirty (30) days prior to the due date for filing any such Tax Return, Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and comment. Purchaser shall provide any reasonable comments to any such draft Tax Return no later than fifteen (15) days after receipt of such draft from Seller, and Seller will revise such Tax Return to reflect any comments timely received from Purchaser. Not later than five (5) days prior to the due date for filing any such Tax Return, Seller will provide such revised Tax Return to Purchaser for filing by Purchaser with the appropriate Governmental Authority, and Purchaser will cause such revised Tax Return to be timely filed and will provide a copy thereof to Seller. At least fifteen (15) days prior to the due date for filing any Tax Return of the Company for Income Taxes or any other material Tax Return of the Company, in either case for a Straddle Period or a Post-Effective Time Period, required to be filed on or prior to the Closing Date, Seller shall deliver a draft of any such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and comment. Purchaser shall provide any reasonable comments to any such draft Tax Return no later than seven (7) days after receipt of such draft from Seller, and Seller will revise such Tax Return to reflect any reasonable comments timely received from Purchaser.

(ii)              Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company relating to any Straddle Period required to be filed after the Closing Date and shall pay or cause to be paid all Taxes owed with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. At least thirty (30) days prior to the due date for filing any such Tax Return, Purchaser shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment. Seller shall provide any comments to any such draft Tax Return no later than fifteen (15) days after receipt of such draft from Purchaser, and Purchaser will revise such Tax Return to reflect any reasonable comments timely received from Seller. Purchaser will cause such revised Tax Return to be timely filed and will provide a copy thereof to Seller. Not less than five (5) days prior to the due date for filing any such Tax Return, Seller shall pay to the Company an amount equal to the Pre-Effective Time Company Taxes shown as due on such Tax Return that are allocable to Seller pursuant to Section 6.15(b)(ii); provided that Seller shall not be required to pay any such Tax to the extent the amount of such Tax was taken into account in the calculation of the Final Adjustment Amount or was previously paid by Seller pursuant to Section 6.15(b)(iii).

(iii)            The Parties agree that (A) this Section 6.15(a) is intended to solely address the timing and manner in which certain Tax Returns relating to Company Taxes are filed and the Company Taxes shown thereon are paid to the applicable taxing authority, and (B) nothing in this Section 6.15(a) shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties. For the avoidance of doubt, the Parties acknowledge that the procedures set forth in this Section 6.15(a) shall not apply to any Tax Return (x) of Seller or of any Consolidated Group that includes Seller or (y) of Purchaser or of any Consolidated Group that includes Purchaser.

(b)               Company Taxes.

(i)                 For purposes of this Agreement, (A) “Pre-Effective Time Company Taxes” means all Company Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time, and (B) “Post-Effective Time Company Taxes” means all Company Taxes attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time.

(ii)              Other than with respect to any Taxes of or attributable to any Excluded Subsidiary, which shall be solely for the account of Seller, for purposes of determining the amounts of any Pre-Effective Time Company Taxes and any Post-Effective Time Company Taxes:

(A)             Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes described in clause (C) or Company Taxes that are Income Taxes described in clause (D)) shall be allocated to the Tax period in which the severance or production giving rise to such Company Taxes occurred;

(B)              Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes described in clause (A) or (C) or Company Taxes that are Income Taxes described in clause (D)), shall be allocated to the Tax period in which the transaction giving rise to such Company Taxes occurred;

(C)              Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Company Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand; and

(D)             Company Taxes that are Income Taxes payable with respect to any Straddle Period, and any other Taxes that constitute Company Taxes with respect to a Straddle Period, other than those Taxes described in clause (A), (B) or (C) above, shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (1) the amount of such Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Company Tax, and (2) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Company Tax.

(iii)            With respect to Company Taxes for any Straddle Period, to the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 2.3 or Section 2.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) that is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.3 or Section 2.4, as applicable, timely payments will be made from one Party to the other to the extent necessary, taking into account any payments previously made by Seller pursuant to Section 6.15(a)(ii), to cause each Party to bear the amount of such Company Tax that is allocable to such Party under Section 6.15(b)(ii). For purposes of applying (1) this Section 6.15(b)(iii), Company Taxes paid by or on behalf of the Company prior to the Closing shall be treated as paid or economically borne by Seller, and Company Taxes paid by or on behalf of the Company after the Closing shall be treated as paid or economically borne by Purchaser, and (2) Section 2.3(i), Section 2.3(j) and this Section 6.15(b)(iii), Company Taxes described in clause (b) of the definition of Company Taxes paid by or on behalf of a member of a Seller Consolidated Group (other than the Company) shall be treated as paid or economically borne by Seller.

(c)               Tax Proceedings and Cooperation.

(i)                 After the Closing, subject to the following provisions of this Section 6.15(c), Purchaser shall control the conduct of any audit, litigation, claim, examination, assessment, contest or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company (each a “Tax Proceeding”). In the case of a Tax Proceeding that relates to, or could reasonably be expected to give rise to, Seller Taxes, Seller, at its election, may control the conduct of such Tax Proceeding; provided, Seller shall not settle, compromise or concede any portion of such Tax Proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, Seller shall keep Purchaser reasonably informed and Purchaser shall be entitled to participate as an observer in the defense of such Tax Proceeding controlled by Seller, to review and comment on any written submissions to any Governmental Entity in connection with such Tax Proceeding, and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Purchaser. In the case of a Tax Proceeding that relates to, or could reasonably be expected to give rise to, Seller Taxes that Seller does not elect to control, (A) Purchaser shall control the conduct of such Tax Proceeding and shall not settle, compromise or concede any portion of such Tax Proceeding if such settlement, compromise or concession is likely to give rise to Seller Taxes without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, and (B) Purchaser shall keep Seller reasonably informed and Seller shall be entitled to participate as an observer in the defense of such Tax Proceeding controlled by Purchaser, to review and comment on any written submission to any Governmental Entity in connection with such Tax Proceeding and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller. For the avoidance of doubt, the Parties acknowledge that this Section 6.15(c) shall not apply to (x) any audit, litigation, claim, examination, assessment, contest or other proceeding of or with respect to Seller (“Seller Tax Proceeding”), and that Seller shall control any such Seller Tax Proceeding in all respects or (y) any audit, litigation, claim, examination, assessment, contest or other proceeding of or with respect to Purchaser (“Purchaser Tax Proceeding”), and that Purchaser shall control any such Purchaser Tax Proceeding in all respects. To the extent there is a conflict, the provisions of this Section 6.15(c)(i), and not those of Section 10.6, shall control with respect to any Tax Proceeding described in this Section 6.15(c)(i).

(ii)              Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement.

(d)               Amended Returns. Except to the extent otherwise required by applicable Law, no amended Tax Return with respect to a Pre-Effective Time Period or a Straddle Period shall be filed by or on behalf of the Company without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)               Tax Refunds. The amount of any refunds of Company Taxes for any Pre-Effective Time Period shall be for the account of Seller. The amount of any refunds of Company Taxes for any Post-Effective Time Period shall be for the account of Purchaser. The amount of any refund of Company Taxes for any Straddle Period shall be equitably apportioned between Purchaser and Seller in accordance with the principles set forth in Section 6.15(b)(ii). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 6.15(e) the amount of such refund within thirty (30) days after such refund is received, net of Taxes and any reasonable Third Party costs or expenses incurred by such Party or its Affiliates in procuring such refund. For purposes of this Agreement, refunds relating to Taxes means refunds of Taxes of any nature, including in the form of cash received or a credit or offset actually reducing Taxes otherwise payable.

(f)                Termination of Tax Sharing Agreements. Seller shall cause any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract (other than any provision contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) between the Company and any other Person to be terminated as of the Closing Date such that, from and after the Closing Date, the Company shall not be obligated to make any payment pursuant to any such agreement for any Tax period.

(g)               Tax Treatment. The Parties agree that any payments made pursuant to Section 2.5, Article X, or Section 6.15 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price (as adjusted pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable) unless otherwise required by Law.

6.16          Takeover Laws. Purchaser will not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.17          Change of Company Name; Removal of Name. Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Purchaser agrees, on behalf of Purchaser, the Company, that they (a) shall have no right to use the name “Felix,” or any similar name or any Intellectual Property Rights related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and (b) will not at any time hold themselves out as having any affiliation with Seller or any of its Affiliates; provided, however, that the Company will not be deemed in breach of this Section 6.17 with respect to the instances of the Subject Marks described in clauses (i) and (ii) of the following sentences within the time periods set forth in such clauses. In furtherance thereof, (i) within ten (10) Business Days after the Closing Date, Purchaser and Company shall file all documentation reasonably necessary to change the legal name of Company in all applicable jurisdictions and (ii) no later than ninety (90) days after Closing, remove, strike over or otherwise eliminate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. From and after the Closing: (A) neither Purchaser nor the Company shall object to (1) the formation by Seller or its Affiliates of an entity with the word “Felix” or any of the other Subject Marks in its name or (2) the use by Seller or its Affiliates of the logo used by the Company prior to the Closing Date as the logo for any other Person and (B) each of Purchaser and the Company shall provide such consents as may be reasonably requested in connection with the formation of such a new Persons.

6.18          Pre-Closing Transfers. Prior to the Closing, Seller may take any actions required to implement the transfers set forth on Exhibit E.

6.19          Termination of Intercompany Agreements. Except with respect to the agreements, contracts and transactions listed on Schedule 6.19, on or prior to the Closing Date, Seller and the Company shall terminate, in any manner selected by, Seller, all intercompany agreements, contracts and transactions between the Company on the one hand, and Seller or any of its Affiliates, on the other hand.

6.20          Internal Reorganization and Divestitures. Seller agrees to comply with, and to cause the Company to comply with, the covenants set forth in that certain Letter Agreement, dated as of the Execution Date, by and among Felix Parent, Seller, the Company, Felix Water and the Purchaser.

6.21          Managers, Directors and Officers. Effective as of the Closing Date, Seller shall remove the managers, directors and officers of the Company, as applicable, or otherwise cause such managers, directors and officers to resign from the Company.

6.22          Books and Records. As soon as reasonably practicable after the Closing Date, Seller shall deliver to cause to be delivered to Purchaser any Books and Records that are in its possession or under its control.

6.23          Exclusivity. From the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, encourage, initiate, solicit or engage in any proposal or inquiry from, or discuss or negotiate with, any Person (other than Purchaser and its Representatives) with respect to the sale of the Subject Shares or any material assets of the Company other than the Excluded Assets.

6.24          Financing Cooperation.

(a)               On and prior to the Closing Date, upon the request of Purchaser, the Seller shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Company, its Subsidiaries, and their respective Representatives to, reasonably cooperate in connection with any financing sought to be obtained by Purchaser in connection with the transactions contemplated by this Agreement, including any offering of securities as contemplated in the Debt Commitment Letter (the “Financing”), including, to the extent related to the Financing: (i) causing the Company’s management team, with appropriate seniority and expertise, to participate in due diligence and drafting sessions and rating agency presentations, if any; (ii) providing information with respect to the Company, including reserve reports and lease operating statements, reasonably requested by Purchaser or its Financing Sources; (iii) preparing and furnishing to Purchaser the Required Information and such other financial information concerning the Company as reasonably requested by Purchaser, including, without limitation, balance sheet, income statements and statements of cash flows for each of the most recently completed fiscal year ended at least ninety (90) days before the Closing Date, which such annual statement shall have been audited by independent accountants of the Company in accordance with GAAP and each subsequent interim financial quarter ended after December 31, 2019 and at least forty-five (45) days before the Closing Date, which such interim statements shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by AU-C 930; (iv) assisting in the preparation of SEC filings to be made by Purchaser, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, rating agency presentations and similar documents (“Offering Documents”), including furnishing such operating and other data or information relating to the assets and operations of the Company as reasonably requested by Purchaser for inclusion therein; (v) (A) causing the independent accountants of the Company and its Subsidiaries to cooperate with Purchaser, including by participating in drafting sessions and accounting due diligence sessions, obtaining the consent of, and customary “comfort” letters from, such independent accountants (including by providing customary management letters and requesting legal letters to obtain such consent) in connection with any securities offering by Purchaser if necessary or desirable for Purchaser’s use of the Company or its Subsidiaries’ financial statements, including written consents to use their audit reports relating to the Company and its Subsidiaries and to be named as an “Expert” in any document related to any such securities offering, (B) causing independent reserve engineers of the Company and its Subsidiaries to cooperate with Purchaser, including by participating in drafting sessions and reserve engineer due diligence sessions, obtaining the consent of, and customary comfort letters from such independent reserve engineers (including, if necessary, by providing customary management letters and requesting legal letters to obtain such consent) in connection with any securities offering by Purchaser if necessary or desirable for Purchaser’s use of the Company or its Subsidiaries’ reserve report, including any necessary written consents to use their reserve reports relating to the Company and its Subsidiaries and to be named as an “Expert” in any document related to such securities offering and (C) cooperating with Purchaser’s legal counsel or independent reserve engineers in connection with any legal opinions that such legal counsel may be required to deliver or “comfort” letter that such independent engineers may be reasonably required to deliver, in each case, in connection with any securities offering; (vi) cooperating reasonably with any documentary or other due diligence requests, to the extent customary and reasonable; (vii) providing customary authorization letters authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a misstatement or omission; (viii) assisting in the amendment or novation of any of the Company’s Hedges other than set forth on Schedule 6.24 of the Company Disclosure Letter, as applicable and in each case, on terms that are reasonably requested by the Purchaser; provided that no obligation of the Company under any such amendments or novations shall be effective until the Closing Date; (ix) furnishing promptly all documentation and other information required by any Governmental Entity or as reasonably requested by any financing source under applicable “know your customer,” anti-bribery, anti-money laundering and beneficial ownership rules and regulations, including the PATRIOT Act, the FCPA, and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (x) executing and delivering any definitive financing documents (and taking all organizational actions relating thereto, subject to the occurrence of the Effective Time), including any necessary pledge and security documents, as reasonably requested by Purchaser and otherwise facilitating the pledging of collateral in connection with the Financing, including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing), and providing customary title information and title opinions; provided that no obligation of the Company or any of its Subsidiaries under any such definitive financing documents, including any pledge and security documents, shall be effective until the Closing Date, (xi) assisting with the repurchase, redemption and repayment of the Company’s existing indebtedness, including in connection with the delivery of required notices and obtaining the Payoff Letter and other documents required by Section 8.2(d) in connection with Closing.

(b)               Notwithstanding the foregoing, (i) Seller, the Company and its Subsidiaries shall not be required to take any action pursuant to clause (a) above if such action would cause any representation, warranty, agreement or covenant contained in this Agreement to be breached (unless waived by Purchaser), (ii) the Seller shall not be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing at any time, and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing, (iii) neither the Seller nor any of their officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing at any time, and none of the Company or its Subsidiaries nor any of their officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (iv) none of Seller, the Company or any of its Subsidiaries, nor their respective officers, managers, directors or employees shall be required to execute any solvency certificate in connection with the Financing, (v) no obligation of the Company or its Subsidiaries or any of their Representatives undertaken pursuant to the foregoing shall be effective until the Closing, (vi) none of Seller, the Company and their respective Subsidiaries and Representatives shall be required to prepare pro forma financial information or projections, which shall be the responsibility of Purchaser, and (vii) no director, officer, or employee of Seller or the Company shall be required to execute any agreement or certificate in his or her individual, rather than official, capacity. For the avoidance of doubt, receipt of the Financing is not a condition to the Purchaser’s obligation to consummate the Transactions.

(c)               Promptly upon the Seller’s request, all reasonable and documented out-of-pocket fees and expenses incurred by the Seller, the Company and its Subsidiaries in connection with assisting in any financing arrangement pursuant to this Section 6.24 shall be reimbursed by the Purchaser, and, in the event the Closing shall not occur, the Purchaser shall indemnify and hold harmless the Seller, the Company, their respective Subsidiaries and its and their Representatives from and against any and all losses, damages, costs or expenses suffered or incurred by them in connection with the Financing and any information contained in the Offering Documents in connection therewith, except (i) with respect to information supplied by Seller or the Company specifically for inclusion or incorporation by reference in any Offering Document or (ii) to the extent such losses and damages arise from fraud, bad faith or willful misconduct of Seller, the Company, their respective Subsidiaries and its and their Representatives. Notwithstanding anything to the contrary in this Agreement, any out-of-pocket fees and expenses incurred by the Seller, the Company and its Subsidiaries in connection with assisting in any financing arrangement pursuant to this Section 6.24 shall not be considered Transaction Costs for purposes of this Agreement; provided it is understood that general auditor and legal expenses the Seller, the Company its Subsidiaries would have incurred regardless of whether cooperation was requested pursuant to this Section 6.24 shall not be so excluded.

(d)               The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its Subsidiaries in connection with the arrangement of the Financing and repayment or refinancing of indebtedness in connection with the Transactions.

6.25          Form S-3. From the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, Seller shall use reasonable best efforts to maintain its eligibility to use Form S-3 promulgated under the Securities Act.

6.26          Amendment to the Seller Disclosure Letter and Company Disclosure Letter.

(a)               Prior to Closing, Seller shall promptly notify Purchaser in writing of: (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the Execution Date and that caused or constitutes a material breach of or a material inaccuracy in any representation or warranty made by Seller in this Agreement which would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b); (ii) any event, condition, fact or circumstance that occurs, arises or exists after the Execution Date that would cause or constitute a material breach of or a material inaccuracy in any representation or warranty made by Seller in this Agreement which would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Execution Date; (iii) any material breach of any covenant or obligation of Seller which would give rise to the failure of a condition set forth in Section 8.2(c); and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely, in each case to the extent that the Company shall have had knowledge of such event.

(b)               Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Seller Disclosure Letter and the Company Disclosure Letter with respect to Seller's representations and warranties under this Agreement with respect to any matter hereafter arising which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Seller Disclosure Letter or Company Disclosure Letter, as applicable. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VIII have been fulfilled, the Seller Disclosure Letter and Company Disclosure Letter shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment made prior to Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

6.27          Novation. Purchaser shall cause the Designated Hedges to be novated to an entity or entities designated by Purchaser, and Seller shall reasonably cooperate with Purchaser in connection with such novation; provided that Purchaser shall be solely responsible for any credit support or other requirements in connection with such novation and Seller shall not be required to pay any consideration or undertake any obligation in connection with such novation.

6.28          Seismic. Seller shall, and shall cause Felix Administrative to, cooperate with any reasonable requests of Purchaser (and, after the Closing, the Company) in connection with Purchaser’s (or, after the Closing, the Company’s) obtaining one or more licenses to seismic data currently licensed by Felix Administrative and relating to the Company Oil and Gas Properties; provided, that this Section 6.28 shall not require Seller or Felix Administrative to incur any out of pocket fees or expenses or breach the terms of any contract relating to seismic data.

ARTICLE VII
TITLE MATTERS; ENVIRONMENTAL MATTERS; CASUALTY

7.1              Title Defects.

(a)               Examination Period. Following the Execution Date until 5:00 p.m., local time in Houston, Texas, on the date that is sixty (60) days after the Execution Date (the “Examination Period”), Seller shall permit Purchaser and its representatives to examine, at all reasonable times and upon reasonable advanced notice, all Records as same may now be in existence and in the possession of Seller and the Company, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or the Company or such data; provided, however, that Seller will use their commercially reasonable efforts to develop an alternative method to produce such information to Purchaser in circumstances where such restrictions on disclosure exist.

(b)               Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a Company Lease or Company Well included in the Assets, such ownership by the Company in such Company Lease or Company Well, that, subject to Permitted Encumbrances:

(i)                 For Company Wells, entitles the Company to receive not less than the percentage set forth in Annex C as the Company’s Net Revenue Interest of all Hydrocarbons produced, saved and marketed from the presently producing formation, all without reduction, suspension or termination of such interest throughout the productive life of such Company Well, except as set forth in Annex C;

(ii)              for Company Wells, obligates the Company to bear no greater than the percentage set forth in Annex C as the Company’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of the presently producing formation in each Company Well as set forth in Annex C, unless there is a proportionate increase in the Company’s Net Revenue Interest as to such Company Well, all without increase throughout the productive life of such Company Well, except as set forth in Annex C;

(iii)            for Company Leases, entitles the Company to receive not less than the percentage set forth in Annex B as the Company’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Company Lease on Annex B (limited to the Subject Formations for such Company Lease), all without reduction, suspension or termination of such interest throughout the productive life of such Company Lease, except as set forth in Annex B, subject to any depth restrictions set forth on Annex B;

(iv)             entitles the Company, with respect to each Company Lease shown on Annex B, to not less than the Net Acres set forth on Annex B with respect to each formation or depth shown for such Company Lease on Annex B (limited to the Subject Formations for such Company Lease subject to any depth restrictions set forth on Annex B); and

(v)               is free and clear of all liens and similar encumbrances.

(c)               Title Defect.

(i)                 The term “Title Defect,” as used in this Agreement, shall mean: any encumbrance, encroachment or irregularity affecting, defect in or objection to the Company’s ownership of any Asset that causes the Company not to have Defensible Title to such Asset.

(ii)              Anything in this Agreement to the contrary notwithstanding, in no event shall any of the following constitute a Title Defect: (A) defects based solely on an assertion that the Company’s files lack information (including title opinions); (B) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or probate proceedings, unless Purchaser provides a reasonable basis for the assertion that such failure or omission has resulted or could reasonably be expected to result in a Third Party’s actual and superior claim of title to the affected Asset; (C) defects arising out of lack of survey; (D) defects based solely on a recorded document(s) that is not in the Company’s files if the document is filed of record; (E) defects arising from prior oil and gas leases relating to the Oil and Gas Leases that are not surrendered of record, unless Purchaser provides affirmative evidence that any such prior lease is still valid and (F) defects arising out of lack of corporate or other entity authorization unless Purchaser provides a reasonable basis for the assertion that the action was not authorized and that such lack of authorization has resulted in or could reasonably be expected to result in a Third Party’s actual and superior claim of title to the affected Asset.

(d)               Notices of Title Defects.

(i)                 If Purchaser discovers any Title Defect affecting any Asset, Purchaser shall notify Seller reasonably promptly, but no later than the expiration of the Examination Period, of such alleged Title Defect. To be effective, such notice must (A) be in writing, (B) be received by Seller prior to the expiration of the Examination Period, (C) describe the Title Defect in reasonable detail, (D) provide reasonable supporting documentation identifying the Title Defect, (E) identify the specific Asset or Assets affected by such Title Defect (including, with respect to a Company Lease, the Subject Formations affected thereby), and (F) include the value of such Title Defect as determined by Purchaser (such notice, a “Notice of Defective Interests”). Without limiting Purchaser’s rights under Article X with respect to a breach of the express representations in Section 7.1(f), Section 4.13 or Section 4.15, any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the foregoing, shall be deemed to have been waived by Purchaser for all purposes and shall constitute Permitted Encumbrances. Purchaser shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Purchaser’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Purchaser’s due diligence with respect to the Assets during the Examination Period.

(ii)              Upon the receipt of a Notice of Defective Interests from Purchaser, Seller and Purchaser shall attempt to mutually agree on a resolution with respect to any alleged Title Defect. Seller shall have the option, but not the obligation, at the sole cost of Seller, to attempt to cure or remove any such Title Defect prior to the date that is ninety (90) days after the Closing (the “Cure Period”).

(iii)            Notwithstanding anything in Section 6.1 to the contrary, with Purchaser’s prior written consent (which consent shall be in Purchaser’s sole and total discretion), a cure (or a partial cure) may include (A) obtaining new leases to replace Allocated Value lost due to a Title Defect with respect to a Company Lease (“Replacement Acreage”), provided (1) such new leases cover lands in a governmental section in which the Company owns an interest and cover geologic depths that include all of the Subject Formation(s) being replaced, (2) if the Company is the operator with respect to the Company Lease(s) being replaced, then the Company must be the operator with respect to the new leases replacing each such Company Lease, (3) the value of the new leases must be equal to or greater than the per Net Acre Allocated Value of the Company Leases being replaced as to the applicable Subject Formations, where the value of the new leases shall be equal to the product of (X) the average per Net Acre Allocated Value of the Company Leases in the applicable section multiplied by (Y) the Net Acres associated with such new leases, (4) each new lease must have no less Net Revenue Interest as the Company Lease being replaced and the other terms and conditions of the new leases shall be substantially similar to the terms of the Company Leases being replaced, including substantially similar surface use restrictions (provided, as to duration, a lease with at least a remaining three year paid-up primary term (from the Execution Date) shall be deemed substantially similar to a Company Lease held by production), (5) Title Defects relating to a Net Revenue Interest deficiency shall be cured with new leases with a Net Revenue Interest sufficient to cure such Title Defect, (6) Title Defects relating to a Net Acre deficiency shall be replaced with new leases with Net Acres sufficient to cure such Title Defect and (7) Title Defects relating to excess Working Interest shall be replaced with new leases with Working Interests sufficiently low to cure such Title Defect, in each case as applicable, and/or (B) obtaining additional Net Acres or Net Revenue Interest in a Company Lease to replace Allocated Value lost due to a Title Defect (“Replacement Interests”) provided such Company Lease is located in the same governmental section in which the applicable Asset affected by the Title Defect is located. To the extent new leases or interests utilized as Replacement Acreage or Replacement Interests, respectively, contain interests in excess of the interest necessary to cure a given Title Defect, such excess interest shall be accounted for as a Title Benefit (but only to the extent otherwise meeting the requirements of Section 7.1(g) with respect to Title Benefits).

(iv)             Unless Seller and Purchaser agree otherwise, the value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Purchaser in the Title Defect notices shall be determined based upon the criteria set forth below, without duplication:

(A)             If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(B)              If the Title Defect affecting a Company Lease causes the actual Net Acres covered by such Company Lease to be less than the Net Acres set forth on Annex B for such Company Lease, then the Title Defect Value shall be an amount equal to such difference in such Net Acres multiplied by the per Net Acre price as determined from the Allocated Value of the affected Subject Formations for such Company Lease.

(C)              If the Title Defect is that the Net Revenue Interest for a Company Lease is less than the Net Revenue Interest for such Company Lease as set forth on Annex B, then the Title Defect Value shall be an amount equal to the Allocated Value of the applicable Subject Formation for such Company Lease multiplied by the difference of (A) 1 minus (B) a fraction, the numerator of which is the actual Net Revenue Interest of such Company Lease and the denominator of which is Net Revenue Interest for such Company Lease as set forth on Annex B.

(D)             If the Title Defect is that the Net Revenue Interest for a Company Well is less than the Net Revenue Interest for such Company Well as set forth on Annex C, then the Title Defect Value shall be an amount equal to the Allocated Value for such Company Well multiplied by the difference of (A) 1 minus (B) a fraction, the numerator of which is the actual Net Revenue Interest of such Company Well and the denominator of which is the Net Revenue Interest for such Company Well as set forth on Annex C.

(E)              If a Title Defect is of a type not described in clauses “(A)” through “(D)” above, the Title Defect Value shall be determined by taking into account the Allocated Value of the Company Well or applicable Subject Formation of the Company Lease, the portion of the Company Well or Company Lease adversely affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the Company Well or Company Lease, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.

(v)               The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)             Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value or claim under the special warranty of title set forth in Section 7.1(f) exceed the Allocated Value of the applicable Subject Formation of the Company Lease, Company Well or other Asset affected thereby.

(e)               Remedies for Title Defects.

(i)                 With respect to each Title Defect that is not cured on or before the Closing and for which Seller and Purchaser are in agreement with respect to (or have resolved pursuant to Section 7.5) the existence of the Title Defect and the Title Defect Value, the Adjustment Amount shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Purchaser and Seller (or as finally resolved pursuant to Section 7.5), unless Seller has made an election pursuant to Section 7.2(d)(ii) to continue to attempt to cure such Title Defect after the Closing (up to the expiration of the Cure Period), in which case such Title Defect Value shall be placed by Purchaser in the Defect Escrow Account at Closing.

(ii)              If on or before ten Business Days following the expiration of the Examination Period Purchaser and Seller have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, then either such Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 7.5. If the validity of any asserted Title Defect or the Title Defect Value attributable thereto is not determined before the Closing, the Adjustment Amount will be reduced at Closing by the Title Defect Value related thereto as set forth in the Notice of Defective Interests and which amount shall be placed by Purchaser in the Defect Escrow Account at Closing, and released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed title matter pursuant to Section 7.5.

(iii)            Notwithstanding anything to the contrary in this Agreement, (i) if the Title Defect Value of a given individual Title Defect does not exceed $100,000, then no adjustment to the Adjustment Amount or other remedies hereunder shall be made for such Title Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects (exceeding $100,000) does not exceed 2% of the Unadjusted Purchase Price prior to any adjustments thereto, then no adjustment of the Adjustment Amount or other remedies hereunder shall be made therefor, and (iii) if the aggregate Title Defect Values of all Title Defects (exceeding $100,000) does exceed 2% of the Unadjusted Purchase Price prior to any adjustments thereto, then the Adjustment Amount (and any escrowed Title Defect Value) shall only be adjusted or escrowed, as applicable, by the amount of such excess.

(iv)             Without limiting Section 7.1(e)(iv), if a Title Defect Value for a Title Defect is part of the Defect Escrow Amount, the such Title Defect Amount shall be released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed title matter pursuant to Section 7.5. The Defect Escrow Amount shall be released from time to time to the Party entitled to such amount as determined pursuant to this Agreement, and the Parties shall instruct the Escrow Agent accordingly.

(f)                Special Warranty of Title. Seller warrants and agrees to defend Defensible Title to the Assets for which there is an Allocated Value solely unto the Company against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller or any of its Affiliates (other than the Company) or the Company (for any action taken prior to Closing), but not otherwise; subject, however, to Permitted Encumbrances.

(g)               Remedies for Title Benefits.

(i)                 Seller shall be entitled to an upward adjustment to Adjustment Amount with respect to all Title Benefits (such upward adjustment not to exceed the aggregate amount of all reductions to Adjustment Amount due to Title Defects). For purposes of this Agreement, the term “Title Benefit” shall mean the Company's Net Revenue Interest in any Company Lease (limited to the Subject Formations for such Company Lease) or Company Well that is greater than or in addition to that set forth in Annex B or Annex C, as applicable, or the Company's Working Interest in any Company Well that is less than the Working Interest set forth in Annex C (without a corresponding decrease in the Net Revenue Interest) or, the Company's Net Acres in any Company Lease (limited to the Subject Formations for such Company Lease) is greater than the Net Acres on Annex B for such Company Lease. Any matters that may otherwise constitute Title Benefits, but of which Purchaser has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

(ii)              If with respect to a Title Benefit the Parties have not agreed on the amount of the upward Purchase Price adjustment on or before two Business Days prior to the Closing Date, Seller or Purchaser shall have the right to elect to have such Purchase Price adjustment determined by a Title Expert pursuant to Section 7.5. If the amount of such adjustment is not determined pursuant to this Agreement before the Closing, the Adjustment Amount will not be adjusted at Closing with respect to the disputed portion of such amount, which shall be placed by Purchaser in the Defect Escrow Account at Closing, and released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed title matter pursuant to Section 7.5.

(iii)            Notwithstanding anything to the contrary in this Agreement, if the value of a given individual Title Benefit does not exceed $100,000, then no adjustment to the Purchase Price shall be made for such Title Benefit.

7.2              Environmental Defects.

(a)               Environmental Review. Purchaser shall have the right to conduct or cause a Golder Associates, (the “Purchaser’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Purchaser’s Environmental Review”). The cost and expense of Purchaser’s Environmental Review, if any, shall be borne solely by Purchaser. The scope of work comprising Purchaser’s Environmental Review may include a Phase I environmental site assessment, but shall not include any sampling, intrusive test or procedure with respect to any Asset without the prior consent of Seller. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have access to, and shall not be permitted to, conduct any Environmental Review of any Asset if Seller does not have the authority to grant access for such Environmental Review or Seller’s request for such access has been denied; provided that Seller, if requested by Purchaser, shall request (with respect to which request Seller shall not be obligated to expend any monies or undertake any obligation) access rights from Third Parties for Purchaser to conduct such Environmental Review of such Asset. Purchaser shall (and shall cause Purchaser’s Environmental Consultant to): (i) consult with Seller before conducting any work comprising Purchaser’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations of applicable Governmental Entities. Purchaser and Seller shall cooperate and use commercially reasonable efforts to obtain any Third Party consents that are required in order to perform any work comprising Purchaser’s Environmental Review. Seller shall have the right to have a representative or representatives accompany Purchaser and Purchaser’s Environmental Consultant at all times during Purchaser’s Environmental Review. With respect to any samples taken in connection with Purchaser’s Environmental Review, Purchaser shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Purchaser hereby agrees to release, defend, indemnify and hold harmless Seller from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (including those resulting from EITHER Seller’s sole, joint, COMPARATIVE or concurrent negligence or strict liability) arising out of or relating to any actions by Purchaser or Purchaser’s Environmental Consultant during Purchaser’s Environmental Review.

(b)               Environmental Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

(i)                 “Environmental Defect” shall mean, with respect to any given Asset, an individual environmental condition that (A) constitutes a material violation of Environmental Laws in effect as of the Execution Date in the jurisdiction in which such Asset is located and (B) requires corrective action or remediation under Environmental Laws in effect as of the Execution Date.

(ii)              “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions legally-binding upon the Company or its Affiliates, and the, rules and regulations of any Governmental Entity having jurisdiction over the Assets pertaining to the environment or occupational health and safety, including, without limitation, the federal Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act, as amended, and comparable state and local laws.

(iii)            “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of (i) the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, multiplied by (ii) the Company’s Working Interest in the Asset affected by such Environmental Defect.

(c)               Notice of Environmental Defects.

(i)                 If Purchaser discovers any Environmental Defect affecting the Assets, Purchaser shall notify Seller reasonably promptly, but no later than the expiration of the Examination Period, of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail, including the Environmental Law alleged to be violated that forms the basis of such Environmental Defect; (iv) provide reasonable supporting documentation identifying the nature of the Environmental Defect (v) identify the specific Assets affected by such Environmental Defect (including, with respect to a Company Lease, the Subject Formations affected thereby); (vi) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Purchaser's Environmental Consultant, if any; and (vii) state Purchaser's estimate of the Environmental Defect Value, including the basis for such estimate, for which Purchaser would agree to adjust the Purchase Price.

(ii)              Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the requirements set forth in Section 7.2(c)(i), together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Purchaser for all purposes. Upon the receipt of effective notice from Purchaser pursuant to this Section 7.2(c), Seller and Purchaser shall attempt to mutually agree on a resolution with respect to any alleged Environmental Defect. Seller shall have the option, but not the obligation, to attempt to cure any such Environmental Defect prior to the Closing at Seller's sole cost. In the event that Seller does not elect to cure any alleged Environmental Defect and Purchaser and Seller are not able to mutually agree upon the resolution of such alleged Environmental Defect within ten Business Days after the last day of the Examination Period, then the alleged Environmental Defect shall be subject to the adjustment provisions set forth in Section 7.2(d)(ii).

(d)               Remedies for Environmental Defects.

(i)                 With respect to each Environmental Defect that is not cured on or before the Closing and for which Seller and Purchaser are in agreement with respect to (or have resolved pursuant to Section 7.5) the existence of the Environmental Defect and the Environmental Defect Value, the Adjustment Amount will be reduced by an amount equal to the Environmental Defect Value agreed upon in writing by Seller and Purchaser (or as resolved pursuant to Section 7.5).

(ii)              If on or before the date that is ten Business Days after the expiration of the Examination Period, Seller and Purchaser have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, then either such Party shall have the right to elect to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 7.5. If the validity of any asserted Environmental Defect, or the Environmental Defect Value attributable thereto, is not determined before the Closing, the Adjustment Amount will be reduced at Closing by the amount of the Environmental Defect Value related thereto as set forth in the notice sent from Purchaser to Seller pursuant to Section 7.2(c)(i), which shall be placed by Purchaser in the Defect Escrow Account at Closing, and released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed environmental matter pursuant to Section 7.5.

(iii)            Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect present at an individual Company Oil and Gas Property does not exceed $250,000 (the “Individual Environmental Threshold”), then no adjustment to the Adjustment Amount or other remedies hereunder shall be made for such Environmental Defect; (ii) if the aggregate Environmental Defect Value for all Environmental Defects exceeding the Individual Environmental Threshold does not exceed 2% of the Unadjusted Purchase Price, then no adjustment of the Adjustment Amount or other remedies hereunder shall be made therefor; and (iii) if the aggregate Environmental Defect Value for all Environmental Defects exceeding the Individual Environmental Threshold does exceed 2% of the Unadjusted Purchase Price, then the Adjustment Amount (and any escrowed Environmental Defect Amount) shall only be adjusted, or escrowed, as applicable, by the amount of such excess.

(iv)             If the Environmental Defect Value for an Environmental Defect is part of the Defect Escrow Amount, then such Environmental Defect Value shall be released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed environmental matter pursuant to Section 7.5.

7.3              Casualty Loss.

(a)               If after the Execution Date and prior to the Closing Date any part of the Assets shall be subject to a Casualty Loss, and the Casualty Value of all such Casualty Loss is 2% of the Unadjusted Purchase Price or less, this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such Casualty Loss and Purchaser shall accept as compensation all sums paid to Seller or the Company by Third Parties by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and Seller shall assign, transfer and set over unto the Company all of the rights, title and interest of Seller or its Affiliates (other than the Company) in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such Casualty Loss.

(b)               If, after the Execution Date but prior to the Closing Date, any portion of the Assets is subject to a Casualty Loss, and the Casualty Value of all such Casualty Losses exceeds 2% of the Unadjusted Purchase Price, the Parties shall proceed with the transactions contemplated by this Agreement and (x) in the case of an Asset taken by condemnation or right of eminent domain, the Adjustment Amount shall be reduced by the Casualty Value of such Casualty Loss or (y) in the case of an Asset being destroyed or otherwise impaired by Casualty Loss to the extent and only to the extent such Casualty Loss exceeds the deductible of 2% of the Unadjusted Purchase Price, (A) Seller may cause the Asset affected by such excess portion of the Casualty Loss to be repaired or restored to Purchaser’s reasonable satisfaction, at Seller’s sole cost, as promptly as reasonably practicable but in any event prior to the Closing Date (except with Purchaser’s prior written consent) and (B) if such Casualty Loss is not repaired or restored to Purchaser’s reasonable satisfaction prior to the Closing, to either (at Purchaser’s election) (1) proceed with the transactions contemplated by this Agreement and cause the Adjustment Amount to be reduced by the Casualty Value of such excess portion of the Casualty Loss (taking into account Seller’s efforts prior to Closing to repair or restore such Casualty Loss) or (2) proceed with the transactions contemplated by this Agreement notwithstanding such Casualty Loss. If Purchaser makes an election pursuant to the preceding clause (1), Purchaser shall pay to Seller all sums paid to the Company by Third Persons by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and cause the Company to assign, transfer and set over unto Seller all of the rights, title and interest of the Company in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such casualty, in each case, up to the amount that the Adjustment Amount was adjusted pursuant to the preceding clause (1). If Purchaser makes an election pursuant to the preceding clause (2), Seller shall pay to Purchaser all sums paid to Seller or its Affiliates (other than the Company) by Third Persons by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and assign, transfer and set over unto the Company all of the rights, title and interest of Seller and its Affiliates in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such casualty.

(c)               The term “Casualty Value” shall mean (i) as to Assets taken in condemnation or under right of eminent domain, the Allocated Value of such Assets, and (ii) as to any Assets destroyed or otherwise impaired by casualty, the amount of the costs and expenses associated with repairing or restoring the Assets affected by such casualty without reduction for any sums paid pursuant to any policy or agreement of insurance or indemnity, and, in the case of clause (ii), such Casualty Value shall be determined before the Closing by Purchaser and Seller in good faith, or if Purchaser and Seller are not able to agree on such amount, by an independent firm with experience involving the performance of services of the type necessary to repair or restore the Assets affected by such Casualty Loss reasonably acceptable to Seller and Purchaser.

(d)               As promptly as practicable, but in no event later than the earlier of (i) three (3) Business Days after Seller receives notice of a Casualty Loss or (ii) Closing, Seller shall inform Purchaser of the occurrence of any Casualty Loss.

7.4              Consents. Seller shall use its commercially reasonable efforts to obtain prior to Closing all Consents required to be obtained by the Company in connection with the Transactions, other than consents and approvals by Governmental Entities that are customarily obtained after Closing (including customary post-closing notices), and deliver any notices required in connection with preferential rights to purchase the Assets, and Purchaser shall reasonably assist Seller with such efforts. Without limiting the foregoing, Seller shall promptly, but in any event, no later than five (5) Business Days after the Execution Date provide the holders of Required Consents and applicable preferential rights with notice of the Transactions and request their consent to assign and/or waiver of their preferential right to purchase. To the extent any Required Consent is not obtained prior to the Closing or prior to Closing any applicable preferential right to purchase the Assets has been exercised or the period for exercise has not expired and such preferential right to purchase has not been waived, then (x) such matter shall constitute a Title Defect as to that portion of the Assets affected thereby, (y) the Adjustment Amount shall be reduced by an amount equal to the Title Defect Value with respect thereto and (z) the affected Assets will not be included in the sale and will be distributed by the Company to Seller prior to Closing. Following the Closing, Seller shall continue to use its commercially reasonable efforts to obtain any Required Consent not otherwise obtained prior to the Closing and if any such unobtained Required Consent is subsequently obtained within ninety (90) days after the Closing Date, then Seller shall notify Purchaser and an additional Closing shall be held within five (5) Business Days following receipt of such Required Consent at which (i) Seller shall sell, assign and convey the affected Assets to Purchaser pursuant to the terms of this Agreement (using the form of Assignment) and (ii) Purchaser shall pay to Seller an amount equal to the Allocated Value of such Assets, adjusted in accordance with this Agreement. In the event of such assignment, the term “Closing Date” with respect to any such Assets shall mean the date of assignment of such Assets from Sellers to Purchaser. Any requirement for Seller or the Company to seek or obtain Consents or similar matters or to use “commercially reasonable efforts” or “reasonable best efforts” under this Agreement with respect to making requests or obtaining Consents or similar matters does not and shall not be construed to obligate Seller or the Company to pay any consideration, or assume or undertake any other obligation, liability, or Damages.

7.5              Dispute Resolution. If, pursuant to the terms of this Agreement, a disputed matter is specifically subject to resolution pursuant to this Section 7.5, such matter will be resolved as follows:

(a)               Expert Determination.

(i)                 Title Expert. The determination of a disputed title matter shall be conducted by a single title expert (“Title Expert”). The Title Expert shall be neutral, not an affiliate, employee or currently engaged consultant of either Party (nor of any of their Affiliates), and shall be an oil and gas title attorney with at least ten (10) years of experience examining title to oil and gas properties in the geographic area where the Assets subject to such dispute are located.

(ii)              Environmental Expert. The determination of a disputed environmental matter shall be conducted by a single environmental expert (“Environmental Expert”). The Environmental Expert shall be neutral, not an affiliate, employee or currently engaged consultant of either Party (nor of any of their Affiliates), and shall be an individual with a nationally recognized independent environmental consulting firm with at least ten (10) years of experience evaluating environmental matters associated with oil and gas properties in geographic area where the Assets subject to such dispute are located.

(iii)            Accounting Expert. The determination of a dispute regarding the Final Settlement Statement pursuant to Section 2.5 will be submitted to the Houston, Texas office of PricewaterhouseCoopers, or a nationally-recognized independent accounting firm or consulting firm otherwise mutually acceptable to both Purchaser and Seller (“Accounting Expert” and, together with the Title Expert and Environmental Expert, an “Expert”).

(iv)             Selection of Expert by Agreement of the Parties. The Parties shall attempt to mutually agree on the Expert; provided if the Parties are not able to mutually agree on the Expert within five (5) Business Days after receipt of the other Party’s election to submit a matter to expert determination, then, within ten (10) Business Days after the end of such five (5) Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential Experts having the qualifications outlined in Section 7.5(a)(i), (ii) or (iii), as applicable. If there is one common name on the Parties’ lists, that Person shall be the Expert; but if there is more than one common name on the Parties’ lists, the Expert shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties or otherwise by the mutual agreement of the Parties.

(v)               Selection of Expert if Parties Do Not Agree. In the event there are no common names on the Parties’ lists (or there is more than one common name and the Parties cannot agree), the lists of potential Experts submitted by the Parties shall be submitted to The International Institute for Conflict Prevention & Resolution (“CPR”) on or before five (5) Business Days after the submission of the Parties’ respective lists to one another, and the CPR shall select the Expert from the Parties’ lists. The Expert need not be on the CPR’s panel of neutrals.

(vi)             Information. Within ten (10) Business Days after the selection of the Expert, the Parties shall provide to the Expert all applicable notices and documentation related to the disputed matter and reasonably required or relevant to the determination of the Expert, and each Party shall provide such other evidence as it deems appropriate for the Expert to determine the existence and effect of the applicable dispute. The Expert shall also be provided with a copy of this Agreement.

(vii)          No Ex-Parte Communications. The Expert, once appointed, shall have no ex-parte communications with any Party concerning the determination required hereunder. All communications between any Party and the Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner.

(viii)        Determination. The Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he or she has received the materials under Section 7.5(a)(vi). The decision of the Expert shall be final, binding on the Parties and non-appealable. The Expert shall make a separate determination with respect to each disputed matter submitted to the Expert for determination.

(ix)             Fees and Costs. Each Party shall be responsible for paying its own costs, including its attorneys’ and experts’ fees. The costs of the Expert shall be paid one-half by Seller and one-half by Purchaser.

(x)               Findings. The written finding of the Expert need only set forth the Expert’s finding as to (as applicable) whether the subject Title Defect exists or has been cured and the Title Defect Value, the existence of the asserted Title Benefit and the Title Benefit Amount, or whether the Environmental Defect exists and the Environmental Defect Amount, or the final determination of the amount of each disputed component of the Adjustment Amount submitted to the Expert, and not the Expert’s rationale for the award

(b)               Not Arbitration. The Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter. The Parties intend that the procedures set forth in this Section 7.5 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 7.5 shall be specifically enforceable. ALL DISAGREEMENTS, DIFFERENCES, OR DISPUTES OTHER THAN DISPUTES WHICH THIS AGREEMENT EXPRESSLY STATES WILL BE RESOLVED PURSUANT TO THIS SECTION 7.5 SHALL BE DETERMINED IN ACCORDANCE WITH SECTION 11.6.

(c)               Execution of Documents. The Parties agree to execute such agreements as may be reasonably required by the Expert, including such engagement letters, releases and indemnities as reasonably requested by the Expert.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1              Conditions to Each Party’s Obligation to Consummate the Transaction. The respective obligation of each Party to consummate the Transactions are subject to the satisfaction at the Closing Date of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)               Stockholder Approvals. The Purchaser Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Purchaser.

(b)               Regulatory Approval. Any waiting period (including any extensions thereof) or clearance applicable to the Transactions under the HSR Act shall have been terminated, expired or been obtained.

(c)               No Injunctions or Restraints. No Governmental Entity of the United States or any State thereof having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and no Law of the United States or any State thereof shall have been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(d)               Aggregate Cap. The sum of (i) the aggregate amount of the Title Defect Values as to all Title Defects validly claimed by Purchaser and uncured by Seller as (x) agreed to by the Parties, (y) finally determined pursuant to Section 7.5 or (z) with respect to Title Defects with respect to which the existence of, or Title Defect Value with respect to, such Title Defect has not been agreed upon by the Parties or finally resolved pursuant to Section 7.5, the Title Defect Value with respect to such Title Defect claimed by Purchaser in the applicable Notice of Defective Interests (pending resolution pursuant to Section 7.5 at which point the Title Defect Value determined pursuant to such resolution shall be used instead for purposes of this Section 8.1(d)), plus (ii) the aggregate amount of the Environmental Defect Values as to all Environmental Defects validly claimed by Purchaser and uncured by Seller as (x) agreed to by the Parties, (y) finally determined pursuant to Section 7.5 or (z) with respect to Environmental Defects with respect to which the existence of, or Environmental Defect Value with respect to, such Environmental Defect has not been agreed upon by the Parties or finally resolved pursuant to Section 7.5, the Environmental Defect Value claimed by Purchaser in the applicable notice sent from Purchaser to Seller pursuant to Section 7.2(c)(i) (pending resolution pursuant to Section 7.5 at which point the Environmental Defect Value determined pursuant to such resolution shall be used instead for purposes of this Section 8.1(d)), plus (iii) the aggregate amount of all Casualty Values with respect to Casualty Losses, shall be less than 15% of the Unadjusted Purchase Price.

8.2              Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions is subject to the satisfaction at the Closing Date of the following conditions, any or all of which may be waived exclusively by Purchaser, in whole or in part, to the extent permitted by applicable Law:

(a)               Representations and Warranties of Seller. (i) The Seller Fundamental Representations shall have been true and correct as of the Execution Date and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (ii) all other representations and warranties of Seller set forth in Article III that are not Seller Fundamental Representations shall have been true and correct in all material respects (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Seller Material Adverse Effect”) as of the Execution Date, and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Seller Material Adverse Effect”) only as of such date or period of time).

(b)               Representations and Warranties Regarding the Company. (i) The Company Fundamental Representations shall have been true and correct as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (ii) all representations and warranties of Seller regarding the Company set forth in Article IV (other than the Company Fundamental Representations) shall have been true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Company Material Adverse Effect”) as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Company Material Adverse Effect”) only as of such date or period of time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Company Material Adverse Effect”) would not constitute and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)               Performance of Obligations of Seller. Seller shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(d)               Release of Obligations and Encumbrances. Concurrently with Closing, (i) all obligations of the Company and its Subsidiaries under the Specified Facilities (other than any contingent indemnification obligations under which no claims have been made) shall be released and terminated and (ii) all security interests and Encumbrances granted in respect of the Subject Securities or any of the Assets, in each case, securing the obligations under the Specified Facilities shall be released and terminated.

(e)               No Material Adverse Effect. No Company Material Adverse Effect, or event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, shall have occurred with respect to the Company from the Execution Date until the Closing Date.

(f)                Closing Deliverables. Purchaser shall have received each of the Seller closing deliverables set forth in Section 2.7(b).

8.3              Additional Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions is subject to the satisfaction at the Closing Date of the following conditions, any or all of which may be waived exclusively by Seller, in whole or in part, to the extent permitted by applicable Law:

(a)               Representations and Warranties of Purchaser. (i) The Purchaser Fundamental Representations shall have been true and correct as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the fifth sentence of Section 5.2(b) for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (ii) all other representations and warranties of Purchaser set forth in Article V that are not Purchaser Fundamental Representations shall have been true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Purchaser Material Adverse Effect”) as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Purchaser Material Adverse Effect”) only as of such date or period of time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Purchaser Material Adverse Effect”) would not constitute and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)               Performance of Obligations of Purchaser. Purchaser shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)               Closing Deliverables. Seller shall have received each of the Purchaser closing deliverables set forth in Section 2.7(c).

(d)               NYSE Listing. The Common Stock issuable to Seller constituting Equity Consideration Shares shall have been authorized for listing on the NYSE, upon official notice of issuance.

(e)               No Material Adverse Effect. No Purchaser Material Adverse Effect, or event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect, shall have occurred with respect to the Purchaser from the Execution Date until the Closing Date.

8.4              Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX
TERMINATION

9.1              Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether (except as expressly set forth below) before or after the Purchaser Stockholder Approval has been obtained:

(a)               by mutual written consent of Seller and Purchaser;

(b)               by either Seller or Purchaser:

(i)                 if any Governmental Entity of the United States or any State thereof (including any Antitrust Authority) having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Transactions illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 9.1(b)(i) occurring;

(ii)              if the Transactions shall not have been consummated on or before 5:00 p.m. Houston, Texas time, on July 15, 2020 (such date being the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Transactions to occur on or before such date;

(iii)            in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 8.2(a), (b) or (c) or Section 8.3(a) or (b) as applicable (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) three (3) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv)             if the Purchaser Stockholder Meeting (including any adjournments thereof) shall have been duly convened and completed and the Purchaser Stockholder Approval shall not have been obtained at the Purchaser Stockholder Meeting, or at any adjournment or postponement thereof; or

(v)               if the condition set forth in Section 8.1(d) is not satisfied (or waived by the terminating Party) as of the Outside Date;

(c)               by Seller prior to, but not after, the time the Purchaser Stockholder Approval is obtained, if a Purchaser Change of Recommendation shall have occurred (whether or not such Purchaser Change of Recommendation is permitted by this Agreement); and

(d)               by Purchaser at any time following a breach by Seller of Section 6.1(b)(xiii).

9.2              Notice of Termination; Effect of Termination.

(a)               A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b)               In the event of termination of this Agreement by any Party as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 9.2, Section 6.6(d), Section 9.3 and Article I and Article XI (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or intentional fraud.

9.3              Termination Fee.

(a)               If Seller terminates this Agreement pursuant to Section 9.1(c) (Purchaser Change of Recommendation), then Purchaser shall pay Seller the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Seller no later than three (3) Business Days after notice of termination of this Agreement.

(b)               If either Seller or Purchaser terminates this Agreement pursuant to Section 9.1(b)(iv) (Failure to Obtain Purchaser Stockholder Approval) and Seller is not otherwise entitled to receive the Termination Fee pursuant to this Section 9.3, then Purchaser shall pay Seller an amount equal to the Seller Expenses, in each case, no later than three (3) Business Days after notice of termination of this Agreement.

(c)               If (i) (A) either Purchaser or Seller terminates this Agreement pursuant to Section 9.1(b)(iv) (Failure to Obtain Purchaser Stockholder Approval) and on or before the date of the Purchaser Stockholder Meeting a Purchaser Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification prior to the Purchaser Stockholder Meeting or (B) Seller terminates this Agreement pursuant to Section 9.1(b)(iii) (Terminable Breach) and following the Execution Date and on or before the date of any such termination a Purchaser Competing Proposal shall have been announced, disclosed or otherwise communicated to the Purchaser Board and not withdrawn without qualification prior to the date of such termination, and (iii) within twelve (12) months after the date of such termination, Purchaser enters into a definitive agreement with respect to a Purchaser Competing Proposal or consummates a Purchaser Competing Proposal, then Purchaser shall pay Seller the Termination Fee less the Seller Expenses if the Seller Expenses were paid by Purchaser pursuant to Section 9.3(b). For purposes of this Section 9.3(c), any reference in the definition of Purchaser Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%.”

(d)               In no event shall Seller be entitled to receive more than one payment of the Termination Fee or more than one payment of Seller Expenses. If Seller receives the Termination Fee, then Seller will not be entitled to also receive a payment of the Seller Expenses. The Parties agree that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If Purchaser fails to promptly pay the amount due by it pursuant to this Section 9.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, Seller commences a Proceeding that results in judgment for Seller for such amount, Purchaser shall pay Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding.

(e)               The Parties agree that the monetary remedies set forth in this Section 9.3 and specific performance remedies set forth in Section 11.10 shall be the sole and exclusive remedies of (i) Seller against Purchaser and any of its respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Transactions to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Purchaser shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Purchaser or any of its former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Purchaser in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Purchaser against Seller and any of its former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Transactions to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Seller shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Seller or any of its former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Seller in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE X
INDEMNIFICATION

10.1          Indemnification by Purchaser. From and after the Closing, Purchaser shall defend, pay, compensate, reimburse, indemnify and hold harmless (whether or not related to a Third Party claim) Seller and its Affiliates and their respective owners, members, directors, officers, managers, employees, insurers and, in each case, their respective successors and assigns (collectively, the “Seller Indemnitees”) from, for and against any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a Third Party claim (“Damages”) (individually, a “Seller’s Indemnified Claim” and collectively, “Seller’s Indemnified Claims”) which are suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any direct claim or Third Party claim) and which arise from or as a result of, or are connected with:

(a)               any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in the certificate delivered pursuant to Section 2.7(c)(iv)(D); and

(b)               any breach of any covenant or agreement made by Purchaser in this Agreement.

10.2          Indemnification by Seller. From and after the Closing, Seller shall defend, compensate, pay, reimburse, indemnify and hold harmless (whether or not related to a Third Party claim) Purchaser and its Affiliates and their respective owners, members, directors, officers, managers, employees, insurers and, in each case, their respective successors and assigns (collectively, the “Purchaser Indemnitees”) from, for and against any and all Damages (individually, a “Purchaser’s Indemnified Claim” and collectively, “Purchaser’s Indemnified Claims” and, together with the Seller’s Indemnified Claims, “Indemnified Claims”) which are suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any direct claim or Third Party claim) and which arise from or as a result of, or are connected with:

(a)               any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in the certificate delivered pursuant to Section 2.7(b)(iii);

(b)               any breach of any covenant or agreement made by Seller or the Company (in the case of the Company, solely to the extent such breach occurred prior to Closing) in this Agreement or the other Transaction Documents;

(c)               any Indebtedness of the Company prior to the Closing other than (i) to the extent the Adjustment Amount was decreased pursuant to Section 2.3(g) with respect to such Indebtedness and (ii) Indebtedness incurred in accordance with Section 6.1(b);

(d)               any Seller Taxes;

(e)               any Excluded Assets to the extent relating to matters occurring prior to Closing;

(f)                the MIPA (including the Transition Services Agreement delivered pursuant thereto); and

(g)               any Seller Retained Liability.

10.3          Survival of Representations, Warranties and Covenants.

(a)               The respective representations and warranties made by Seller and Purchaser in this Agreement and the rights under Section 10.1 (with respect to the Seller Indemnitees) and Section 10.2 (with respect to the Purchaser Indemnitees) with respect to such representations and warranties, in each case, shall survive the Closing but shall expire at 11:59 p.m. Houston, Texas time, on the date that is the first (1st) anniversary of the Closing Date (the “Expiration Time”) and any liability of Seller or Purchaser with respect to such representations and warranties shall thereupon cease; provided, however, with respect to the representations and warranties contained in Section 4.10 (Taxes) and Section 5.9 (Taxes) the Expiration Time shall be 11:59 p.m. Houston, Texas time, on the date that is thirty (30) days after the expiration of the applicable statute of limitations; provided, further, that each Seller Fundamental Representation, Company Fundamental Representation or Purchaser Fundamental Representation, will not expire at the Expiration Time and will continue until the third (3rd) anniversary of the Closing Date to the extent permitted by applicable Law. The Purchaser Indemnitees shall be permitted to make a claim for indemnification under Section 10.2(d) if such claim is first made on or prior to the date that is thirty (30) days after the expiration of the applicable statute of limitations.

(b)               If, at any time prior to the Expiration Time, Seller (on behalf of a Seller Indemnitee) or Purchaser (on behalf of a Purchaser Indemnitee) delivers to the other Party a claim for indemnification pursuant to the provisions of this ARTICLE X asserting a claim with respect to any of the indemnifiable matters herein, then such indemnification claim shall survive the Expiration Time until such time as such claim or claims are settled or otherwise fully and finally resolved.

(c)               The covenants of each Party made in this Agreement which are by their nature to be performed prior to the Closing will survive the Closing but shall expire at the Expiration Time, except the covenant of Purchaser in the last sentence of Section 7.1(d)(i), which covenant will terminate and expire upon the expiration of the Examination Period. Except as otherwise provided in this Agreement, all covenants of the Parties made in this Agreement which are by their nature to be performed after the Closing shall terminate and expire when performed in accordance with their terms. The obligations of Seller set forth in Section 10.2(f) shall survive the Closing until the Expiration Time.

10.4          Limitations.

(a)               If the Closing occurs, Purchaser shall have no liability under Section 10.1 to indemnify the Seller Indemnitees and Seller shall have no liability under Section 10.2 to indemnify the Purchaser Indemnitees, in each case:

(i)                 unless and until, with respect to any individual Indemnified Claim (or series of related Indemnified Claims), brought pursuant to Section 10.1(a) or Section 10.2(a), as applicable the aggregate amount of otherwise indemnifiable Damages thereunder exceeds $100,000 (the “De Minimis Amount”) (and any Indemnified Claims (or series of related Indemnified Claims) for which the aggregate amount of otherwise indemnifiable Damages thereunder does not exceed the De Minimis Amount, the Damages with respect to such Indemnified Claim(s) shall not be applied towards the Deductible);

(ii)              unless and until, the aggregate amount of otherwise indemnifiable Damages pursuant to (x) all Seller’s Indemnified Claims brought pursuant to Section 10.1(a), in the case of Seller’s Indemnified Claims, or (y) all Purchaser’s Indemnified Claims brought pursuant to Section 10.2(a), in the case of Purchaser’s Indemnified Claims, exceeds a deductible (not a threshold) of $50,000,000 (the “Deductible”), and then the indemnifying party shall be liable for only the amount by which the total of such Damages exceeds such Deductible; and

(iii)            with respect to Purchaser, in the case of Seller’s Indemnified Claims brought pursuant to Section 10.1(a), on the one hand, and with respect to Seller, in the case of Purchaser’s Indemnified Claims brought pursuant to Section 10.2(a), on the other hand, in excess of an aggregate amount of indemnifiable Damages equal to $125,000,000 (the “Cap”).

(b)               Notwithstanding the foregoing and anything to the contrary in this Agreement, the limitations set forth in Section 10.4(a) shall not apply to Damages indemnifiable pursuant to Section 10.1(a) or Section 10.2(a) that arise from or as a result of, or are directly or indirectly connected with an inaccuracy in, or a breach of, the representations and warranties of Seller set forth in Section 4.10, the representations and warranties of Purchaser set forth in Section 5.9, the Seller Fundamental Representations, the Company Fundamental Representations or the Purchaser Fundamental Representations or, for the avoidance of doubt, Damages indemnifiable pursuant to Section 10.2(d).

(c)            The maximum aggregate indemnifiable Damages that Purchaser shall be required to pay to the Seller Indemnitees for indemnification for Damages, on the one hand, and that Seller shall be required to pay to the Purchaser Indemnitees for indemnification for Damages, on the other hand, shall be limited, in each case, in the aggregate to an amount equal to the sum of the consideration received by Seller at the Closing plus the Indemnification Holdback Amount.

(d)           For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Damages hereunder, any materiality, Material Adverse Effect, Seller Material Adverse Effect, Company Material Adverse Effect or Purchaser Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(e)           Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, in no event shall any Party be entitled to receive, in connection with this Agreement and the Transactions, either in contract or in tort, any (i) punitive or special damages or (ii) consequential damages or loss of revenue or income damages except to the extent reasonably foreseeable.

10.5       Exclusive Remedy. Other than in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation contained in this Agreement and except for specific performance to the extent available pursuant to Section 11.10, from and after the Closing, the indemnification rights provided under this ARTICLE X shall be the sole and exclusive remedy of the Purchaser Indemnitees or Seller Indemnitees, as applicable, for any inaccuracy in or breach of any representations, warranties or covenants of Seller, Company or Purchaser, respectively, contained in this Agreement or any other Transaction Document.

10.6        Indemnification Procedures.

(a)          A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying Party shall not preclude the indemnified Party from any indemnification which it may claim in accordance with this ARTICLE X.

(b)            In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any Third Party in respect of which indemnification may be sought under Section 10.1 or Section 10.2 (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure. Subject to the provisions of this Section 10.6, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contest its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to the other Party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.6 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice or otherwise in accordance with this Article X.

10.7        Indemnification Escrow.

(a)           Subject to the applicable limitations set forth in this Article X, any amounts due by Seller to Purchaser pursuant to this Article X shall be first satisfied from the Escrowed Shares. To the extent that Purchaser is determined to be owed by Seller amounts in excess of the Indemnification Holdback Amount, Purchaser may seek payment for such amounts from Seller, subject to the limitations set forth in Section 10.4.

(b)           If Seller does not dispute any claim made by Purchaser against Seller, Seller and Purchaser shall provide written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse to Purchaser a number of Escrowed Shares equal to the amount of the undisputed claim divided by the Per Share Price. If Seller does dispute any claim made by Purchaser, then upon the final non-appealable determination of the amount in question (or an agreement between the Parties), as applicable, with respect to such claim, Seller and Purchaser shall provide written instructions to the Escrow Agent to disburse to Purchaser a number of Escrowed Shares equal to the amount determined by such final, non-appealable determination or agreement to be due pursuant to the terms of the Indemnification Escrow Agreement divided by the Per Share Price.

(c)            On the first (1st) anniversary of the Closing Date, Purchaser and Seller shall instruct the Escrow Agent to release to Seller all of the then-remaining Escrowed Shares, save and except a number of Escrowed Shares equal to (i) the sum of (A) Ten Million Dollars ($10,000,000) plus (B) the aggregate amount of all unsatisfied claims for indemnification that Purchaser has validly made against Seller on or before such date pursuant to this Article X and which are subject to satisfaction (in whole or in part) from the Escrowed Shares, divided by (ii) the Per Share Price. On the date that is eighteen (18) months after the Closing Date, Purchaser and Seller shall instruct the Escrow Agent to release to Seller the then-remaining Escrowed Shares, save and except a number of Escrowed Shares equal to the aggregate amount of all unsatisfied claims for indemnification that Purchaser has validly made against Seller on or before such date pursuant to this Article X and which are subject to satisfaction (in whole or in part) from the Escrowed Shares, divided by the Per Share Price.

(d)           The Parties agree to provide joint written instructions to the Indemnification Escrow Agent to distribute the Escrowed Shares as and when provided in this Agreement.

10.8        Insurance; Adjustment Amount. The amount of any Damages for which indemnification is provided under this ARTICLE X shall be (x) net of any amounts actually recovered by the indemnified party under applicable insurance policies with respect to such Damages (net of any applicable deductibles, copayments, premium increases, “retro premium” adjustments and similar costs or expenses incurred in obtaining such benefit or recovery) or other payment or monetary recoupment received or that are realized or retained by the indemnified party as a result of the events giving rise to the claim for indemnification and (y) without duplication of amounts taken into account in the calculation of the Adjustment Amount.

10.9        Knowledge. No information or knowledge of any Party, nor the results of any due diligence or investigation by any Party (including in relation to the other Party, the Company or the Subject Securities) shall affect, waive, modify, limit, or diminish: (i) any representation or warranty of any Party contained in this Agreement or any other Transaction Document; or (ii) any other Party’s right to rely upon such representations and warranties, including with respect to any claims for indemnification hereunder.

10.10      No Contribution. Except as otherwise provided in this Agreement, Seller waives, and acknowledges and agrees that Seller shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against Purchaser or the Company in connection with any Purchaser Indemnified Claim under this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1        Schedule Definitions. All capitalized terms in the Seller Disclosure Letter, the Company Disclosure Letter and the Purchaser Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

11.2        Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i)            if to Seller, to:

Felix Investments Holdings II, LLC
1530 16th Street
Suite 500
Denver, Colorado 80202
Attention: Michael Horton
E-mail: MichaelH@felix-energy.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: John B. Connally, Douglas E. McWilliams and W. Matthew Strock

E-mail: jconnally@velaw.com; dmcwilliams@velaw.com; mstrock@velaw.com

(ii)           if to Purchaser, to:

WPX Energy, Inc.
3500 One Williams Center

Tulsa, Oklahoma 74172

Attention: Dennis Cameron

E-mail: Dennis.Cameron@wpxenergy.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Glenn D. West, James R. Griffin and Samuel C. Peca
E-mail: gdwest@weil.com

 james.griffin@weil.com

 samuel.peca@weil.com

11.3        Rules of Construction.

(a)           Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on grounds of authorship.

(b)           The inclusion of any information in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter, as applicable, that such information is required to be listed in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter, as applicable, that such items are material to the Company, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Seller Material Adverse Effect, a Company Material Adverse Effect or a Purchaser Material Adverse Effect. The headings, if any, of the individual sections of each of the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter, as applicable, as an exception to (i) a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties or (ii) as an exception to Section 6.1 or Section 6.2 shall be deemed adequately disclosed as an exception with respect to all other subclauses of Section 6.1 or Section 6.2, in each case, to the extent that the relevance of such item to such representations or warranties, or to such other subclauses of Section 6.1 or Section 6.2, is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)           The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)           All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e)           In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); any Governmental Entity include any successor to that Governmental Entity; (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (iii) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall extend through, and end on, the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or before the next day that is a Business Day; and (iv) “made available” means, with respect to any document, that such document was (A) in the electronic data room relating to the Transactions maintained by Seller or Purchaser, as applicable, prior to the execution of this Agreement or (B) filed with or furnished to the SEC and available on EDGAR, prior to the execution of this Agreement.

11.4       Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or e-mail in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

11.5       Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Annexes and Exhibits hereto, the Seller Disclosure Letter, the Company Disclosure Letter, the Purchaser Disclosure Letter, the Transaction Documents and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (i) Article X (which is intended for the benefit of, and shall be enforceable by, each Purchaser Indemnitee and each Seller Indemnitee), (ii) Section 11.10 (which is intended for the benefit of, and shall be enforceable by, each Seller Affiliate and Purchaser Affiliate), (iii) Section 11.13 (which is intended for the benefit of, and shall be enforceable by, the Non-Recourse Persons) and (iv) Section 11.14 (which is intended for the benefit of, and shall be enforceable by, the Financing Sources), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6       Governing Law; Venue; Waiver of Jury Trial.

(a)           THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (“Covered Matters”), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF; PROVIDED, HOWEVER, THAT IN CONNECTION WITH THE DETERMINATION OF THE EXISTENCE OF ANY (A) TITLE DEFECT OR WITH RESPECT TO CONVEYANCING MATTERS AS TO ANY OIL AND GAS PROPERTY, THE LAWS OF THE STATE WHERE THE APPLICABLE OIL AND GAS PROPERTY IS LOCATED SHALL GOVERN AND CONTROL SUCH DETERMINATION, AND (B) ENVIRONMENTAL DEFECT AND/OR REMEDIATION AMOUNT, THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE WHERE THE APPLICABLE OIL AND GAS PROPERTY IS LOCATED SHALL GOVERN AND CONTROL SUCH DETERMINATION.

(b)           THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE General Corporation Law of the State of Delaware, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY COVERED MATTER, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION, SUIT OR PROCEEDING THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)           NOTWITHSTANDING SECTION 7.5, (i) ANY DISPUTE WITH RESPECT TO THE CALCULATION OF THE ADJUSTMENTS TO THE UNADJUSTED CASH PURCHASE PRICE PURSUANT TO SECTION 2.3, SECTION 2.4 AND SECTION 2.5 SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.5 AND (ii) ANY DISPUTE WITH RESPECT TO THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECT OR ENVIRONMENTAL DEFECT, OR THE AMOUNT ANY TITLE DEFECT VALUE OR REMEDIATION AMOUNT, OR THE EFFECTIVENESS OF ANY EFFORTS TO CURE A TITLE DEFECT OR ENVIRONMENTAL DEFECT, OR THE EXISTENCE OR ALLOCATED VALUE OF, OR THE COMPANY’S TITLE TO, ANY LEASE LISTED ON ANNEX B OR ANY WELL LISTED ON ANNEX C, SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH ARTICLE VII, AS APPLICABLE.

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH ANY COVERED MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION WITH RESPECT TO A COVERED MATTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7        Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

11.8        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 11.8 shall be void.

11.9        Affiliate Liability. Each of the following is herein referred to as a “Seller Affiliate”: (a) any direct or indirect holder of equity interests or securities in Seller (whether equityholders or otherwise) and (b) any director, officer, employee, Representative or agent of (i) Seller or (ii) any Person who controls Seller. No Seller Affiliate shall have any liability or obligation to Purchaser or any of its Affiliates or Representatives of any nature whatsoever in connection with or under any of the Transaction Documents or the Transactions, except with respect to liabilities and obligations of a Seller Affiliate arising pursuant to a Transaction Document to which such Seller Affiliate is a party (and then only to the extent of the specific obligations undertaken by such Seller Affiliate pursuant to such Transaction Document and not otherwise), and Purchaser hereby waives and releases all claims of any such liability and obligation. Each of the following is herein referred to as a “Purchaser Affiliate”: (x) any direct or indirect holder of equity interests or securities in Purchaser (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Purchaser or (ii) any Person who controls Purchaser. No Purchaser Affiliate shall have any liability or obligation to Seller or any of its Affiliates or Representatives of any nature whatsoever in connection with or under any of the Transaction Documents or the Transactions, and the Seller hereby waive and release all claims of any such liability and obligation.

11.10     Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 9.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 11.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 11.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

11.11      Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.12      Extension; Waiver. Seller and Purchaser may, to the extent legally allowed:

(a)           extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)          waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)           waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by Seller or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.13      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing (the “Non-Recourse Persons”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Purchaser or Seller under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions, except with respect to liabilities of a Non-Recourse Person arising pursuant to a Transaction Document to which such Non-Recourse Person is a party (and then only to the extent of the specific obligations undertaken by such Non-Recourse Person pursuant to such Transaction Document and not otherwise).

11.14      Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement or any of the transactions contemplated hereby shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the applicable documentation relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement or any of the transactions contemplated hereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process in any such Proceeding shall be effective if notice is given in accordance with Section 11.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against any Financing Source in any way arising out of or relating to this Agreement or any of the transactions contemplated hereby, (g) agrees that none of the Financing Sources and their Affiliates and representatives shall have any liability to the Seller or Company or any of their Affiliates relating to or arising out of this Agreement or any of the transactions contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise (and the Purchaser, on behalf of itself and its Affiliates, and Seller, on behalf of itself and Company and its Affiliates, hereby acknowledge that they have no recourse against, and hereby waive any rights or claims against, the Financing Sources in connection therewith); provided that nothing in this Agreement shall limit the liability of the Financing Sources pursuant to the documentation related to the Financing, and (h) agrees that the Financing Sources are express Third Party beneficiaries of, and may enforce, any of the provisions of this Section 11.14 and that such provisions and the definition of "Financing Sources" shall not be amended in any way adverse to any Financing Source without the prior written consent of such Financing Source.

11.15      Transaction Costs. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Transactions shall be consummated. All Transaction Costs shall be borne by Seller.

11.16      Further Assurances. From and after the Closing, at the request of any Party but without further consideration, the Parties shall take, or cause to be taken, all actions and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to consummate the Transactions, including (a) reasonably cooperating with the other Party to obtain any consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or Third Parties that are required in connection with the consummation of the Transactions, (b) execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, such other instruments of conveyance necessary to consummate the Transactions and (c) take such other actions as any Party reasonably may requested to give effect to the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

SELLER:

FELIX INVESTMENTS HOLDINGS II, LLC

By:	/s/ Michael Horton
Name:	Michael Horton
Title:	Chief Commercial Officer

PURCHASER:

WPX ENERGY, INC.

By:	/s/ Richard E. Muncrief
Name:	Richard E. Muncrief
Title:	Chairman and Chief Executive Officer

Signature Page to Securities Purchase Agreement

ANNEX A

Certain Definitions

“3rd Bone Spring” means the stratigraphic equivalent of the top of the Third Bone Springs at: 10,235’ MD to the top of the Wolfcamp A at 11,153’ MD in University 21-17 #1R (4247537010), 11,108’ MD to the top of the Wolfcamp A at 11,951’ MD in University 4-21 #1 (4249533391), 11,173’ MD to the top of the Wolfcamp A at 12,010’ MD in Mosquito 1108-74 E #1H (4249534289).

“Adjustment Holdback Amount” means $15,000,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Allocated Value” means, with respect to any Company Well or any Subject Formation for any Company Lease, the amount set forth for such Well or such Subject Formation for such Company Lease on Annex B-1, B-2, B-3 or Annex C, as applicable.

“Applicable Date” means December 31, 2017.

“Assets” means all of assets and properties of the Company, including the Company Oil and Gas Properties, but excluding equity interests of the Excluded Subsidiaries.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Books and Records” means all data, information, software, books, files and records of the Company, including all production records, operating records, correspondence, lease records, well logs and other well-related records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); contract files; and maps, electric logs, core data, pressure data and decline curves, in each case, that are not Excluded Records.

“Business Day” means a day other than a day on banks in the States of New York or Texas are authorized or obligated to be closed.

“Cash and Cash Equivalents” means as of the time of determination (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.

Annex A

“Cash Closing Payment” means an amount equal to $900,000,000, minus the Debt Payoff Amount, minus the Transaction Costs Payoff Amount, plus, if the Closing Adjustment Amount is positive, the amount of the Closing Adjustment Amount; provided, that the Cash Closing Payment shall not be less than $0.

“Casualty Loss” means any destruction by fire, blowout, storm or other casualty, or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain, of any of the Assets or portion thereof or if proceedings for such purposes shall be pending or threatened, in each case, that occurs on or after the Execution Date and prior to the Closing Date.

“Common Stock” means the common stock, par value $0.01 per share, of Purchaser, as traded on the New York Stock Exchange under the trading symbol “WPX”.

“Company Fundamental Representations” means the representations and warranties of Seller set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure) and Section 4.2(b) (Capital Structure), Section 4.22 (Brokers) and Section 7.1(f) (Special Warranty).

“Company Leases” means all Oil and Gas Leases in which the Company holds an interest, including those described on Annex G together with any and all other right, title and interest of the Company in and to the leasehold estates created thereby, whether such right, title, and interest are legal or equitable, vested or contingent (including all overriding royalty interests, net profits interests, production payments, convertible interests, reversionary interests and all other leasehold estates created thereby or burdening the lands covered thereby, and all subleases, carried interests, and other rights).

“Company Oil and Gas Properties” means the Company Wells, the Company Leases and all pooled, communitized, or unitized lands covered by all or part of any Company Leases, and all tenements, hereditaments, and appurtenances belonging thereto.

“Company Related Party Transaction” means any transaction or arrangement under which any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of equity securities of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its respective properties or assets or has any interest in any property owned by the Company, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company.

Annex A

“Company Taxes” means (a) any Taxes imposed on or with respect to the Company or the Assets, and (b) the portion of any Taxes imposed on any Seller Consolidated Group for any taxable period that is attributable to the Company, determined as though the Company were taxable on a separate standalone basis with respect to its taxable items during such taxable period; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes imposed on the Company’s direct or indirect owners or (ii) Transfer Taxes.

“Company Wells” means any and all oil and gas wells in which the Company owns an interest located on, under, or within the Company Leases or on lands pooled, communitized, or unitized therewith, including those wells more particularly described on Annex C, in each case whether producing, non-producing, and/or permanently or temporarily Plugged and Abandoned, and whether or not fully described on any exhibit or schedule hereto.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Law.

“Contracts” means all contracts, agreements, and instruments that will be binding on the Company or the Assets at Closing, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts pursuant to which the Company acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the Company Permits, Company Leases and other instruments constituting the Company’s chain of title to the Company Oil and Gas Properties, any gathering systems or the Other Wells.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 18, 2016, by and among Purchaser, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender, as amended, restated, amended and restated, supplemented or otherwise modified.

“Cut-Off Date” means the date of the final settlement and determination of the Final Adjustment Amount in accordance with Section 2.5(b).

Annex A

“Defect Escrow Account” means the “Defect Escrow Account” (as defined in the Escrow Agreement).

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including, in lieu thereof, any issuance of senior notes or other debt securities resulting in gross proceeds of at least $450 million.

“Defect Escrow Amount” means an amount equal to (i) the aggregate Title Defect Values of all asserted Title Defects in respect of which Seller has exercised its option under Section 7.1(e)(i) or 7.1(e)(ii)(B), plus (ii) the aggregate Environmental Defect Values of all asserted Environmental Defects in respect of which Seller has exercised its option under Section 7.2(d)(ii)(B) less (iii) the aggregate values of all validly asserted Title Benefits as set forth in Seller’s notices pursuant to Section 7.1(g)(i).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Designated Facilities” means collectively, (i) the senior secured notes facility pursuant to that certain Note Purchase Agreement, dated as of August 9, 2017, by and among Felix Investments Holdings II, LLC, as the issuer, Felix Energy II, Inc. and Felix Parent, as the parents, the holders party thereto from time to time, and U.S. Bank National Association, as agent and collateral agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Seller Facility”), (ii) the reserve based revolving credit facility pursuant to that certain Credit Agreement, dated as of July 1, 2016, among Felix Energy Holdings II, LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Company Facility” and, together with the Seller Facility, the “Specified Facilities”) and (iii) the revolving credit facility pursuant to that certain Amended and Restated Credit Agreement, dated as of April 23, 2019, among Felix Water, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto from time to time (the “Felix Water Facility”).

“Designated Hedges” means any Hedge entered into by the Company that meets the parameters set forth on Schedule A, including any Hedge entered into in accordance with the terms set forth in Section 6.1(b)(v).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

Annex A

“Effective Time” means 12:01 a.m. Houston, Texas Time on November 1, 2019.

“Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets minus (b) the Working Capital Liabilities.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, contract agreement, arrangement, program or practice.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Equity Consideration Shares” means a number of shares of Common Stock equal to (a) (i) $1,600,000,000, minus (ii) the Indemnification Holdback Amount, minus (iii) the Adjustment Holdback Amount, minus (iv) if the Closing Adjustment Amount is negative, the absolute value of the Closing Adjustment Amount, divided by (b) the Per Share Price; provided, however, that the number of Equity Consideration Shares to be issued to Seller at the Closing shall be subject to an appropriate adjustment in the event of a stock split, combination, re-classification, recapitalization, exchange, stock dividend, or other distribution payable in Common Stock with respect to shares of Common Stock that occurs after the date hereof and prior to Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Bank of Oklahoma, N.A.

“Escrow Agreement” means that certain Escrow Agreement to be entered into as of the Closing Date by and among the Parties and the Escrow Agent in a form to be reasonably mutually agreed.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means any and all of the following:

(a)               the Subject Marks;

(b)               the Excluded Records; and

Annex A

(c)               those certain limited liability company membership interests in each of Felix Administrative Services, LLC, a Delaware limited liability company, Felix Water and Felix Midstream (collectively, the “Excluded Subsidiaries”), and any assets held by the Excluded Subsidiaries, including all Contracts to which any Excluded Subsidiary is a party or which are transferred to an Excluded Subsidiary on or before Closing.

“Excluded Assets Assignment” means, if applicable, an assignment and conveyance of the Excluded Assets from the Company to Seller or its designee in the form attached hereto as Exhibit D.

“Excluded Records” means any and all:

(a)               corporate, financial, Tax, and legal data and records of Seller or its Affiliates that relate primarily to Seller’s or its Affiliates’ business generally (whether or not relating to the Subject Securities, the Company, or any Assets), or to businesses of Seller and any Affiliate of Seller other than the Business;

(b)               records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(c)               legal records and legal files of Seller or the Company, including all work product of and attorney-client communications with Seller’s or the Company’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege;

(d)               data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of any of the Subject Securities, the Company, the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(e)               personnel records of, or relating to, any individual who is not employed by a the Company as of the Closing;

(f)                records to the extent related to (i) the Excluded Assets and (ii) any assets of the Company that have been sold, exchanged or otherwise disposed of prior to the Execution Date; and

(g)               any reserve reports, valuations, and estimates of any quantities of the Subject Securities, the Company, the Assets, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by any of the Company, Seller, its Affiliates, or any Third Parties.

“Felix Admin” means Felix Administrative Services, LLC, a Delaware limited liability company.

“Felix Midstream” means Felix Midstream, LLC, a Delaware limited liability company.

Annex A

“Felix Water” means Felix Water, LLC, a Delaware limited liability company.

“Financing Sources” means the entities that have committed to provide, or otherwise entered into agreements with any of Purchaser or its Affiliates in connection with, the Financing, including any parties (other than any Purchaser or any of its Affiliates) to the agreements executed in connection with the Financing, any joinder agreements and their respective successors and assigns.

“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant Tax attributes.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, hydrogen sulfide, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.

“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of, fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which the Company or the Company Oil and Gas Properties are bound.

“Historical Company Assets” means all assets owned by the Company prior to the Effective Time but no longer held by the Company as of the Effective Time.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Company Oil and Gas Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

Annex A

“Indemnification Escrow Account” means the “Indemnification Escrow Account” (as defined in the Escrow Agreement).

“Indemnification Holdback Amount” means $125,000,000.

“Indebtedness” of any Person means, without duplication: (a) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of a Person, whether or not represented by bonds, debentures, notes or other securities (and whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, to financial institutions, on equipment leases or otherwise; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) all obligations of such Person to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on a balance sheet prepared in accordance with GAAP, consistently applied; (d) all outstanding reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facility issued for the account of such Person; (e) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, indebtedness of others; and (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayments (regardless if any of such are actually paid), as a result of the consummation of the Transactions or any transaction in connection with any lender approval, consent, ratification, permission, waiver, order or authorization (including any permit) in connection with the Transactions; provided, that Indebtedness will not include accounts payable to trade creditors or accrued expenses in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

Annex A

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any Right to acquire any of the foregoing.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of Seller, the individuals listed in Schedule A-1 of the Seller Disclosure Letter and (b) in the case of Purchaser, the individuals listed in Schedule A-1 of the Purchaser Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, injunction, award, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any claim, lien, option to purchase or lease, right of first offer or refusal, buy-sell agreement, defect in title, charge, condition, easement, right-of-way, encroachment, building or use restriction, conditional sales agreement, title retention agreement, restriction on transfer, voting agreement, voting trust, proxy, preemptive right (whether statutory or contractual), member/shareholder or similar agreement, adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code), mortgage, deed of trust, pledge, hypothecation, Encumbrance, security interest or other lien of any kind.

“Line Item” means, as applicable, (a) with respect to a well set forth in the Capital Plan, the drilling, completion and equipping budget for such well as set forth in the Capital Plan, (b) with respect to a given month set forth in the Capital Plan, the aggregate drilling, completion and equipping budget scheduled in the Capital Plan for all wells for such month (c) with respect to a given month set forth in the Capital Plan, the aggregate capital workover budget scheduled in the Capital Plan for all wells for such month, or (d) with respect to a given month set forth in the Capital Plan, the aggregate expense workover budget scheduled in the Capital Plan for all wells for such month.

Annex A

“Marketing Period” means the first period of eight (8) consecutive Business Days after the date of this Agreement throughout which (i) the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) Purchaser shall have received the Required Information and during which period such information shall remain compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (iii) nothing has occurred and no condition exists that entitles Purchaser to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d); provided, that the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of the Marketing Period, (I) the financial statements included in the Required Information that is available to Purchaser on the first day of any such eight (8) consecutive Business Day period (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until the receipt by Purchaser of updated financial statements that would be required under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 8 consecutive Business Day period to permit a registration statement on Form S-1 by the Purchaser) would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 8 consecutive Business Day period to permit a registration statement on Form S-1 by the Purchaser, using such financial statements, to be declared effective by the SEC on the last day of such eight (8) consecutive Business Day period, (II) Moss Adams, LLP shall have withdrawn its audit opinion or indicated that its audit opinion may no longer be relied upon with respect to any of the financial statements contained in the Required Information (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued or such statement of non-reliance is retracted, as applicable, with respect to such financial statements contained in the Required Information by Moss Adams, LLP or another independent public accounting firm reasonably acceptable to Purchaser) or (III) the Company shall have announced (x) any intention to restate any historical financial statements of the Company included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required); provided, further, that such eight (8) consecutive Business Day Period (i) shall not commence prior to January 6, 2020 and (y) shall exclude July 3, 2020, which, for the purposes of such calculation, shall not constitute a Business Day; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated, whether or not into escrow. If the Company reasonably believes (in good faith) that the Marketing Period has commenced, it may deliver to Purchaser a written notice (which may be delivered by email) to that effect (stating when it believes such period commenced), in which case, the “Marketing Period” shall be deemed to have commenced on the date specified in such notice, unless Purchaser reasonably believes (in good faith) that the Marketing Period has not commenced and, within three Business Days after receipt of such notice by the Company, Purchaser delivers a written notice to the Company to that effect (stating with reasonable specificity why the Marketing Period has not commenced).

“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business, or results of operations of such Person and, its Subsidiaries, taken as a whole (but excluding the Excluded Subsidiaries in the case of the Company); provided, however, that, in respect of clause (b) above, no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

Annex A

(i)                general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

(ii)              conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)              conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv)             political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)               earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions;

(vi)             the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii)            changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

(viii)           any failure by such Person or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry in the Permian Basin (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

Annex A

“Midstream Agreements” means those midstream contracts attached hereto as Annex F.

“MIPA” means [Redacted].

“MMBtu” means one million (1,000,000) BTU.

“MMcf” means one million (1,000,000) cubic feet.

“Net Acre” means, as computed separately with respect to each Oil and Gas Lease, (a) the number of gross surface acres in the lands covered by such Oil and Gas Lease, multiplied by (b) the undivided percentage interest of the lessor or other owners of oil, gas or other Hydrocarbons interests in place burdened by or subject to such Oil and Gas Lease, multiplied by (c) the Company’s aggregate Working Interest in such Oil and Gas Lease; provided, that if items (b) and/or (c) vary as to different areas of such lands (including depths and Subject Formations) covered by any Oil and Gas Lease, a separate calculation shall be done for each such area as if it were a separate Oil and Gas Lease.

“Net Revenue Interest” means the percentage share in all oil, gas and other Hydrocarbons produced from or allocated to a Well or Oil and Gas Lease after giving effect to all Royalties and other burdens applicable thereto.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to Seller, Purchaser and (b) when used with respect to Purchaser, Seller.

“Other Wells” means all water, CO2, disposal, observation, injection, or other similar wells and evaporation and frac ponds located on the Company Leases and owned by the Company (other than the Company Wells), whether, Plugged and Abandoned, temporarily abandoned, or otherwise, described on Exhibit A.

“Per Share Price” means $10.46.

Annex A

“Permitted Encumbrances” means:

(a)               to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Closing Date, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents, organizational documents and other similar agreements and documents;

(b)               contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Company or Purchaser, as applicable, in accordance with GAAP;

(c)               Production Burdens payable to Third Parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Purchaser Reserve Report, as applicable, and any Production Burdens payable to Third Parties affecting any Company Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or the dates of the Purchaser Reserve Report, as applicable;

(d)               Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, surface rights, Contracts, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e)               the terms and conditions of any Oil and Gas Lease, that have been provided to Purchaser;

(f)                rights of reassignment arising upon the expiration or final intention to abandon or release any of the Company Leases;

(g)               to the extent not applicable to the sale of the Subject Securities or Assets contemplated by this Agreement, all (i) consent requirements, maintenance of uniform interest provisions and similar restrictions, (ii) rights of first refusal, preferential purchase rights, and similar rights , and (iii) Consents;

(h)               all Laws and rights reserved to or vested in any Governmental Entities (i) to control or regulate any of the Assets in any manner, (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Entity with respect to any franchise, grant, license, or permit;

Annex A

(i)                 rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the applicable Subject Formation(s) or (ii) common owner of any interest in surface rights currently held by the Company and such common owner as tenants in common or through common ownership;

(j)                 (i) failure of the records of any Governmental Entity to reflect the Company as the owner of any Asset; provided that the instruments evidencing the conveyance of such title to the Company from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, or (ii) delay or failure of any Governmental Entity to approve the assignment of any Oil and Gas Property to the Company or any predecessor in title to the Company unless such approval has been expressly denied or rejected in writing by such Governmental Entity;

(k)               any other Liens, defects, burdens or irregularities which are based on the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last six (6) years;

(l)                 the terms of the Company Contracts, if the net cumulative effect of such Company Contracts (i) does not operate to reduce the Net Revenue Interest of the Company with respect to any Company Well or Company Lease (solely with respect to the Subject Formations for such Company Lease) set forth on Annex C or Annex B, as applicable, to an amount less than the Net Revenue Interest set forth on Annex C or Annex B, as applicable, for such Company Well or Company Lease, (ii) does not obligate the Company to bear a Working Interest with respect to any Company Well set forth on Annex C, in any amount greater than the Working Interest set forth on Annex C for such Company Well, and (iii) does not operate to reduce the Net Acres of the Company with respect to any Company Lease (solely with respect to the Subject Formations for such Company Lease) set forth on Annex B to an amount less than the Net Acres set forth on Annex B for such Company Lease;

(m)             in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;

(n)               such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Purchaser or its Subsidiaries) or Purchaser (in the case of Encumbrances with respect to properties or assets of the Company), as applicable, have expressly waived in writing;

(o)               the terms and conditions of this Agreement or any other Transaction Document;

Annex A

(p)               all easements, conditions, covenants, restrictions, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Purchaser, as applicable, or any of their respective Subsidiaries (including the Excluded Subsidiaries), that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(q)               defects based on or arising out of the failure of an Oil and Gas Lease to hold after the Closing Date a specified number of Net Acres after the primary term of such Oil and Gas Lease has expired after the Closing Date based on any provision in the Oil and Gas Lease providing that the Oil and Gas Lease holds after the Closing Date only acreage within the proration units as to wells producing in paying quantities (or that are held by payments in lieu of such production);

(r)                liens created under deeds of trust, mortgages, and similar instruments by the lessor under an Oil and Gas Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds, of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the expiration of the Examination Period, initiated foreclosure or similar proceedings against the interest of lessor in such Oil and Gas Lease nor has Seller or the Company received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(s)                lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the Company’s chain of title to the Asset unless such failure was the fault of the Company or there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

(t)                 defects based on or arising out of the failure of the Company to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Oil and Gas Lease, to the extent such Well (i) has been permitted by any applicable Governmental Entity or (ii) the allocation of Hydrocarbons produced from such Well among such Oil and Gas Leases is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Oil and Gas Lease its share of such production;

(u)               any Liens, defects, irregularities, or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement;

(v)               including Encumbrances securing any Indebtedness that will be paid off in connection with Closing;

Annex A

(w)             Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(x)               defects that have been cured by applicable Laws of limitation or prescription, including adverse possession and the doctrine of laches to the extent applicable;

(y)               defects arising out of mortgages or liens that are unenforceable under applicable statutes of limitations;

(z)               defects that affect only which Person has the right to receive Production Burden payments (rather than the amount of such Production Burden) and that does not affect the validity of the underlying Oil and Gas Lease; or

(aa)            Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent Purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Purchaser, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Purchaser Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Purchaser (without at least a proportionate increase in net revenue interest), as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Purchaser Reserve Report, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by the Company, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Plugging and Abandonment” and “Plugged and Abandoned” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Company Oil and Gas Properties, including all plugging and abandonment, dismantling, decommissioning, remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures, and personal property located on or associated with assets and properties included in the Company Oil and Gas Properties and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission, and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials and obligations to obtain plugging exceptions for any Well with a current plugging exception, and any other similar obligations imposed under all Laws and the requirements of Governmental Entity, the terms and conditions of the Oil and Gas Leases, the surface rights and the Contracts.

Annex A

“Post-Effective Time Period” means, solely with respect to Company Taxes, any Tax period beginning at or after the Effective Time.

“Pre-Effective Time Period” means, solely with respect to Company Taxes, any Tax period ending before the Effective Time.

“Proceeding” means any cause of action, action, audit, arbitration, litigation, suit, proceeding, investigation, summons, subpoena, hearing, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such cause of action, action, audit, arbitration, litigation, suit, proceeding, investigation, summons, subpoena, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments or proceeds, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Property Costs” means all operating expenses (including costs of insurance, overhead, employees, rentals, shut-in payments, and title examination and curative actions) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets (other than the Excluded Assets) and overhead costs charged to the Company Oil and Gas Properties under any applicable Contracts, but excluding any Income Taxes, Company Taxes, Seller Taxes and Seller Retained Liabilities.

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Purchaser and its Subsidiaries taken as a whole (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Purchaser’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Common Stock or 20% or more of any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Purchaser which is structured to permit any Person or group to acquire beneficial ownership of at least 20% of Purchaser’s and its Subsidiaries’ assets or equity interests, taken as a whole.

Annex A

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in the first and second sentences of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second, fifth and seventh sentences of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority) and Section 5.10 (Brokers).

“Purchaser Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Purchaser that occurs or arises after the Execution Date that was not known to or reasonably foreseeable by the Purchaser Board as of the Execution Date (or if known, the magnitude or material consequences of which were not known by the Purchaser Board as of the Execution Date).

“Purchaser Stockholder Approval” means the approval of the Securities Issuances by the affirmative vote of a majority of shares of Capital Stock entitled to vote thereon and present in person and represented by proxy at the Purchaser Stockholder Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Purchaser.

“Purchaser Stockholder Meeting” means the meeting of the stockholders of Purchaser held for the purposes of obtaining the Purchaser Stockholder Approval (including any postponement, adjournment or recess thereof).

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Subject Securities, the Company, or the Assets, including electronic copies of all computer records where available, contract files, the Company’s surface rights files, title information (including title opinions, abstracts, evidences of rental payments, maps, surveys, and data sheets), engineering files, and environmental records that are in the Company’s possession, but excluding, however, in each case, the Excluded Records.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Consent” means any consent or approval from any Third Party that is required in connection with the Transaction (structured as set forth in this Agreement), the failure of which to obtain would cause (i) the termination of a Company Lease under the express terms thereof or (ii) give rise to a claim for damages as a result of the failure to obtain such consent (other than consents and approvals by Governmental Entities that are customarily obtained after Closing (including customary post-closing notices)).

Annex A

“Required Information” means all (i) audited annual financial statements prepared in accordance with GAAP, unaudited interim financial statements (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by AU-C 930) of the type and form required by Rule 3-05 of Regulation S-X under the Securities Act (including summary reserve data prepared according to SEC guidelines including Rule 4-10 of Regulation S-X and Item 302(b) of Regulation S-K) for registered offerings of securities by the Purchaser on Form S-1 (or any successor forms thereto) under the Securities Act, including audited consolidated balance sheets as of December 31, 2018 and 2017 and the related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2018, 2017 and 2016, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent interim fiscal period (other than the fourth fiscal quarter of any fiscal year) ended at least forty-five (45) days before the Closing Date (in each case, together with the corresponding comparative period from the prior fiscal year), and such other information regarding the Company reasonably necessary to allow the Purchaser to prepare pro forma financial statements in accordance with Article 11 of Regulation S-X under the Securities Act giving pro forma effect to the acquisition of the Company of the type and form and, for the periods required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities by the Purchaser on Form S-1 (or any successor forms thereto) under the Securities Act, in each case assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the commencement and pendency of the Marketing Period; (ii) drafts of customary comfort letters (including customary “negative assurances”) by the auditors and independent reserve engineers of the Company that such auditors and independent reserve engineers are prepared to issue upon completion of customary procedures in connection with any such syndication or offering of securities contemplated as part of the Financing and (iii) the reserve reports for the proved oil and gas properties of the Company for the most recently completed fiscal year ended at least ninety (90) days before the Closing Date (which reports shall be prepared according to SEC guidelines by one or more reputable third party engineers.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests, and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Company Oil and Gas Properties or the proceeds thereof, but excluding any Taxes.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any security or Interest of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Issuances” means the issuance of the Equity Consideration Shares.

Annex A

“Seller Consolidated Group” means any Consolidated Group of which each of (a) the Company and (b) Seller or an Affiliate of Seller (other than the Company), is or was a member prior to the Closing Date.

“Seller Expenses” means a cash amount equal to $45,500,000 to be paid in respect of the Sellers’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in the first sentence of Section 3.1 (Organization, Standing and Power), Section 3.2 (Ownership of Subject Securities), Section 3.3(a) (Authority), Section 3.7 (Accredited Investor; Investment Intent), Section 3.8 (Ownership of Purchaser Securities) and Section 3.9 (Brokers).

“Seller Material Adverse Effect” means any fact, circumstance, effect, change, event or development that would prevent, materially delay or materially impair the ability of Seller to consummate the Transactions.

“Seller Retained Liabilities” mean Third Party Claims for (a) all liabilities of the Company with respect to personal injury or death occurring prior to the Closing Date attributable to the operation by the Company of the Company Oil and Gas Properties, (b) any liability associated with payment (or non-payment) of (i) Production Burdens owing by the Company to which the Company Oil and Gas Properties are subject or (ii) amounts owed by the Company to other Working Interest owners in the Company Oil and Gas Properties, in each case, that are attributable to periods prior to the Effective Time, (c) any Liability of the Company to the extent arising out of the ownership, operation or disposition of any Historical Company Assets, (d) all liabilities of the Company (other than ordinary course fees for transportation and disposal) arising out of, in connection with, attributable to or related to the disposal or transportation by the Company of any Hazardous Substances from any of the Company Oil and Gas Properties to any location not on the Company Oil and Gas Properties, in each case, to the extent attributable to periods prior to the Closing Date, (h) all liabilities arising out of, in connection with, attributable to or related to the gross negligence or willful misconduct of Seller or any of its Affiliates (including the Company) in connection with (x) the ownership and operation of any of the Company Oil and Gas Properties from the Effective Date until the Closing Date or (y) the matters described on Schedule 4.11 of the Company Disclosure Letter and Schedule 4.16 of the Company Disclosure Letter, (i) any liability of the Company and/or the Excluded Subsidiaries related to its employment or engagement of any individual as an independent contractor prior to the Closing; provided that Seller Retained Liabilities shall not include any liability to the extent an amount therefor is included as a Working Capital Liability for purposes of Section 2.3 or otherwise taken into account as a reduction of the Unadjusted Purchase Price pursuant to this Agreement.

“Seller Taxes” means (a) any Taxes imposed on Seller, any of its direct or indirect owners, or any Consolidated Group of which any of the foregoing is or was a member, (b) any Pre-Effective Time Company Taxes allocable to Seller pursuant to Section 6.15(b)(ii) (taking into account, and without duplication of, such Pre-Effective Time Company Taxes paid or economically borne by Seller, including as a result of (i) the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable, (ii) any payments made by Seller pursuant to Section 6.15(a)(ii), and (iii) any payments made from one Party to the other in respect of Company Taxes pursuant to Section 6.15(b)(iii)), (c) any Taxes of any Consolidated Group (or any member thereof) of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar foreign, state or local Law, (d) any Taxes of any other Person for which the Company is or has been liable as a transferee or successor or by Contract, (e) any Taxes imposed on or incurred in connection with any transactions pursuant to Sections 6.18, or (f) any Transfer Taxes borne by Seller pursuant to Section 6.11; provided, however, that no such Tax will constitute a Seller Tax to the extent such Tax (i) arises from any Company transaction occurring on the Closing Date after the Closing outside of the ordinary course of business, or (ii) is a Post-Effective Time Company Tax.

Annex A

“Settlement Price” means (a) in the case of gaseous Hydrocarbons, $2.50 per MMBtu, and (b) in the case of crude oil, condensate, scrubber liquids inventories, and ethane, propane, iso-butane, nor-butane, and gasoline Hydrocarbons, $52.50 per barrel, as applicable.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, each of the Excluded Subsidiaries shall be deemed to not be a Subsidiary of either the Company or the Seller.

“Subject Formation” means for each Company Well, the currently producing formation for such Company Well, and for each Company Lease, as applicable, the 3rd Bone Spring, the Wolfcamp A, and the Wolfcamp B, in each case, as designated for such Company Lease on Annex B, and subject to any depth restrictions set forth therein for such Company Lease.

“Superior Offer” means an unsolicited bona fide written offer by a third party to enter into an Purchaser Competing Proposal (with all references to 20% in the definition of Purchaser Competing Proposal being treated as references to 50% for these purposes), that is determined by the Purchaser Board, in its good faith judgment, after consulting with a financial advisor and outside legal counsel, to be (a) more favorable from a financial point of view to the Purchaser’s stockholders than the transactions contemplated by this Agreement and (b) reasonably likely to be completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such offer.

“Suspense Funds” means any and all Production Burdens held in suspense as of the Closing, and any interest accrued in escrow accounts for such suspended funds.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

Annex A

“Tax” or “Taxes” means (a) any and all taxes and similar charges, levies, imposts or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, escheat and unclaimed property obligations, withholdings and custom duties, together with all fines, interest, penalties and additions to tax, imposed by any Governmental Entity, and (b) any and all liabilities in respect an item described in clause (a) payable under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by reason of contract, assumption, operation of Law, or otherwise.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Termination Fee” means $145,500,000.

“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.

“Transaction Costs” means all amounts paid or payable by the Company for all out-of-pocket costs and expenses incurred by the Company at or prior to the Closing in connection with Transaction-related expenses, including (a) all fees and expenses for legal counsel, investment bankers, brokers, accounting firms, and other professional advisors, (b) any retention, bonus or similar compensatory amounts payable to any employee or service providers of the Company, Seller or any of their Affiliates that becomes payable as a result of the consummation of the Transactions, (c) any consideration paid (or anything of value given incremental to the Company’s obligations under the underlying instruments) by the Company to any Third Parties to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions (including, for the avoidance of doubt, any transfer fees paid in connection with obtaining consent or approval from Texas University Lands), and (d) fees payable by the Company in connection with making any HSR Act filings. For avoidance of doubt, Transaction Costs shall include any Transactions-related costs or expenses relating to Indebtedness and shall exclude any costs and expenses incurred by the Company in connection with complying with its obligations under Section 6.24.

“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Excluded Assets Assignment, (d) the Confidentiality Agreements, (e) the Registration Rights Agreement, (f) the Stockholders’ Agreement, (g) the Escrow Agreement and (h) each other agreement, document, certificate, or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transactions” means the transactions contemplated by the Transactions Documents and each other agreement to be executed and delivered in connection herewith and therewith.

Annex A

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into as of the Closing Date by and among the Company and Felix Administrative Services, LLC in the form attached hereto as Exhibit H.

“Transfer Taxes” means any transfer, sales, use, stamp, registration, excise or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any Income Taxes.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean (i) with respect to a representation or warranty contained in this Agreement, there is a breach with respect to such representation or warranty and the Party making such representation or warranty had actual knowledge that such representation or warranty was untrue (and would result in a Terminable Breach) as of the Execution Date, and (ii) with respect to a covenant contained in this Agreement, a breach of such covenant by a Party that is a consequence of an act or failure to take an act by such breaching Party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a Terminable Breach of this Agreement.

“Wolfcamp A” means the stratigraphic equivalent of the top of the Wolfcamp A at: 11,153’ MD to the top of the Wolfcamp B at 11,433’ MD in in University 21-17 #1R (4247537010), 11,915’ MD to the top of the Wolfcamp B at 12,261’ MD in University 4-21 #1 (4249533391), 12,010’ MD to the top of Wolfcamp B at 12,443’ MD in Mosquito 1108-74 E #1H (4249534289).

“Wolfcamp B” means the stratigraphic equivalent of the top of the Wolfcamp B at: 11,433’ MD to the base of the Wolfcamp B at 11,815’ MD in in University 21-17 #1R (4247537010), 12,261’ MD to the base of the Wolfcamp B at 12,647’ MD in University 4-21 #1 (4249533391), 12,443’ MD to the base of Wolfcamp B at 12,836’ MD in Mosquito 1108-74 E #1H (4249534289).

“Working Interest” means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of any Oil and Gas Lease or Well, but without regard to the effect of any Royalties.

“Working Capital Assets” shall mean the current assets of the Company as of the Effective Time (including all Cash and Cash Equivalents), determined in accordance with Accounting Principles but excluding any Tax assets.

“Working Capital Liabilities” shall mean the current liabilities of the Company as of the Effective Time, determined in accordance with Accounting Principles but excluding any (a) Plugging and Abandonment or asset retirement obligations unless currently payable, (b) Tax liabilities, and (c) for the avoidance of doubt, any borrowings under the Designated Facilities and any interest accrued thereon.

Annex A

Annex B

Allocated Values – Company Leases

(intentionally omitted)

Annex B-1

Allocated Values – 3rd Bone Spring

(intentionally omitted)

Annex B-2

Allocated Values – Wolfcamp A

(intentionally omitted)

Annex B-3

Allocated Values – Wolfcamp B

(intentionally omitted)

Annex C

Allocated Values – Company Wells

(intentionally omitted)

Annex D

Sample Settlement Statement

(intentionally omitted)

Annex E

Capital Plan

(intentionally omitted)

Annex F

Midstream Agreements

(intentionally omitted)

Annex G

Company Leases

(intentionally omitted)

Exhibit A

Other Wells

(intentionally omitted)

Exhibit B

Form of Assignment of Subject Securities

(intentionally omitted)

Exhibit C

Form of Certificate of Non-Foreign Status

(intentionally omitted)

Exhibit D

Form of Assignment of Excluded Assets

(intentionally omitted)

Exhibit E

Pre-Closing Transfers

(intentionally omitted)

FINAL FORM

Exhibit F

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2020, is by and among WPX Energy, Inc., a Delaware corporation (the “Company”), Felix Investments Holdings II, LLC, a Delaware limited liability company (the “Investor”), and the other Holders (as defined below) from time to time parties hereto.

RECITALS:

WHEREAS, this Agreement is being entered into in connection with the closing of the transactions contemplated by the Securities Purchase Agreement, dated as of December [●], 2019, between the Company and the Investor (the “Purchase Agreement”);

WHEREAS, in connection with, and effective upon, the date of the closing of the transactions contemplated by the Purchase Agreement (the “Closing Date”), the Company has issued to the Investor the Issued Shares (as defined herein) in accordance with the terms of the Purchase Agreement; and

WHEREAS, resales by the Holders of the Issued Shares may be required under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Holders or the intended method of distribution of the Issued Shares.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I

DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by one or more of such individual or any Person referred to in clauses (i), (ii) or (iii) above. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“ASR Filing” has the meaning set forth in Section 2.1(a).

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” has the meaning set forth in Section 2.4(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” means any record holder of Registrable Securities.

“Holders Securities” has the meaning set forth in Section 2.2(c)(i).

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Issued Shares” means the number of shares of Common Stock issued to the Investor pursuant to the terms of the Purchase Agreement.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” shall mean, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Permitted Transferee” of a Holder means (i) any Affiliate of the Holder or (ii) any direct or indirect partner, shareholder or member of the Holder or any trust, family partnership or family limited liability company, the sole direct or indirect beneficiaries, partners or members of which are the Holder or Relatives of the Holder.

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“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” shall mean (a) the Issued Shares and (b) any securities issued or issuable with respect to the Issued Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such share has been disposed of pursuant to an effective Registration Statement, (ii) such share has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144 under the Securities Act or (iii) such shares are freely tradeable by the Holder thereof without volume or other limitations or requirements under Rule 144 and such Holder and its Affiliates collectively hold less than 5% of outstanding shares of Common Stock.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants and independent petroleum engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, and the reasonable fees and disbursements of one special legal counsel to represent the Investor in an applicable Shelf Underwritten Offering or Piggyback Underwritten Offering not to exceed $25,000 per Shelf Underwritten Offering or Piggyback Underwritten Offering, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any natural person: (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

“Requesting Holder” has the meaning set forth in Section 2.2(a).

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“Required Shelf Filing Date” means the 10th Business Day after the date of this Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter for reoffer.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) or (ii) a Registration Statement, in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

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Article II

REGISTRATION RIGHTS

Section 2.1           Shelf Registration.

(a)               As soon as practicable, and in any event on or prior to the Required Shelf Filing Date, after the date of this Agreement (unless filed earlier), the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the Commission then in effect) (the “Shelf Registration Statement”). If at the time of such filing, the Company is a WKSI, the Registration Statement shall be an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act (an “ASR Filing”). If the Shelf Registration Statement does not qualify as an ASR Filing, the Company shall use its commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof and, in any event, within 45 days after the date of this Agreement in the case of a Shelf Registration Statement on Form S-3 or 90 days after the date of this Agreement in the case of a Shelf Registration Statement on Form S-1. Following the effective date of the Shelf Registration Statement that is not an ASR Filing, the Company shall notify the Holders of the effectiveness of such Registration Statement.

(b)               The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Corporation, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(c)               The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available (which Registration Statement shall also be referred to herein as the Shelf Registration Statement), for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders).

(d)               When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

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Section 2.2           Underwritten Shelf Offering Requests.

(a)               In the event that any Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $100 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, a “Requesting Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected by the Requesting Holders holding a majority of the shares of Common Stock expected to be sold in such Underwritten Offering (and reasonably acceptable to the Company) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than two Shelf Underwritten Offerings that are initiated by a Holder pursuant to this Section 2.2 during any 12-month period (and no more than one Shelf Underwritten Offering in any 90-day period).

(b)               If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder), which notice shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event not later than two Business Day following receipt of the Shelf Underwritten Offering Request); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); and provided further, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. If such notice is delivered pursuant to this Section 2.2(b), each such Holder shall then have three Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

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(c)             If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Requesting Holder of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)                 First, all Registrable Securities that the Holders requested to be included therein (the “Holders Securities”) (pro rata among the Holders based on the number of Registrable Securities each requested to be included), and

(ii)              Second, to the extent that the number of Holders Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.

(d)               The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

(e)               Each Holder shall have the right to withdraw their Registrable Securities from the Shelf Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

Section 2.3           Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (i) delay effecting a Shelf Underwritten Offering or (ii) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 40 consecutive days, if the Board determines (A) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, (B) that such registration or offering would render the Company unable to comply with applicable securities laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 60 days in any 180-day period or exceed an aggregate of 90 days in any 12-month period; provided, further, that the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in the 180-day period and 12-month period immediately following the Closing Date shall be reduced by the number of days after the Required Shelf Filing Date that the Shelf Registration Statement is declared or otherwise becomes effective.

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Section 2.4           Piggyback Registration Rights.

(a)               Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights, other than the Holders (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder, which notice shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering). If such notice is delivered to pursuant to this Section 2.4(a), each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b)               Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to this Section 2.4 and such Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

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(c)               If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering, shares of Common Stock in the following priority:

(i)                 if the Piggyback Underwritten Offering is for the account of the Company, first, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”), second, the shares of Common Stock that the Piggybacking Holders propose to include (pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included), and third, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include (pro rata among such other Persons based on the number of shares of Common Stock each requested to be included);

(ii)              if, during the three-year period following the Closing Date, the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, first, all shares of Common Stock that the Piggybacking Holders propose to include (pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included), second, the shares of Common Stock that such other Persons propose to include (pro rata among such other Persons based on the number of shares of Common Stock each requested to be included), and third, the Company Securities; or

(iii)            if, after the three-year period following the Closing Date, the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, first, the shares of Common Stock that such other Persons propose to include (pro rata among such other Persons based on the number of shares of Common Stock each requested to be included), second, all shares of Common Stock that the Piggybacking Holders propose to include (pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included), and third, the Company Securities.

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Section 2.5           Participation in Underwritten Offerings.

(a)               In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.4, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company, and the Company shall be entitled to designate counsel for the underwriters. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b)               Any participation by the Piggybacking Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company or the other Persons who have registration rights, as applicable.

(c)               In connection with any Piggyback Underwritten Offering in which any Piggybacking Holder includes Registrable Securities pursuant to Section 2.4, such Piggybacking Holder agrees (A) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, powers of attorney, questionnaires, and lock-ups or “hold back” agreements pursuant to which such Piggybacking Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating holders (not to exceed the shortest number of days that any director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering) and (ii) 60 days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering.

Section 2.6           Registration Procedures.

(a)               In connection with its obligations under this Article II, the Company will take all reasonably necessary action to facilitate and effect the transactions contemplated thereby, including, but not limited to, the following:

(i)                 promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder or Selling Holder thereof set forth in such Registration Statement;

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(ii)              furnish to each Selling Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Holder may reasonably request;

(iii)            if applicable, use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)             use its commercially reasonable efforts to provide to each Selling Holder and any underwriters a copy of any customary auditor “comfort” letters, legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company;

(v)               promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and file or furnish to such Selling Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)             otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and shall furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

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(vii)          provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)        in connection with the preparation and filing of any Registration Statement or any sale of Registrable Securities in connection therewith, the Company will give the Holders offering and selling thereunder, any underwriters and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or any underwriter shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel, the independent public accountants who have certified its financial statements, and the independent petroleum engineers of the Company as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(ix)             use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement, and, if any such order suspending the effectiveness of such Registration Statement is issued, shall promptly use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(x)               promptly notify the Holders (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (ii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock are then listed or quoted, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(xi)             cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

(xii)          enter into such customary agreements, including but not limited to lock-up agreements by the Company (and, if reasonably requested by the Managing Underwriter(s), the Company’s directors and “executive officers” (as defined under Section 16 of the Exchange Act)) that extend through 60 days following the entrance into the corresponding underwriting agreement, and to take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

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(xiii)        cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).

(b)               Each Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b).

Section 2.7           Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.8           Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.9           No Inconsistent Agreements; Additional Rights. The Company is not currently a party to and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement without the prior written consent of the Majority Holders.

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Article III

INDEMNIFICATION AND CONTRIBUTION

Section 3.1           Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and attorneys’ fees and any legal or other fees or expenses incurred by such Person in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (“Losses”) as incurred, caused by, arising out of or based upon, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, any filing made in connection with the qualifications of the offering under the securities or other blue sky laws of any jurisdiction in which Registrable Securities are offered, or any other offering document (including any related notification, or the like) incident to any such registration, qualification, or compliance, or based on any or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), or any violation by the Company of this Agreement, the Securities Act or the Exchange Act, or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.2           Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use therein.

Section 3.3           Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or Proceeding that is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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Section 3.4           Contribution.

(a)               If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)               The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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Article IV

RULE 144; ASSISTANCE WITH TRANSFERS

Section 4.1           Rule 144.

(a)               With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(i)                 make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(ii)              file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(iii)            so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 4.2           Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use commercially reasonable efforts to remove any restrictive legend on any shares of Common Stock that are Registrable Securities upon request by the Holder if (A) such shares of Common Stock are sold pursuant to an effective registration statement or (B) a registration statement covering the resale of such shares of common Stock is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement. Furthermore, if any Holder and its Affiliates collectively beneficially own at least 10% of the outstanding shares of Common Stock following the third anniversary of the Closing Date, at the request of such Holder, the Company shall use its commercially reasonable efforts to assist such Holders with respect to any potential private transfer of any Common Stock held by such Holder and its Affiliates, including (i) entering into customary confidentiality agreements with any prospective transferees, (ii) affording to such Holders, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (iii) providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any such transfer; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s business and operations.

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Article V

TRANSFER OR ASSIGNMENT OF RIGHTS

The rights to cause the Company to register Registrable Securities under Article II of this Agreement may be transferred or assigned by each Holder to one or more Transferees or assignees of Registrable Securities if such Transferee is (i) a Permitted Transferee or (ii) acquiring at least $100 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on any securities exchange or market on which the Common Stock are then listed or quoted for the five trading days immediately preceding the applicable determination date (the “5-Day VWAP”) and such Transferee has delivered to the Company a duly executed Adoption Agreement; provided, that a Holder’s rights under Section 2.2 and Section 2.4 may only be transferred if such Transferee is (i) an Affiliate of the Investor; (ii) Skye Callantine or an Affiliate of Mr. Callantine; (iii) Michael Horton or an Affiliate of Mr. Horton; or (iv) is acquiring at least $100 million of Registrable Securities as determined by the 5-Day VWAP.

Article VI

MISCELLANEOUS

Section 6.1           Termination. This Agreement shall terminate as to any Holder, when such Holder no longer owns any shares of Common Stock that constitute Registrable Securities; provided, however, that Article III shall survive any termination hereof.

Section 6.2           Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 6.3           Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

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Section 6.4           Governing Law; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)               THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

Section 6.5           Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.6           Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.7           Notices. All notices or other communications that are required or permitted hereunder shall be in writing and shall be deemed to have been given if (i) personally delivered, (ii) sent by nationally recognized overnight courier, (iii) sent by registered or certified mail, postage prepaid, return receipt requested or (iv) email, addressed as follows:

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(a)               If to the Company, to:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attention: Dennis Cameron

Email: Dennis.Cameron@wpxenergy.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Glenn D. West, James R. Griffin and Samuel C. Peca

Email: gdwest@weil.com; james.griffin@weil.com; samuel.peca@weil.com

(b)               If to the Investor, to

Felix Investments Holdings II, LLC

1530 16th Street

Suite 500

Denver, Colorado 80202

Attention: Michael Horton

Email: MichaelH@felix-energy.com

with copies to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: John B. Connally, Douglas E. McWilliams and W. Matthew Strock

E-mail: jconnally@velaw.com; dmcwilliams@velaw.com; mstrock@velaw.com

(c)               If to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement;

or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the date sent if delivered by e-mail on a Business Day, or if not sent on a Business Day, on the first Business Day thereafter, (iii) the next Business Day after delivery, if sent by nationally recognized overnight courier, and (iv) on the third (3rd) Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

Section 6.8           Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.9           Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.10        Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

WPX ENERGY, INC.

By:
Name:
Title:

Signature Page To Registration Rights Agreement

FELIX INVESTMENTS HOLDINGS II, LLC

By:
Name:
Title:

Signature Page To Registration Rights Agreement

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [●], 2020, among WPX Energy, Inc. (the “Company”), Felix Investment Holdings II, LLC and the Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.

2.	Agreement. Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:

Contact Person:

Telephone No:

Email:

FINAL FORM

Exhibit G

FORM OF

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and among WPX Energy, Inc., a Delaware corporation (the “Company”), Felix Investments Holdings II, LLC, a Delaware limited liability company (the “Investor”) and, solely for purposes of Section 2.1, Section 3.5, Section 3.7 and Section 5.10, EnCap Energy Capital Fund X, L.P. (“EnCap”), and, solely for purposes of Section 3.5, the Management Group (as defined below).

WHEREAS, the Investor and the Company have and will effect the transactions contemplated by that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of December [●], 2019 (the “Signing Date”), pursuant to which, among other things, the Investor has received [●] shares (the “Issued Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, in connection with, and effective upon, the date of the closing of the transactions contemplated by the Purchase Agreement (the “Closing Date”), the Company and the Investor desire to enter into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning. For the avoidance of doubt, for purposes of this Agreement, the Investor is deemed to Beneficially Own the shares of Common Stock owned by it notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governance Committee” means the Nominating, and Governance, Environmental and Public Policy Committee of the Board.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Group” shall have the meaning in set forth in Section 13(d) of the Exchange Act.

“Investor Director” means the persons listed on Exhibit A hereto, or any other person designated to replace such persons in accordance with the terms hereof.

“Investor Group” means the Investor and each of its Affiliates; provided, however, that for purposes of this definition of Investor Group, neither the Investor nor its Affiliates shall be considered to be an Affiliate of the Company or any person Controlled by the Company.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Management Group” means Skye Callantine and Michael Horton.

“Necessary Action” means, with respect to a specified result, any and all actions necessary to cause such result, including but not limited to executing any and all agreements and instruments that are required to achieve such result and making, or causing to be made, with any and all Governmental Entities, all filings, registrations or similar actions that are required to achieve such result (but solely to the extent such actions are permitted by Law).

“Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the NYSE or the rules of such other national securities exchange on which the Company Common Stock is then listed or trading and who is not an Investor Director.

“Organizational Documents” means the Company’s certificate of incorporation, bylaws and certificates of designations, each as amended from time to time in accordance with its terms.

“Permitted Transferee” means (i) any direct or indirect member of the Investor who receives shares of Common Stock as a result of a distribution of Common Stock by the Investor (or any subsequent distribution of such shares of Common Stock by any such direct or indirect member of Investor) and (ii) any Affiliate of the Investor.

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“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Public Portfolio Companies” means any Person in which EnCap or one of its Affiliates has made an investment that has securities that trade on a national securities exchange or on an “over-the-counter” market together with any Controlled Affiliates thereof.

“SEC” means the United States Securities and Exchange Commission.

“Subject Policy” means each policy of the Board in place as of the Signing Date that was in effect and applicable to the other Directors (a copy of which was provided to the Investor on or prior to the Signing Date or was available on the Signing Date on EDGAR or the Company’s website at www.wpxenergy.com), each subsequent policy of the Board required by Law that is in effect and applicable to all Non-Affiliated Directors, and each other subsequent policy of the Board unless such policy would have the effect of excluding the Investor Directors named on Exhibit A from serving on the Board.

Section 1.2            Rules of Construction.

(a)           Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any Law or statute shall include all rules and regulations promulgated thereunder, and references to any Law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable Law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)           This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties. Each party hereto represents and warrants to the other party as follows: (i) such party has full legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement; (ii) this Agreement has been duly executed and delivered by such party and the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated by this Agreement have been duly authorized by all Necessary Action on the part of such party and no other actions or proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement; (iii) this Agreement constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iv) the execution and delivery of this Agreement by such party does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not, conflict with or violate any Laws or agreements binding upon such party, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except, with respect to the Company, for filings with the SEC by the Company.

ARTICLE III
COVENANTS

Section 3.1            Designees.

(a)          On the Closing Date, the Company will take all Necessary Action to cause the Investor Directors listed in Exhibit A hereto to be appointed to the Board.

(b)          From and after the Closing Date until the Board Designation Expiration Date, the manner for selecting nominees for election to the Board will be as follows, subject to Section 3.4:

(i)                 In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), the Investor shall have the right to designate for nomination a number of Investor Directors as follows: (A) during any time that the Investor Group and the Management Group collectively Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least twenty percent (20%) of the outstanding shares of Common Stock, two (2) Investor Directors or (B) during any time that the Investor Group and the Management Group do not collectively satisfy the tests set forth in the preceding clause (A) but do collectively Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least ten percent (10%) of the outstanding shares of Common Stock, one (1) Investor Director.

(ii)              The Investor shall give written notice to the Governance Committee of each such Investor Director no later than the date that is sixty (60) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders and the Investor shall provide, or cause such individual(s) to provide, to the Company, such information about such individuals and the nomination to the Company at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities Laws, and to enable the Board of any committee thereof to make determinations with respect to the qualifications of the individual(s) to be Investor Director(s) (the “Required Information”); provided, however, that if the Investor fails to give such notice or the Required Information in a timely manner, then the Investor shall be deemed to have nominated the incumbent Investor Director or Investor Directors, as applicable, in a timely manner. The Investor shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that the Investor Group and the Management Group collectively Beneficially Own the number of shares of Common Stock that would be required to designate the number of Investor Directors pursuant to this Section 3.1(b) then serving on the Board or then being designated to the Board in connection with an Election Meeting, as applicable.

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(iii)            In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the designees of the Investor shall be distributed as evenly as possible among such classes of directors in order to preserve the designation rights of the Investor in accordance with this Section 3.1.

(c)           From and after the Closing Date until the Board Designation Expiration Date, the Company shall take all Necessary Actions to cause the Board to include the Investor Director(s) entitled to be designated by the Investor pursuant to Section 3.1(b) and otherwise to reflect the Board composition contemplated by Section 3.1, including the following: (i) at each Election Meeting, include (x) the Investor Director(s) entitled to be designated by the Investor pursuant to Section 3.1(b) in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors, (ii) to solicit proxies in order to obtain stockholder approval of the election of the Investor Director(s), including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Investor Director(s) and (iii) to cause the Investor Director(s) to be elected to the Board, including recommending that the Company’s stockholders vote in favor of the Investor Director(s) in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting.

(d)          If at any time the number of Investor Directors serving on the Board exceeds the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b), then unless otherwise requested by the Board by action of the Non-Affiliated Directors, the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause one or more such Investor Director(s) to resign from the Board such that, following such resignation(s), the number of Investor Directors serving on the Board does not exceed the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b).

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(e)          On the earliest to occur of (the “Board Designation Expiration Date”) (i) the Investor Group and the Management Group collectively Beneficially Owning less than ten percent (10%) of the outstanding shares of Common Stock and (ii) such date that the Investor delivers a written waiver of its rights under this Section 3.1 and Section 3.2 to the Company (which shall be irrevocable) the Investor will have no further rights under this Section 3.1 or Section 3.2.

(f)           For the avoidance of doubt and subject to Section 3.5 and Section 3.7, the rights granted to Investor to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Investor may have to nominate, elect or remove directors under the Organizational Documents or Delaware General Corporation Law.

Section 3.2            Vacancies. Subject to Section 3.1 and Section 3.4, if at any time the number of Investor Directors serving on the Board is less than the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b), whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of an Investor Director or otherwise, the Board shall take all Necessary Action required to fill the vacancy resulting therefrom with such replacement designated by the Investor as promptly as practicable. In furtherance thereof, the Company and the Board shall use its reasonable best efforts, if requested by the Investor on a timely basis, to fill such vacancy prior to the time the Board next takes action on any other matter.

Section 3.3            Compensation; Indemnification. Each Investor Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Director is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board.

Section 3.4            Selection of Investor Directors; Committees.

(a)          Each Investor Director’s service as a member of the Board must be reasonably acceptable to the Governance Committee. The parties hereto agree that the persons listed on Exhibit A to this Agreement are qualified for service pursuant to the foregoing sentence. Subject to applicable Law and stock exchange rules, until the Board Designation Expiration Date, each committee of the Board shall include at least one Investor Director, subject to any limitations imposed by Law or stock exchange rules (including with respect to director independence requirements).

(b)           Notwithstanding anything to the contrary herein, the Investor shall not be entitled to designate any Investor Director pursuant to Section 3.1(a) to the Board if the Board or a committee thereof reasonably determines that (i) the election of such Investor Director to the Board would cause the Company to not be in compliance with applicable Law or (ii) such Investor Director has been involved in any of the events that would required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act of 1933 or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company. In any such case described in clauses (i) or (ii) of the immediately preceding sentence, the Investor shall withdraw the designation of such proposed Investor Director, and, subject to the requirements of this Section 3.4(b) be permitted to designate a replacement therefor (which replacement Investor Director will also be subject to the requirements of this Section 3.4(b)). The Company hereby agrees that the Investor Directors listed on Exhibit A to this Agreement would not be prohibited from serving on the Board pursuant to clause (i) of the first sentence of this Section 3.4(b).

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(c)          Subject to Section 3.7, the Board may impose as a condition to an Investor Director serving on the Board that such Investor Director agree to, and be subject to, each Subject Policy. For the avoidance of doubt, no Subject Policy shall modify any of the rights and obligations of the parties to this Agreement, the Registration Rights Agreement between the parties dated as of the date hereof, the Purchase Agreement or any other agreement entered into between the parties in connection with the transactions contemplated by the Purchase Agreement.

Section 3.5            Voting With Respect to Election Meetings. From and after the date of this Agreement, until the Board Designation Expiration Date, Investor, EnCap and the Management Group agree to, EnCap agrees to cause its Controlled Affiliates to, and Investor agrees to cause its Affiliates to (i) cause all voting securities of the Company held by such Persons or over which any such Person otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; (ii) to vote such voting securities Beneficially Owned by such Person or over which such Person otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Governance Committee, (B) against any other nominees and (C) against the removal of any Director (other than an Investor Director) unless the Governance Committee so recommends in favor of such removal (such recommendation not to be made without the approval of a majority of the Non-Affiliated Directors).

Section 3.6            Lock-up. The Investor shall not, without the prior written consent of the Company, during the period commencing on the Closing Date and continuing for one hundred and eighty (180) days after the Closing Date (the “Lock-up Period”), (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Issued Shares, or otherwise transfer or dispose of, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Issued Shares (any such transaction described in clause (a) or (b) above, a “Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 3.6 shall not apply to (i) Transfers involving in the aggregate no more than [__________]1 shares of Common Stock (as appropriately adjusted for any stock split, stock dividend or similar transaction), (ii) Transfers to Permitted Transferees; provided, however, that any such Permitted Transferee must agree in an executed written agreement (a copy of which will be delivered to the Company) for the benefit of the Company to be bound by the terms of this Section 3.6 prior to such Transfer or distribution, as applicable, and that any Permitted Transferee that is an Affiliate of the Investor and does not otherwise qualify as a Permitted Transferee shall also agree that such Person shall Transfer such shares of Common Stock back to the Investor if, during the Lock-Up Period, such Person ceases to be an Affiliate of the Investor, or (iii) any Transfers made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board or a committee thereof. Notwithstanding the foregoing, EnCap shall not be entitled to distribute shares of Common Stock to its limited partners during the Lock-Up Period. In connection with any Transfer to a Permitted Transferee, the Company agrees to not take any action that would cause such Transfer to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law (“Takeover Laws”), and, at the request of the Investor, will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transfer from the Takeover Laws of any state that purport to apply to such transaction.

1 NTD: To be equal to 1/3 of the Issued Shares.

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Section 3.7            Standstill.

(a)          During the period commencing on the date of this Agreement and continuing until the thirty-six (36) month anniversary of the Closing Date (the “Standstill Termination Date”), except for any time during such thirty-six (36) month period during which the Investor Group collectively Beneficially Owns less than ten percent (10%) of the outstanding shares of Common Stock, unless such action shall have been specifically invited in writing by the Board, EnCap shall not and shall cause its Controlled Affiliates (other than Public Portfolio Companies) not to:

(i)                 make any proposal or offer to the Board or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries; provided, however, that nothing in this Section 3.7(a) shall prohibit EnCap or a Controlled Affiliate of EnCap from privately communicating any such proposal or offer to the Company so long as such private communications do not trigger public disclosure obligations of or for any Person (including the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

(ii)              form, join or in any way participate in any Group with any Person with respect to any Common Stock other than forming, joining or in any way participating in a Group solely between or among (i) EnCap and its Affiliates or (ii) EnCap and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement;

(iii)            enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is affirmatively publicly recommended by the Board);

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(iv)             otherwise act with any Person, including by providing financing for another party, to seek to control or influence the management, the Board or the policies of the Company;

(v)               acquire, agree or propose or offer to acquire (including through any hedging or other similar transaction) any Common Stock or securities that are convertible or exchangeable into (or exercisable for) Common Stock, other than as a result of any stock split or stock dividend of voting securities of the Company; provided, however, that these restrictions shall not apply to any acquisition of, or agreement or proposal to acquire, Common Stock of the Company if immediately following any such acquisition or contemplated acquisition EnCap and its Controlled Affiliates collectively Beneficially Own no more than the greater of (i) [●] ([●]) shares of Common Stock (as appropriately adjusted for any stock split, stock dividend or similar transaction) and (ii) [●] percent ([●]%) of the outstanding shares of Common Stock2;

(vi)             call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vii)          publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

(viii)        except as expressly permitted by this Agreement or required under the order of a court of competent jurisdiction, transfer any Common Stock into a voting trust or similar contract or subject any Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Stock, in each case other than (A) to the Company or a person specified by the Company in a proxy card provided to shareholders of the Company by or on behalf of the Company or (B) solely among EnCap and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement; or

(ix)             knowingly facilitate, encourage or assist any third party to do any of the foregoing.

(b)           The Investor and EnCap further agree that they shall not, and shall cause their Controlled Affiliates (other than Public Portfolio Companies) to not, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 3.7 (including this sentence) or do so in any other manner that would require the Company to publicly disclose such request.

(c)            Notwithstanding the foregoing, the parties agree and acknowledge that (i) EnCap and its Controlled Affiliates may vote their shares of Common Stock at any meeting of holders of Common Stock in their sole discretion, (ii) the limitations set forth in this Section 3.7 shall in no way limit the activities of any Investor Director, so long as such activities are undertaken in his or her capacity as a director of the Company, or limit any communication between or among EnCap and its Affiliates or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee, (iii) EnCap and its Affiliates may coordinate any such vote with, act in concert with, and be part of a Group with, any other Affiliate of EnCap or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee, and (iv) nothing in this Section 3.7 shall apply to potential or actual purchases or sales of oil and/or gas assets or interests between EnCap or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand.

2 NTD: Numbers to reflect ownership immediately after the closing of the transactions.

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Section 3.8            Waiver of Corporate Opportunities. It is hereby acknowledged that members of the Investor Group participate in, and own and will own substantial equity interests in other entities (existing and future) that participate in, the energy industry (“Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Any individual who serves as an Investor Director may also serve as an employee, partner, officer, director, or member of the Investor Group or Portfolio Companies and, at any given time, members of the Investor Group or Portfolio Companies may be in direct or indirect competition with the Company and/or its subsidiaries. The Company waives, to the maximum extent permitted by Law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Investor Group or Portfolio Companies or any Investor Director. As a result of such waiver, no member of the Investor Group or Portfolio Companies, nor any Investor Director, shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Company or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Company or any of its subsidiaries; (B) acquiring assets in the same or similar areas of operation and lines of business of the Company; (C) investing in, owning or disposing of any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its subsidiaries (including any member of the Investor Group, a “Competing Person”); (D) developing a business relationship with any Competing Person; or (E) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of clauses (A) through (E)) of whether such activities are in direct or indirect competition with the business or activities of the Company or any of its subsidiaries (the activities described in clauses (A) through (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by Law, the Company hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being notified of or offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any member of the Investor Group or Portfolio Companies or any Investor Director. Nothing in this Section 3.8 shall be construed to limit or waive any right of the Company or any of its Subsidiaries pursuant to any express written agreement between the Company and/or one or more of its Subsidiaries, on the one hand, and any member of the Investor Group, any Portfolio Company, or any of their respective employees, partners, officers, directors or members, on the other hand.

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Section 3.9            Amendment to Organizational Documents. The Company shall not amend, or propose to amend, the Organizational Documents in any manner that is inconsistent with or would nullify or supersede any of the terms of this Agreement or would prevent any party hereto from complying with its obligations hereunder unless such proposed amendment is approved by the Investor.

ARTICLE IV
TERMINATION

Section 4.1            Termination. This Agreement (except with respect to the rights and obligations under Section 3.8 hereof, which shall not be terminable) shall terminate upon the earliest to occur of (a) the last to occur of (i) the Board Designation Expiration Date, (ii) the expiration of the Lock-up Period and (iii) the Standstill Termination Date, (b) the Investor and its Permitted Transferees ceasing to own any shares of Common Stock or (c) the mutual written consent of the parties. Notwithstanding the foregoing, the rights and obligations provided under Section 5.10 shall terminate upon the one-year anniversary of the Board Designation Expiration Date.

ARTICLE V
MISCELLANEOUS

Section 5.1            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day and the receiving party affirmatively acknowledges receipt, otherwise, on the next business day.

(a)          If to the Company, to:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attention: Dennis Cameron

E-mail: Dennis.Cameron@wpxenergy.com

(b)          If to the Investor, to:

Felix Investments Holdings II, LLC

1530 16th Street

Suite 500

Denver, Colorado 80202

Attention: Michael Horton

E-mail: MichaelH@felix-energy.com

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(c)          If to EnCap, to:

EnCap Energy Capital Fund X, L.P.

1100 Louisiana Street

Suite 4900

Houston, Texas 77002

Attention: Douglas E. Swanson, Jr.

E-mail: dswanson@encapinvestments.com

Section 5.2            Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.4            Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5            Further Assurances.

(a)           Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

(b)           In the event that the Company or any of its successors or permitted assigns engage in a merger, consolidation, equity security exchange or similar transaction in which the Common Stock is converted into or exchanged for equity securities in another entity, the Company (or such successor or permitted assign) shall cause such other entity to enter into an agreement with the Investor that provides the Investor with rights substantially similar to those provided hereunder.

Section 5.6            Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

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Section 5.7            Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8            Amendments; Waivers.

(a)           No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

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(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.9            Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Investor may assign any of its rights hereunder to any of its Affiliates to the extent such Affiliate is Transferred Common Stock not in violation of the terms of this Agreement and provided any such Affiliate execute a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 5.10        Confidentiality. Each of the Investor and EnCap shall hold, and cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, auditors, attorneys, financial advisors, financing sources and other consultants and advisors (“Representatives”) to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company or any of its subsidiaries furnished to it or the Investor Directors by or on behalf of the Company or any of its subsidiaries (except to the extent that such information can be shown by the party receiving such Information to have been (a) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) in the public domain through no violation of this Section 5.10 by such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and no such party shall release or disclose such Information to any other person, except its Representatives (excluding, for the avoidance of doubt, any Portfolio Company, unless such Portfolio Company enters into a joinder agreement with the Company), or use such Information other than in connection with evaluating and taking actions with respect to such Person’s ownership interest in the Company. The Company acknowledges and agrees that the Investor and EnCap may, in the ordinary course of their respective businesses, evaluate investments in the energy industry and that they are actively seeking to invest in energy related projects in a variety of areas, including the provision of fresh water and disposal of produced water in connection with oil and gas exploration and development operations. The Company understands that the Investor, EnCap and the Investor Directors will retain certain mental impressions of Information, which are indistinguishable from generalized industry knowledge. Accordingly, the Company agrees that, subject to the terms of this Agreement, the Investor, EnCap and the Investor Directors are not precluded from pursuing investments solely because of such retained mental impressions. Notwithstanding any provision of this Agreement to the contrary, no provision of this Agreement shall apply to any action taken independently by any Portfolio Company so long as the Investor or EnCap has not provided such Portfolio Company with any Information. For purposes of clarification, no such Portfolio Company shall be deemed to have been provided with Information solely as a result of the Investor, EnCap, any Investor Director or any Representative (whether such Person has been provided with or has knowledge of Information) serving on the board of such Portfolio Company (provided that such board member does not use Information in connection with the business of such Portfolio Company).

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WPX Energy, Inc.

By:
Name:
Title:

Felix Investments Holdings II, LLC

By:
Name:
Title:

Signature Page to Stockholders' Agreement

Accepted and acknowledged, solely for purposes of Section 2.1, Section 3.5, Section 3.7 and Section 5.10 in this Agreement:

EnCap Energy Capital Fund X, L.P.

By:	EnCap Equity Fund X GP, L.P.,
General Partner of EnCap Energy
Capital Fund X, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund
X GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments
L.P.

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

Accepted and acknowledged, solely for purposes of Section 3.5 in this Agreement:

Name: Skye Callantine

Name: Michael Horton

Signature Page to Stockholders’ Agreement

EXHIBIT A

INITIAL INVESTOR DIRECTORS

1.	D. Martin Phillips; and

2.	Douglas E. Swanson, Jr.

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Exhibit H

Form of Transition Services Agreement

(see attached)

Schedule A

Hedge Parameters

(intentionally omitted)

Schedule 6.19

Termination of Intercompany Agreements

(intentionally omitted)